SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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ASHLAND GLOBAL HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Ashland Global Holdings Inc.
50 E. RiverCenter Blvd. Covington, KY 41011

December 7, 2016

Dear Ashland Global Holdings Inc. Stockholder:

On behalf of your Board of Directors and management, I am pleased to invite you to the 2017 Annual Meeting of Stockholders of Ashland Global Holdings Inc. The meeting will be held on Thursday, January 26, 2017, at 10:30 a.m. (EST), at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, KY 41011.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting. We have elected, where possible, to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet reduces the environmental impact of our Annual Meeting without limiting our stockholders’ access to important information about Ashland.

Whether or not you plan to attend the meeting, we encourage you to vote promptly.

We appreciate your continued confidence in Ashland and look forward to seeing you at the meeting.

Sincerely,

William A. Wulfsohn Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

Ashland Global Holdings Inc., a Delaware corporation, will hold its Annual Meeting of Stockholders on Thursday, January 26, 2017, at 10:30 a.m. (EST) at the following location and for the purposes listed below:

Where:	Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, KY 41011

Items of Business:

(1)      To elect nine directors: Brendan M. Cummins, William G. Dempsey, Jay V. Ihlenfeld, Barry W. Perry, Mark C. Rohr, George A. Schaefer, Jr., Janice J. Teal, Michael J. Ward and William A. Wulfsohn to the Board of Directors to serve for a one-year term and until their successors are duly elected and qualified;

(2) To ratify the appointment of Ernst & Young LLP as independent registered public accountants for fiscal 2017;

(3)      To vote upon a non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion;

(4) To determine whether the stockholder vote to approve the compensation of the named executive officers should occur every one, two or three years; and

(5) To consider any other business properly brought before the Annual Meeting.

Who Can Vote:	Only stockholders of record at the close of business on December 5, 2016 are entitled to vote at the Annual Meeting or any adjournment of that meeting.

You can vote in one of several ways:

Visit the website listed on your proxy card or Notice to vote VIA THE INTERNET
Call the telephone number specified on your proxy card or the website listed on your Notice to vote BY TELEPHONE
If you received paper copies of your proxy materials in the mail, sign, date and return your proxy card in the enclosed envelope to vote BY MAIL
Attend the meeting to vote IN PERSON

If you are a participant in the Ashland Employee Savings Plan (the “Employee Savings Plan”), the Leveraged Employee Stock Ownership Plan (the “LESOP”), the Ashland Employee Union Savings Plan (the “Union Plan”) or the International Specialty Products Inc. 401(k) Plan (the “ISP Plan”), your vote will constitute voting instructions to Fidelity Management Trust Company, who serves as trustee of all four of these plans (the “Trustee”), for the shares held in your account.

If you are a participant in the Employee Savings Plan, the LESOP, the Union Plan or the ISP Plan, then our proxy tabulator, Corporate Election Services or its agent, must receive all voting instructions, whether given by telephone, over the Internet or by mail, before 6:00 a.m. (EST) on Tuesday, January 24, 2017.

By Order of the Board of Directors,

PETER J. GANZ
Senior Vice President, General Counsel and Secretary

Covington, Kentucky

December 7, 2016

PROXY STATEMENT

ASHLAND GLOBAL HOLDINGS INC.

Annual Meeting on January 26, 2017

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What matters will be voted on at the Annual Meeting?

A:	(1)

Election of nine directors: Brendan M. Cummins, William G. Dempsey, Jay V. Ihlenfeld, Barry W. Perry, Mark C. Rohr, George A. Schaefer, Jr., Janice J. Teal, Michael J. Ward and William A. Wulfsohn to the Board of Directors to serve for a one-year term and until their successors are duly elected and qualified;

	(2)	Ratification of Ernst & Young LLP (“EY”) as Ashland’s independent registered public accountants for fiscal 2017;

	(3)

A non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion; and

	(4)	A non-binding advisory proposal to approve the frequency of the stockholder vote on compensation of the named executive officers.

Q:	Who may vote at the Annual Meeting?

A:

Stockholders of Ashland Global Holdings Inc. (“Ashland” or the “Company”) at the close of business on December 5, 2016 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, there were 62,213,264 shares of Ashland Common Stock outstanding. Each share of Ashland Common Stock is entitled to one vote.

Q:	Who can attend the Annual Meeting?

A:

All Ashland stockholders on the Record Date are invited to attend the Annual Meeting, although seating is limited. If your shares are held in the name of a broker, bank or other nominee, you will need to bring a proxy or letter from that nominee that confirms you are the beneficial owner of those shares.

Q:	Why did I receive the Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

A:

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this Notice of Annual Meeting of Stockholders and Proxy Statement, together with our 2016 Annual Report, by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they have specifically requested them. Instead, a Notice of Internet Availability of Proxy Materials (“Notice”) will be mailed to stockholders starting on or around December 7, 2016.

Q:	How do I access the proxy materials?

A:

The Notice will provide you with instructions regarding how to view Ashland’s proxy materials for the Annual Meeting and the 2016 Annual Report on the Internet. The Notice also instructs you on how you may submit your vote. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

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Q:	What shares are included on the proxy card?

A:

Your proxy card represents all shares of Ashland Common Stock that are registered in your name and any shares you hold in the Employee Savings Plan, the LESOP, the Union Plan or the ISP Plan. Additionally, your proxy card includes shares you hold in the dividend reinvestment plan (the “DRP”) administered by Wells Fargo Bank, National Association (“Wells Fargo”) for investors in Ashland Common Stock. If your shares are held through a broker, bank or other nominee, you will receive either a voting instruction form or a proxy card from the broker, bank or other nominee instructing you on how to vote your shares.

Q:	How do I vote if I am a registered holder or I own shares through a broker, bank or other nominee?

A:

If you are a registered stockholder as of the Record Date, you can vote (i) by attending the Annual Meeting, (ii) by following the instructions on the Notice or proxy card for voting by telephone or Internet or (iii) by signing, dating and mailing in your proxy card. If you hold shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

All shares represented by validly executed proxies will be voted at the Annual Meeting, and such shares will be voted in accordance with the instructions provided. If no voting specification is made on your returned proxy card, William A. Wulfsohn or Peter J. Ganz, as individuals named on the proxy card, will vote (i) FOR the election of the nine director nominees, (ii) FOR the ratification of EY, (iii) FOR the non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion and (iv) for holding a non-binding advisory vote on the compensation of the named executive officers EVERY YEAR.

Q:	How do I vote my shares in the DRP?

A:	Shares of Ashland Common Stock credited to your account in the DRP will be voted by Wells Fargo, the plan sponsor and administrator, in accordance with your voting instructions.

Q:	How will the Trustee of the Employee Savings Plan, the LESOP, the Union Plan and the ISP Plan vote?

A:

Each participant in the Employee Savings Plan, the LESOP, the Union Plan or the ISP Plan will instruct the Trustee on how to vote the shares of Ashland Common Stock credited to the participant’s account in each plan. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to participants’ accounts for which voting instructions are not timely received by the Trustee. These shares are collectively referred to as non-directed shares. Each participant who gives the Trustee such an instruction acts as a named fiduciary for the applicable plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Your vote must be received by our proxy tabulator, Corporate Election Services (“CES”), before 6:00 a.m. (EST) on Tuesday, January 24, 2017.

Q:	Can a plan participant vote the non-directed shares differently from shares credited to his or her account?

A:

Yes, provided that you are a participant in the Employee Savings Plan or the LESOP. Any participant in the Employee Savings Plan or the LESOP who wishes to vote the non-directed shares differently from the shares credited to his or her account or who wishes not

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to vote the non-directed shares at all may do so by requesting a separate voting instruction card from CES at Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230. Participants in the Union Plan and the ISP Plan, however, cannot direct that the non-directed shares be voted differently from the shares in their accounts.

Q:	Can I change my vote once I vote by mail, by telephone or over the Internet?

A:

Yes. You have the right to change or revoke your proxy (1) at any time before the Annual Meeting by (a) notifying Ashland’s Secretary in writing, (b) returning a later dated proxy card or (c) entering a later dated telephone or Internet vote; or (2) by voting in person at the Annual Meeting. However, any changes or revocations of voting instructions to the Trustee of the Employee Savings Plan, the LESOP, the Union Plan or the ISP Plan must be received by our proxy tabulator, CES, before 6:00 a.m. (EST) on Tuesday, January 24, 2017.

Q:	Who will count the vote?

A:	Representatives of CES will tabulate the votes and will act as the inspector of election.

Q:	Is my vote confidential?

A:	Yes. Your vote is confidential.

Q:	What constitutes a quorum?

A:

As of the Record Date, 62,213,264 shares of Ashland Common Stock were outstanding and entitled to vote. A majority of the shares issued and outstanding and entitled to be voted thereat must be present in person or by proxy to constitute a quorum to transact business at the Annual Meeting. If you vote in person, by telephone, over the Internet or by returning a properly executed proxy card, you will be considered a part of that quorum. Abstentions and broker non-votes (i.e., when a broker does not have authority to vote on a specific issue) will be treated as present for the purpose of determining a quorum but as unvoted shares for the purpose of determining the approval of any matter submitted to the stockholders for a vote.

Q:	What vote is required for approval of each matter to be considered at the Annual Meeting?

A:	(1)

Election of directors—Under Article V of Ashland’s Amended and Restated Certificate of Incorporation (“Certificate”), the affirmative vote of a majority of votes cast with respect to each director nominee is required for the nominee to be elected. A majority of votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee.

(2)	Ratification of independent registered public accountants—The appointment of EY will be deemed ratified if votes cast in its favor exceed votes cast against it.

(3)

Non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers—The non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, will be approved if the votes cast in its favor exceed the votes cast against it.

(4)

Frequency of the stockholder vote on executive compensation—The non-binding advisory vote regarding the frequency of the stockholder vote to approve the compensation of the named executive officers will be determined by a plurality of the votes cast.

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Q:	How will broker non-votes and abstentions be treated?

A:

Ashland will treat broker non-votes as present to determine whether or not there is a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the matters, if any, for which the broker indicates it does not have discretionary authority. Abstentions will also be treated as present for the purpose of determining quorum but as unvoted shares for the purpose of determining the approval of any matter submitted for a vote. This means that broker non-votes and abstentions will not have any effect on whether a matter proposed at the Annual Meeting passes.

Q:	Where can I find the voting results of the meeting?

A:

We intend to announce preliminary voting results at the Annual Meeting. We will report the final results on a Current Report on Form 8-K filed with the SEC no later than February 1, 2017. You can obtain a copy of the Form 8-K from our website at http://investor.ashland.com, by calling the SEC at 1-800-SEC-0330 for the location of the nearest public reference room or through the SEC’s EDGAR system at http://www.sec.gov.

Important Notice regarding the availability of Proxy Materials for the

Annual Meeting to be held on January 26, 2017.

This Proxy Statement and Ashland’s 2016 Annual Report to Shareholders are available at

www.ashland.com/proxy.

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ASHLAND COMMON STOCK OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to each person known to Ashland to beneficially own more than 5% of the outstanding shares of Ashland Common Stock as of September 30, 2016.

Name and Address of Beneficial Owner	Amount and Nature of Common Stock Beneficial Ownership		Percent of Class of Common Stock*
T. Rowe Price Associates, Inc.	10,287,373	(1)	16.55%
100 East Pratt Street Baltimore, Maryland 21202

BlackRock Inc.	4,936,319	(2)	7.94%
55 East 52nd Street New York, New York 10022

The Vanguard Group	4,765,246	(3)	7.67%
100 Vanguard Blvd. Malvern, Pennsylvania 19355

*	Based on 62,160,273 shares of Ashland Common Stock outstanding as of September 30, 2016.

(1)

Based upon information contained in the Schedule 13G filed by T. Rowe Price Associates, Inc. (“T. Rowe Price”) with the SEC on October 11, 2016, T. Rowe Price beneficially owned 10,287,373 shares of Ashland Common Stock as of September 30, 2016, with sole voting power over 3,327,766 shares, shared voting power over no shares, sole dispositive power over 10,287,373 shares and shared dispositive power over no shares.

(2)

Based upon information contained in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 25, 2016, BlackRock beneficially owned 4,936,319 shares of Ashland Common Stock as of December 31, 2015, with sole voting power over 4,501,357 shares, shared voting power over no shares, sole dispositive power over 4,936,319 shares and shared dispositive power over no shares. BlackRock reported its beneficial ownership on behalf of itself and the following direct and indirect subsidiaries and affiliates: BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management North Asia Limited; BlackRock Asset Management Schweiz AG; BlackRock Capital Management; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Fund Managers Ltd; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; BlackRock Japan Co Ltd; and BlackRock Life Limited.

(3)

Based upon information contained in the Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 10, 2016, Vanguard beneficially owned 4,765,246 shares of Ashland Common Stock as of December 31, 2015, with sole voting power over 58,719 shares, shared voting power over 6,200 shares, sole dispositive power over 4,696,827 shares and shared dispositive power over 68,419 shares. Vanguard reported its beneficial ownership on behalf of itself and the following wholly owned subsidiaries: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, LTD.

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ASHLAND COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS OF ASHLAND

The following table shows as of October 31, 2016, the beneficial ownership of Ashland Common Stock and Valvoline Common Stock by each Ashland director and nominee and each Ashland executive officer named in the Summary Compensation Table on page 57 of this proxy statement and the beneficial ownership of Ashland Common Stock and Valvoline Common Stock by the directors and executive officers of Ashland as a group.

Common Stock Ownership

Name of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned	Aggregate Number of Shares of Valvoline Common Stock Beneficially Owned
William A. Wulfsohn	149,263	*	45,500	(2)(4)
J. Kevin Willis	97,626	*	2,500	(1)(2)(3)(4)(6)
Peter J. Ganz	71,291	*	2,000	(2)(3)(4)(6)
Luis Fernandez-Moreno	90,196	*	5,000	(2)(3)(4)(6)
Anne T. Schumann	42,791	*	1,000	(1)(2)(3)(4)(6)
Samuel J. Mitchell, Jr.*	118,201	*	25,000	(1)(2)(3)(4)(6)
Brendan M. Cummins	6,802	*	-	(2)
William G. Dempsey	1,000	*	2,500	(5)
Jay V. Ihlenfeld**	-	*	-
Stephen F. Kirk***	3,527	*	4,937	(2)(5)(7)
Vada O. Manager***	27,045	*	4,937	(2)(5)(7)
Barry W. Perry	28,105	*	25,000	(2)(5)
Mark C. Rohr	30,917	*	20,000	(2)(5)
George A. Schaefer, Jr.	30,841	*	-	(2)(5)
Janice J. Teal	7,855	*	5,000	(2)(5)
Michael J. Ward	66,093	*	-	(2)(5)
All directors and executive officers as a group (18 people)	791,290	1.27%	143,374	(1)(2)(3)(4)(5)(6)

*	In connection with the initial public offering of Valvoline Inc., Mr. Mitchell ceased to be an executive officer of Ashland in September 2016.

**	Mr. Ihlenfeld is a director nominee and does not beneficially own any shares of Ashland Common Stock.

***	Messrs. Kirk and Manager are not seeking re-election and will end their service on Ashland’s Board in January.

As of October 31, 2016, there were 62,174,301 shares of Ashland Common Stock outstanding and 204,529,622 shares of Valvoline Common Stock outstanding. None of the listed individuals owned more than 1% of Ashland’s or Valvoline’s Common Stock outstanding as of October 31, 2016. All directors and executive officers as a group owned 791,290 shares of Ashland Common Stock, which equaled 1.27% of the Ashland Common Stock outstanding as of October 31, 2016 and 143,374 shares of Valvoline Common Stock, which equaled .07% of Valvoline Common Stock outstanding as of October 31, 2016. Shares deemed to be beneficially owned are included in the number of shares of common stock outstanding on October 31, 2016, for computing the percentage ownership of the applicable person and the group, but shares are not deemed to be outstanding for computing the percentage ownership of any other person.

(1)

Includes shares of Ashland Common Stock held under the Employee Savings Plan and/or the LESOP by executive officers: as to Mr. Willis, 16,533 shares; as to Ms. Schumann, 1,301 shares; as to Mr. Mitchell, 1,913 shares; and as to all executive officers as a group, 20,667 shares. Participants can vote the Employee Savings Plan and the LESOP shares.

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(2)

Includes grants of restricted stock units to executive officers that vest within 60 days of October 31, 2016, and common stock units and/or restricted stock units (share equivalents) held by executive officers in the Ashland Common Stock Fund under Ashland’s non-qualified deferred compensation plans for employees (the “Employees’ Deferral Plan”) or by directors under the non-qualified deferred compensation plans for non-employee directors (the “Directors’ Deferral Plan”): as to Mr. Wulfsohn, 3,649 units; as to Mr. Willis, 16,004 units; as to Mr. Ganz, 622 units; as to Mr. Fernandez-Moreno, 639 units; as to Ms. Schumann, 283 units; as to Mr. Mitchell, 35,023 units; as to Mr. Kirk 2,069 units; as to Mr. Manager, 24,593 units; as to Mr. Perry, 27,105 units; as to Mr. Rohr, 24,917 units; as to Mr. Schaefer, 27,105 units; as to Dr. Teal, 6,855 units; as to Mr. Ward, 65,093 units; and as to all directors and executive officers as a group, 234,726 units. Mr. Cummins, as a non-U.S. resident, is not eligible to defer U.S.-based compensation and therefore holds 6,802 restricted stock units directly and not through the Directors’ Deferral Plan.

(3)

Includes shares of Ashland Common Stock with respect to which the executive officers have the right to acquire beneficial ownership within 60 calendar days after October 31, 2016, through the exercise of stock appreciation rights (“SARs”): as to Mr. Willis, 4,913 shares; as to Mr. Ganz, 8,857 shares; as to Mr. Fernandez-Moreno, 2,378 shares; as to Ms. Schumann, 3,003 shares; as to Mr. Mitchell, 20,398 shares; and as to all directors and executive officers as a group, 42,702 shares through SARs. All SARs included in this table are reported on a net basis based on the closing price for Ashland Common Stock as reported on the New York Stock Exchange (“NYSE”) Composite Tape on October 31, 2016. All SARs are stock settled and are not issued in tandem with an option.

(4)

Includes restricted shares of Ashland Common Stock: as to Mr. Wulfsohn, 32,837 shares and 95,963 performance based restricted shares; as to Mr. Willis, 11,076 shares and 40,337 performance based restricted shares; as to Mr. Ganz, 9,565 shares and 34,547 performance based restricted shares; as to Mr. Fernandez-Moreno, 40,686 shares and 35,465 performance based restricted shares; as to Ms. Schumann 5,991 shares and 25,250 performance based restricted shares; as to Mr. Mitchell, 9,689 shares and 31,947 performance based restricted shares; and as to all executive officers as a group, 110,974 shares and 263,509 performance based restricted shares.

(5)

Includes 1,000 restricted shares of Ashland Common Stock for each of the non-employee directors, except for Mr. Cummins who received 1,000 restricted stock units in lieu of 1,000 restricted shares (discussed in footnote 2 above).

(6)

Includes shares of Ashland Common Stock with respect to which the executive officers have the right to acquire beneficial ownership within 60 calendar days after October 31, 2016, from the vesting of the 2014-2016 Long Term Incentive Performance Plan shares: as to Mr. Willis, 8,532 shares; as to Mr. Ganz, 4,740 shares; as to Mr. Fernandez-Moreno, 4,029 shares; as to Ms. Schumann, 2,133 shares; as to Mr. Mitchell, 3,911 shares; and as to all executive officers as a group, 26,071 shares.

(7)	Includes 4,937 restricted shares of Valvoline Common Stock.

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PROPOSAL ONE – ELECTION OF DIRECTORS

FOR A ONE-YEAR TERM

BOARD OF DIRECTORS

The nine individuals nominated for election as directors at the 2017 Annual Meeting are Brendan M. Cummins, William G. Dempsey, Jay V. Ihlenfeld, Barry W. Perry, Mark C. Rohr, George A. Schaefer, Jr., Janice J. Teal, Michael J. Ward and William A. Wulfsohn. All nominees are incumbent directors, other than Mr. Ihlenfeld who is being nominated as a Director and would join the Board in January if approved. The nominees will be elected to serve a one-year term until the 2018 Annual Meeting and will hold office until their successors are elected and qualified. The Governance and Nominating Committee (“G&N Committee”) has confirmed that all nine nominees will be available to serve as directors upon election and recommends that stockholders vote for them at the Annual Meeting. During fiscal 2016, the G&N Committee engaged Russell Reynolds Associates, an independent executive and director search firm, to assist it in identifying and recruiting suitable director candidates. As a result of that engagement, Messrs. Dempsey and Ihlenfeld were suggested to the G&N Committee by Russell Reynolds Associates.

Stephen F. Kirk and Vada O. Manager, whose terms as directors expire in 2017, are not seeking re-election and will retire from Ashland’s Board at the 2017 Annual Meeting in January. Messrs. Kirk and Manager joined the Board of Valvoline Inc., Ashland’s majority-owned subsidiary, in connection with its initial public offering in September 2016. In connection with the 2017 Annual Meeting, the Board expects to reduce the number of total directorships to nine.

Under Article V of Ashland’s Certificate, in an uncontested election, the affirmative vote of a majority of votes cast with respect to a director nominee is required for the nominee to be elected. Therefore, the number of votes cast “for” a nominee must exceed those cast “against” a nominee for the nominee to be elected to the Board of Directors. Abstentions will not be counted as votes cast either for or against the nominees.

Pursuant to the Board of Directors’ resignation policy in Ashland’s Corporate Governance Guidelines (published on Ashland’s website (http://investor.ashland.com)), any nominee who is serving as a director at the time of an uncontested election who fails to receive a greater number of votes “for” his or her election than votes “against” his or her election will tender his or her resignation for consideration by Ashland’s Board within ten days following the certification of the stockholder vote. The Board will decide, through a process managed by the G&N Committee, whether to accept the resignation within 90 days following the date of the stockholder meeting. The Company will then promptly disclose the Board’s decision and reasons therefor. As a condition to his or her nomination, each person nominated by the G&N Committee must agree in advance to abide by the policy. All nine director nominees have each agreed to abide by the policy.

If no voting specification is made on a properly returned or voted proxy card, William A. Wulfsohn or Peter J. Ganz (proxies named on the proxy card) will vote FOR the nine nominees named in this proxy statement. Should any of the nominees be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies may vote for a replacement nominee recommended by the Board of Directors, or the Board may reduce the number of directors to be elected at the Annual Meeting. At this time, the Board knows of no reason why any of the nominees would not be able to serve as a director if elected.

The Board of Directors recommends a vote FOR the following directors at the 2017 Annual Meeting: Brendan M. Cummins, William G. Dempsey,
Jay V. Ihlenfeld, Barry W. Perry, Mark C. Rohr, George A. Schaefer, Jr., Janice J. Teal,
Michael J. Ward and William A. Wulfsohn

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DIRECTOR NOMINEES

BRENDAN M. CUMMINS
Principal Occupation: Former Consultant to The Valence Group; Former Chief Executive Officer of Ciba Specialty Chemicals Director Since: 2012 Age: 65

Professional Experience:

Mr. Cummins served as a global strategic advisor to, and on the senior executive panel of, The Valence Group, a specialist mergers and acquisitions firm, from 2010 until May 2012. Prior to that position, Mr. Cummins served with Ciba Specialty Chemicals as Chief Executive Officer from 2007 to 2008 and as Chief Operating Officer from 2005 to 2007. From 1974 to 2005, Mr. Cummins held a variety of international and senior management positions with Ciba.

Education:

Mr. Cummins is an Associate and Fellow of the Institute of Company Accountants, is a Fellow of the Association of International Accountants and received a Diploma in Company Direction from the Institute of Directors in 2010. He also completed a management development program at Harvard in 1989.

Other Company Boards:

Mr. Cummins serves as a board member of Perstorp Group of Sweden and is a member of the Remuneration Committee, and serves on the boards of Tom Murphy Car Sales Ltd in Ireland and Nanoco Ltd based in Manchester UK. He served until February 2014 as a board member of SolarPrint Ltd.

Non-Profit Boards:

Mr. Cummins served as Chairman of The Viking Trust Ltd in Waterford City, Ireland from 2012 until July 2016, and as Chair of the Audit Committee and member of the Planning Committee of Waterford City and County Council until the first quarter of 2016.

Director Qualifications:

As the former Chief Executive Officer of a major chemical company and chemical industry consultant, Mr. Cummins brings significant management and chemical industry experience and knowledge to the Board in the areas of international business operations, accounting and finance, risk oversight, environmental compliance and corporate governance.

Board Committees:

*       Audit

*       Environmental, Health, Safety and Quality

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WILLIAM G. DEMPSEY
Principal Occupation: Former Executive Vice President of Global Pharmaceuticals at Abbott Laboratories Director Since: 2016 Age: 65

Professional Experience:

Mr. Dempsey held various executive positions with Abbott Laboratories from 1982 until 2007, including, Executive Vice President of Global Pharmaceuticals from 2006, Senior Vice President of Pharmaceutical Operations from 2003 and Senior Vice President of International Operations from 1999. He has previously served as Chairman of the International Section of the Pharmaceutical Research and Manufacturers of America (PhRMA) and as Chairman of the Accelerating Access Initiative, a cooperative public-private partnership of UNAIDS, the World Bank, and six research-based pharmaceutical companies.

Education:

Mr. Dempsey holds a Bachelor of Science degree in Accounting from DePaul University.

Public Company Boards:

Mr. Dempsey currently serves as a Director of Hill-Rom since 2014, where he is a member of the Compensation and Management Development Committee, and as Director of Landauer, Inc. since 2008 where he serves on the Governance and Nominating Committee, chairs the Compensation Committee and is the lead independent director. In the past five years, Mr. Dempsey has served on the board of directors of Hospira, Inc.

Non-Profit Boards:

Mr. Dempsey is a member of the Board of Trustees for the Guadalupe Center in Immokalee Florida.

Director Qualifications:

As former Executive Vice President of Global Pharmaceuticals at a public company, Mr. Dempsey brings significant experience within the pharmaceutical industry, as well as knowledge in the areas of finance, accounting, international operations and corporate governance. He also brings significant experience gained from service on the boards of other public companies.

Board Committees:

*       Audit

*       Environmental, Health, Safety and Quality

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JAY V. IHLENFELD
Principal Occupation: Former Senior Vice President of 3M Company Director Since: N/A Age: 65

Professional Experience:

Dr. Ihlenfeld served as the Senior Vice President, Asia Pacific, for 3M Company, a leader in technology and innovation from 2006 until his retirement in 2010. Dr. Ihlenfeld has held various leadership positions during his 33-year career at 3M Company, including Senior Vice President, Research and Development from 2002 to 2006, Vice President of its Performance Materials business and Executive Vice President of its Sumitomo/3M business in Japan.

Education:

Dr. Ihlenfeld holds a Bachelor of Science degree in chemical engineering from Purdue University and a Ph.D. in chemical engineering from the University of Wisconsin.

Public Company Boards:

Dr. Ihlenfeld is a director of Celanese Corporation, where he serves on the Compensation and Management Development Committee and the Environmental, Health, Safety and Public Policy Committee.

Non-Profit Boards:

Dr. Ihlenfeld is a director of the Minnesota Orchestra and serves as a trustee for the Phi Delta Theta Foundation.

Director Qualifications:

As a former Senior Vice President of a global science company, Dr. Ihlenfeld brings significant management and chemical industry experience to the Board, as well as knowledge in the areas of international operations, leadership development and succession, environmental compliance and safety, risk oversight and M&A evaluation. He also brings significant experience gained from service on the board of directors of another public company.

BARRY W. PERRY
Principal Occupation: Former Chairman and Chief Executive Officer of Engelhard Corporation Director Since: 2007 Age: 70 Lead Independent Director

Professional Experience:

Mr. Perry served as Chairman and Chief Executive Officer of Engelhard Corporation from January 2001 to June 2006. Prior to that position, he held various management positions with Engelhard Corporation beginning in 1993. From 1991 to 1993, Mr. Perry was a Group Vice President of Rhone-Poulenc. Prior to joining Rhone-Poulenc, he held a number of executive positions with General Electric Company.

Education:

Mr. Perry holds a Bachelor of Science degree in plastics engineering from the University of Massachusetts.

Public Company Boards:

Mr. Perry is the Lead Director of Arrow Electronics, Inc., where he serves on the Compensation Committee, and a director of Albemarle Corporation, where he serves on the Executive Compensation Committee and chairs the Health, Safety and Environment Committee. Mr. Perry previously served on the Board of Directors of Cookson Group PLC.

Director Qualifications:

As the former Chairman of the Board and Chief Executive Officer of a leading chemical company, Mr. Perry brings significant management and chemical industry experience and knowledge to the Board in the areas of finance, accounting, international business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Board Committees:

*       Personnel and Compensation (Chair)

*       Governance and Nominating

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MARK C. ROHR
Principal Occupation: Chairman and Chief Executive Officer of Celanese Corporation Director Since: 2008 Age: 65

Professional Experience:

Mr. Rohr is Chairman and Chief Executive Officer of Celanese Corporation, a technology and specialty materials company. He has served in these roles since April 2012. Prior to that position, he held several executive positions with Albemarle Corporation, a specialty chemical company, including Executive Chairman of the Board (2011-2012), Chairman of the Board (2008-2011), Chief Executive Officer (2002-2011) and President (2000-2010). Before joining Albemarle, he served with Occidental Chemical Corporation as Senior Vice President, Specialty Chemicals.

Education:

Mr. Rohr holds Bachelor of Science degrees in chemistry and chemical engineering from Mississippi State University.

Public Company Boards:

Within the past five years, Mr. Rohr has served as the Executive Chairman and Chairman of the Board of Albemarle Corporation.

Non-Profit Boards:

Mr. Rohr serves on the Executive Committee of the American Chemistry Council and the Advisory Board of Mississippi State University College of Arts and Sciences. He is the Chair of City Year Dallas, on the board of Commit! and is the campaign chair of United Way Metropolitan Dallas.

Director Qualifications:

As a current Chairman and Chief Executive Officer of a leading technology and specialty materials company and former Chairman of the Board and Chief Executive Officer of a leading chemical company, Mr. Rohr brings significant management and chemical industry experience and knowledge to the Board in the areas of finance, accounting, international business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Board Committees:

*       Audit

*       Environmental, Health, Safety and Quality

GEORGE A. SCHAEFER, JR.
Principal Occupation: Former Chairman and Chief Executive Officer of Fifth Third Bancorp Director Since: 2003 Age: 71

Professional Experience:

Mr. Schaefer served as Chairman of the Board of Directors and Chief Executive Officer of Fifth Third Bancorp and Fifth Third Bank headquartered in Cincinnati, Ohio, until June 2008. Prior to that position, he held several executive positions with Fifth Third Bancorp and Fifth Third Bank, including Chief Executive Officer, President and Chief Operating Officer.

Education:

Mr. Schaefer holds a Bachelor of Science degree from the U.S. Military Academy at West Point and a Masters in Business Administration from Xavier University.

Public Company Boards:

Mr. Schaefer is Lead Director of the Board of Directors of Anthem Inc., where he chairs the Executive Committee and is a member of the Compensation, Governance and Audit committees.

Non-Profit Boards:

Mr. Schaefer is a member of the Board of Trustees of the University of Cincinnati Healthcare System. Mr. Schaefer is also a board member of the UC Healthcare Foundation, the William S. Rowe Foundation and the Charles P. Taft Foundation.

Director Qualifications:

Mr. Schaefer brings significant experience and knowledge to the Board in the areas of finance, accounting, business operations, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Board Committees:

*       Audit (Chair)

*       Personnel and Compensation

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JANICE J. TEAL
Principal Occupation: Former Group Vice President and Chief Scientific Officer for Avon Products Inc. Director Since: 2012 Age: 64

Professional Experience:

Dr. Teal served as the Group Vice President and Chief Scientific Officer for Avon Products Inc., a direct seller of beauty and related products, from January 1999 to May 2010. Prior to that position, Dr. Teal served as Vice President of the Avon Skin Care Laboratories, where she led the bioscience research and skin care teams.

Education:

Dr. Teal holds a doctorate degree and a Master of Science degree in Pharmacology from Emory University Medical School, a Pharmacy Degree from Mercer University and was a Post-Doctoral Fellow at the New York University Medical Center Institute of Environmental Medicine.

Public Company Boards:

From 2003 until 2011, Dr. Teal served on the Board of Directors of Arch Chemicals, Inc., where she served on the Audit Committee and the Corporate Governance Committee.

Director Qualifications:

As former Group Vice President and Chief Scientific Officer of a leading personal care company, Dr. Teal brings significant scientific and personal care industry experience and knowledge to the Board in the areas of research and development, marketing, safety and risk oversight. She also brings significant experience gained from service on the board of directors of another public chemical company.

Board Committees:

*       Environmental, Health, Safety and Quality (Chair)

*       Personnel and Compensation

MICHAEL J. WARD
Principal Occupation: Chairman of the Board and Chief Executive Officer of CSX Corporation Director Since: 2001 Age: 66

Professional Experience:

Mr. Ward is Chairman of the Board and Chief Executive Officer of CSX Corporation, a transportation supplier. Prior to that position, he was President of CSX Transportation, the corporation’s rail unit.

Education:

Mr. Ward holds a Bachelor of Science degree from the University of Maryland and a Masters in Business Administration from the Harvard Business School.

Non-Profit Boards:

Mr. Ward is a Director of the American Coalition for Clean Coal Electricity, City Year and Take Stock in Children. His other affiliations include The Florida Council of 100, The Business Roundtable, the Hubbard House Foundation, Edward Waters College Foundation and Michael Ward and Jennifer Glock Foundation.

Director Qualifications:

As a current Chairman of the Board and Chief Executive Officer of a major transportation company, Mr. Ward brings significant experience and knowledge to the Board in the areas of finance, accounting, business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of another public company.

Board Committees:

*       Governance and Nominating

*       Personnel and Compensation

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WILLIAM A. WULFSOHN
Principal Occupation: Chairman of the Board and Chief Executive Officer of Ashland Global Holdings Inc. Director Since: 2015 Age: 54

Professional Experience:

Mr. Wulfsohn is Ashland’s Chairman of the Board and Chief Executive Officer. Prior to this position, Mr. Wulfsohn served as President and Chief Executive Officer of Carpenter Technology Corporation from July 2010 to December 2014. Mr. Wulfsohn also served as a Director for Carpenter Technology Corporation beginning in April 2009. Prior to joining Carpenter Technology Corporation, Mr. Wulfsohn served as Senior Vice President, Industrial Coatings at PPG Industries. Before joining PPG Industries, Mr. Wulfsohn served as Vice President and General Manager for Honeywell International. Previously, Mr. Wulfsohn worked for Morton International/Rohm & Haas, beginning as a director of marketing and subsequently as Vice President and Business Director. Mr. Wulfsohn began his professional career with McKinsey & Company.

Education:

Mr. Wulfsohn holds a chemical engineering degree from the University of Michigan and a Masters of Business Administration degree from Harvard University.

Public Company Boards:

Mr. Wulfsohn is a director of PolyOne Corporation, where he serves on the Audit and Compensation committees and is the non-executive chairman of Valvoline Inc. Within the past five years, Mr. Wulfsohn also served on the Board of Directors of Carpenter Technology Corporation.

Director Qualifications:

As the Chairman and Chief Executive Officer of Ashland and as the former President and Chief Executive Officer of Carpenter Technology Corporation, a leading specialty materials company, Mr. Wulfsohn brings significant experience and knowledge to the Board in the areas of finance, accounting, business operations, management, manufacturing, safety, environmental compliance, risk oversight and corporate governance. Also, as former Senior Vice President of Industrial Coatings at PPG Industries and an executive at other chemical companies, Mr. Wulfsohn brings considerable specialty chemicals management and manufacturing experience to the Board. He also brings significant experience gained from service on the board of directors of other public companies.

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COMPENSATION OF DIRECTORS

Director Compensation Table

The following table is a summary of compensation information for the fiscal year ended September 30, 2016, for Ashland’s non-employee directors. Mr. Wulfsohn, Chairman of the Board and Chief Executive Officer, receives no compensation as a director of Ashland. Mr. Ihlenfeld is a director nominee and has not received any compensation from Ashland.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
(a)	(b)	(c)	(d)
Brendan M. Cummins	100,000	110,000	210,000

William G. Dempsey*	19,565	177,437	197,002

Roger W. Hale(3)**	85,450	176,510	261,960

Stephen F. Kirk***	100,000	110,000	210,000

Vada O. Manager***	115,000	110,000	225,000

Barry W. Perry	140,000	110,000	250,000

Mark C. Rohr	100,000	110,000	210,000

George A. Schaefer, Jr.	120,000	110,000	230,000

Janice J. Teal	115,000	110,000	225,000

Michael J. Ward	100,000	110,000	210,000

*	Mr. Dempsey joined Ashland’s Board on July 20, 2016.

**	Mr. Hale retired from Ashland’s Board on July 22, 2016.

***	Messrs. Kirk and Manager are not seeking re-election to Ashland’s Board and will end their service in January 2017.

(1)

For fiscal 2016, Messrs. Manager, Perry and Ward and Dr. Teal deferred all or a portion of their fees into the Directors’ Deferral Plan. Mr. Manager deferred $11,500, Mr. Perry deferred $140,000, Dr. Teal deferred $115,000, and Mr. Ward deferred $100,000 in each case, into the Directors’ Deferral Plan.

(2)

The values in column (c) represent the aggregate grant date fair value of restricted stock unit awards granted in fiscal 2016 computed in accordance with FASB ASC Topic 718. These restricted stock unit awards do not require assumptions in computing their grant date fair value under generally accepted accounting principles. The number of restricted stock unit awards received is rounded to the nearest whole share. Other than Mr. Cummins and Mr. Dempsey, each non-employee director received a grant of 1,166 restricted stock units of Ashland Common Stock in the Directors’ Deferral Plan on January 27, 2016. Mr. Cummins received a grant of 1,166 restricted stock units directly on January 27, 2016. The grant date fair value per share of each restricted stock unit was the same as the closing price of $94.32 per share of Ashland Common Stock on the NYSE on January 27, 2016. Mr. Dempsey joined the Board in July and received a pro-rated grant of 450 restricted stock units, with a grant date fair value of $122.37 per share, the closing price of Ashland Common Stock on the NYSE on July 20, 2016, the date of the grant. Upon joining the Board, Mr. Dempsey received 1,000 restricted shares of Ashland Common Stock with a grant date fair value of $122,370, which was based on the closing price of Ashland Common Stock on the date of grant of $122.37.

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(3)

Mr. Hale retired from Ashland’s Board on July 22, 2016. Due to his continued service past the age of retirement in order to assist in the separation of the Valvoline business from Ashland’s specialty chemicals businesses, the Board decided to accelerate a pro-rated portion of his fiscal 2016 restricted stock unit grant in lieu of Mr. Hale forfeiting the entire grant. As such, Mr. Hale received 568 Ashland common stock units in the Directors’ Deferral Plan after the acceleration with an additional incremental fair value of $66,510 using the payment stock price of $117.08 on August 31, 2016 and forfeited the remaining 606 restricted stock units.

The following table identifies the aggregate number of stock awards for each non-employee director outstanding as of September 30, 2016.

Name	Shares of Restricted Ashland Common Stock (#)	Unvested Restricted Stock Units of Ashland Common Stock (1) (#)
Brendan M. Cummins	0	6,802

William G. Dempsey	1,000	451

Roger W. Hale*	0	0

Stephen F. Kirk	1,000	1,178

Vada O. Manager	1,000	1,178

Barry W. Perry	1,000	1,178

Mark C. Rohr	1,000	1,178

George A. Schaefer, Jr.	1,000	1,178

Janice J. Teal	1,000	1,178

Michael J. Ward	1,000	1,178

*

Mr. Hale retired from Ashland’s Board on July 22, 2016 and his 1,000 restricted shares of Ashland Common Stock vested upon his retirement. His restricted stock units were pro-rated and accelerated, as discussed in footnote 3 to the Director Compensation Table.

(1)

Includes credit for reinvested dividends allocated since the grant date for all directors. For all directors other than Mr. Cummins, the restricted stock units vest one year after date of grant or upon the date of the next annual stockholder meeting, if earlier. Mr. Cummins’s restricted stock units vest as described below under “Restricted Shares/Units” of this proxy statement.

Annual Retainer

Ashland’s non-employee director compensation program provides: (a) an annual retainer of $100,000 for each director; (b) an additional annual retainer of $25,000 for the Lead Independent Director; (c) an additional annual retainer of $20,000 for the Chair of the Audit Committee; and (d) an additional annual retainer of $15,000 for other committee chairs.

Non-employee directors may elect to receive part or all of each annual retainer in cash or in shares of Ashland Common Stock. They may also elect to have a part or all of each annual retainer deferred and paid through the Directors’ Deferral Plan. The directors who make an election to defer part or all of any annual retainer may have the deferred amounts held as

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common stock units (share equivalents) in the hypothetical Ashland Common Stock fund or invested under the other available investment options under the plan. The payout of the amounts deferred occurs upon termination of service by a director. Directors may elect to have the payout in a single lump sum or in installments not to exceed 15 years. For amounts deferred before January 1, 2005, upon a “change in control” of Ashland (as defined in the Directors’ Deferral Plan), deferred amounts in the directors’ deferral accounts will be automatically distributed as a lump sum in cash to the director. For amounts deferred on and after January 1, 2005, such amounts will be distributed pursuant to each director’s election and valued at the time of the distribution.

Restricted Shares/Units

Upon election to Ashland’s Board, each new non-employee director (other than Mr. Cummins, who is a non-U.S. resident) received 1,000 restricted shares of Ashland Common Stock. In lieu of 1,000 restricted shares of Ashland Common Stock, Mr. Cummins received 1,000 restricted stock units. The restricted shares and Mr. Cummins’s restricted stock units may not be sold, assigned, transferred or otherwise encumbered until the earliest to occur of: (i) retirement from the Board of Directors; (ii) death or disability of the director; (iii) a 50% change in the beneficial ownership of Ashland; or (iv) voluntary early retirement to enter governmental service. The G&N Committee has discretion to limit a director’s forfeiture of these shares or restricted stock units if the non-employee director leaves Ashland’s Board for reasons other than those listed above.

Each non-employee director (other than Mr. Cummins) also receives an annual award of deferred restricted stock units in the Directors’ Deferral Plan with a grant date value of $110,000 (pro-rated as applicable for less than a full-year of service). The restricted stock units vest one year after date of grant or upon the date of the next annual stockholder meeting, if earlier, and are settled in accordance with each such director’s deferral election. Dividends on restricted stock units are reinvested in additional restricted stock units. Upon a “change in control” of Ashland, the restricted stock units immediately vest. Prior to being awarded restricted stock units, directors can elect to have his or her vested units paid in shares of Ashland Common Stock or in cash after the director terminates from service. In November 2016, Ashland amended its Directors’ Deferral Plan to provide that the annual grant of restricted stock units will vest one year after the date of grant, regardless of an earlier occurring annual stockholder meeting.

Mr. Cummins, as a non-U.S. resident, is not eligible to participate in the Directors’ Deferral Plan. Therefore, he received an annual award of restricted stock units directly, which will vest on the same basis as his restricted stock units described above. His annual award will continue to be granted directly (and not through deferral).

Stock Ownership Guidelines for Directors

The Board of Directors considers Ashland Common Stock ownership by directors to be of utmost importance. The Board believes that such ownership enhances the commitment of directors to Ashland’s future and aligns their interests with those of Ashland’s other stockholders. The Board has therefore established minimum stock ownership guidelines for non-employee directors which require each director to own the lesser of (i) 12,500 shares or units of Ashland Common Stock or (ii) Ashland Common Stock having a value of at least five times his or her base annual cash retainer of $100,000. Each newly elected director has five years from the year elected to reach this ownership level. As of October 31, 2016, all of Ashland’s current non-employee directors had attained the minimum stock ownership levels based on holdings, except for (a) Mr. Kirk, who joined the Board in 2013 and would not have been required to meet the minimum stock ownership guidelines until 2018 and (b) Mr. Dempsey, who joined the Board in 2016 and will not be required to meet the minimum stock ownership guidelines until 2021.

Other Compensation

Messrs. Kirk and Manager joined the Board of Directors of Valvoline Inc., Ashland’s majority-owned subsidiary, in connection with its initial public offering in September 2016. As members of

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the Valvoline Board of Directors, on October 1, 2016, Messrs. Kirk and Manager each received an initial grant of 4,937 restricted shares of Valvoline common stock, which will vest upon the earliest of (i) retirement from the Valvoline Board of Directors; (ii) death or disability of the director; (iii) any removal or involuntary separation of the director from the Valvoline Board following a change in control; or (iv) voluntary early retirement to enter governmental service. Additionally, they each received a pro-rated portion of their annual Valvoline restricted stock unit grant equal to 1,561 Valvoline restricted stock units, which will vest one year after the date of grant and will be settled in accordance with each such director’s deferral election.

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CORPORATE GOVERNANCE

Governance Principles

Ashland is committed to adhering to sound corporate governance practices. The documents described below are published on Ashland’s website (http://investor.ashland.com). These documents are also available in print at no cost to any stockholder who requests them. Among the corporate governance practices followed by Ashland are the following:

•

Ashland has adopted Corporate Governance Guidelines. These guidelines provide the framework for the Board of Directors’ governance of Ashland and include a general description of the Board’s purpose, director qualification standards, retirement and resignation policies and other responsibilities. The Corporate Governance Guidelines require that at least two-thirds of Ashland’s directors be independent, as defined by Ashland’s Director Independence Standards (the “Standards”), which incorporate the independence requirements of the SEC rules and the listing standards of the NYSE.

•

Ashland also requires compliance with its global code of conduct which applies to all of Ashland’s directors and employees, including the principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The global code of conduct promotes honest and ethical conduct, compliance with applicable laws, rules and regulations, prompt reporting of violations of the code and full, fair, accurate, timely and understandable disclosure in reports filed with the SEC. Ashland intends to post any amendments or waivers of the code (to the extent applicable to Ashland’s directors and executive officers) on Ashland’s website or in a Current Report on Form 8-K.

•	Each of Ashland’s Board Committees has adopted a charter defining its respective purposes and responsibilities.

•

Only independent directors, as defined in the Standards, may serve on the Audit Committee, G&N Committee, Personnel and Compensation Committee (the “P&C Committee”) and Environmental, Health, Safety and Quality Committee (the “EHS&Q Committee”) of the Board.

•	The Board, and each Committee of the Board, has the authority to engage independent consultants and advisors.

Board Leadership Structure

Ashland combines the roles of Chairman of the Board and Chief Executive Officer, which is balanced through the appointment of a Lead Independent Director. The Board believes that combining the positions of Chairman and Chief Executive Officer provides clarity of leadership and is in the best interests of Ashland and its stockholders at this time. The Board believes that the use of a Lead Independent Director provides appropriate independent oversight of management. Independent oversight has been further assured by having only one member of management on the Board. The non-management directors regularly meet alone in executive session at Board meetings.

The Lead Independent Director is an independent director selected annually by the G&N Committee. Mr. Perry is currently the Lead Independent Director. In addition to the duties of all Board members, the Lead Independent Director:

•	Coordinates with the Chairman of the Board to determine the appropriate schedule of meetings;

•	Places any item he or she determines is appropriate on the Board’s agenda;

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•

Directs that specific materials be included in Board mailings and works with the G&N Committee, as appropriate, to assess the quality, quantity and timeliness of the flow of information from management to the Board;

•	Directs the retention of consultants and advisors to report directly to the Board;

•	Coordinates with the G&N Committee to oversee compliance with Ashland’s Corporate Governance Guidelines and to recommend appropriate revisions thereto;

•

Coordinates and develops the agenda for, and moderates executive sessions of, the Board’s independent directors and acts as principal liaison between the independent directors and the Chairman of the Board and Chief Executive Officer on sensitive matters; and

•	Works with the G&N Committee to recommend the membership of the various Board Committees and Committee Chairs.

Oversight of Ashland’s Executive Compensation Program

The P&C Committee is responsible for the approval and administration of compensation programs for executive officers and certain other employees of Ashland. The P&C Committee is composed of independent directors (as defined in the Standards). In making compensation decisions, the P&C Committee considers, among other things: Ashland’s compensation philosophy, its financial and operating performance, the individual performance of executives, compensation policies and practices for Ashland employees generally, and practices and executive compensation levels of peer and similarly-sized general industry companies.

The P&C Committee’s primary responsibilities are to:

•	Ensure that the Company’s executive compensation programs are competitive, support organizational objectives and stockholder interests, and emphasize the pay for performance linkage;

•

Review, evaluate and approve on an annual basis, the goals and objectives of the Chief Executive Officer. The P&C Committee annually evaluates the Chief Executive Officer’s performance in light of these established goals and objectives, and based on these evaluations, the P&C Committee sets the Chief Executive Officer’s annual compensation, including base salary, annual incentives and long-term incentives;

•	Review and approve compensation of all key senior executives and certain elected corporate officers; and

•

Approve any employment agreements, consulting arrangements, severance or retirement arrangements, change in control agreements, and/or any special or supplemental benefits or provisions covering any current or former executive officer of Ashland.

For further information about the responsibilities of the P&C Committee, see “Committees and Meetings of the Board of Directors - Personnel and Compensation Committee” on page 27.

The P&C Committee may form and delegate authority to subcommittees with regard to any of the above responsibilities.

In determining and administering the executive compensation programs, the P&C Committee takes into consideration:

•

Recommendations of the Chief Executive Officer and the Chief Human Resources and Communications Officer regarding potential changes to named executive officer compensation based on performance, competitiveness, personnel and organizational changes, regulatory issues, strategic initiatives and other matters;

•	Information provided by the Human Resources function at Ashland; and

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•

Advice of an outside, independent, executive compensation consultant on all aspects of executive compensation, including comparison to the practices and executive compensation levels of peer and general industry companies.

The P&C Committee meets in executive session for a portion of each of its meetings.

Personnel and Compensation Committee Interlocks and Insider Participation

The members of the P&C Committee for fiscal 2016 were Barry W. Perry (Chair), Vada O. Manager, George A. Schaefer, Jr., Janice J. Teal and Michael J. Ward. There were no impermissible interlocks or inside directors on the P&C Committee.

Board’s Role of Risk Oversight

The Board of Directors has oversight responsibility with respect to Ashland’s risk management processes. This includes working with management to determine and assess the Company’s philosophy and strategy towards risk management and mitigation. Management is responsible for the day-to-day management of risk, and they report periodically to the Board and to specific committees on current and emerging risks and the Company’s approach to avoiding and mitigating risk exposure. The Board reviews in detail the Company’s most significant risks and whether management is responding consistently within the Company’s overall risk management and mitigation strategy.

While the Board maintains the ultimate oversight responsibility for risk management, each of the various committees of the Board has been assigned responsibility for risk management oversight of specific areas. In particular, the Audit Committee maintains responsibility for overseeing risks related to Ashland’s financial reporting, audit process, internal controls over financial reporting and disclosure controls and procedures. The Audit Committee also has oversight responsibility related to Ashland’s key financial risks. The EHS&Q Committee assists the Board in fulfilling its oversight responsibility with respect to environmental, health, safety, product compliance and business continuity risks. In setting compensation, the P&C Committee monitors and evaluates the compensation and benefits structure of the Company, including providing guidance on philosophy and policy matters and excessive risk-taking. Finally, the G&N Committee conducts an annual review of nominees to the Board and is charged with developing and recommending to the Board corporate governance principles and policies and Board Committee structure, leadership and membership.

Director Independence and Certain Relationships

The Board of Directors has adopted the Standards to assist in its determination of director independence. To qualify as independent under these Standards, the Board must affirmatively determine that a director has no material relationship with Ashland, other than as a director.

Pursuant to the Standards, Ashland’s Board undertook a review of director independence in November 2016. During this review, the Board considered relationships and transactions between, on the one hand, each director or nominee, any member of his or her immediate family, and his or her affiliates, and on the other hand, Ashland and its subsidiaries and affiliates. As provided for in the Standards, the purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director or nominee is independent.

As a result of the review, Ashland’s Board affirmatively determined that Messrs. Cummins, Dempsey, Hale (until his retirement), Ihlenfeld, Kirk, Manager, Perry, Rohr, Schaefer and Ward and Dr. Teal are each independent of Ashland and its affiliates. Mr. Wulfsohn, Ashland’s Chief Executive Officer, is the only director determined not to be independent of Ashland. In addition, the Board has affirmatively determined that all members of the Audit Committee and P&C Committee are independent under SEC rules and the listing standards of the NYSE.

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In the normal course of business, Ashland had transactions with other corporations where certain directors are executive officers. None of the transactions were material in amount as to Ashland and none were reportable under federal securities laws. Ashland’s Board has concluded that the following relationships between Ashland and the director-affiliated entities are not material pursuant to the Standards, and the G&N Committee has determined that the transactions are not “Related Person Transactions,” as defined in the Related Person Transaction Policy:

Mark C. Rohr, a director of Ashland, is the Chairman and Chief Executive Officer of Celanese Corporation (“Celanese”). During fiscal 2016, Ashland paid Celanese approximately $1.9 million, and Celanese paid Ashland approximately $9.8 million, for certain products and/or services.

Michael J. Ward, a director of Ashland, is the Chairman of the Board and Chief Executive Officer of CSX Corporation (“CSX”). During fiscal 2016, Ashland paid CSX approximately $5.6  million for transportation services. CSX did not purchase any products or services from Ashland.

Related Person Transaction Policy

Federal securities laws require Ashland to describe any transaction since the beginning of the last fiscal year, or any currently proposed transaction, in which Ashland was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. Related persons are directors and executive officers, nominees for director and any immediate family members of directors, executive officers or nominees for director. Ashland is also required to describe its policies and procedures for the review, approval or ratification of any Related Person Transaction.

Pursuant to Ashland’s written Related Person Transaction Policy (the “Policy”), the G&N Committee is responsible for reviewing the material facts of all transactions that could potentially be “transactions with related persons.” The Policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (2) Ashland is a participant, and (3) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). Transactions between Ashland and any firm, corporation or entity in which a related person is an executive officer or general partner, or in which any related persons collectively hold more than 10% of the ownership interests, are also subject to review under the Policy.

Under the Policy, Ashland’s directors and executive officers are required to identify annually and on an as needed basis potential transactions with related persons or their firms that meet the criteria set forth in the Policy, and management is required to forward all such disclosures to the G&N Committee. The G&N Committee reviews each disclosed transaction. The G&N Committee has discretion to approve, disapprove or otherwise act if a transaction is deemed to be a Related Person Transaction subject to the Policy. Only disinterested members of the G&N Committee may participate in the determinations made with regard to a particular transaction. If it is impractical to convene a meeting of the G&N Committee, the Chair of the G&N Committee is authorized to make a determination and promptly report such determination in writing to the other G&N Committee members. All determinations made under the Policy are required to be reported to the full Board of Directors.

Under the Policy and consistent with SEC regulations, certain transactions are not Related Person Transactions, even if such transactions exceed $120,000 in a fiscal year. Those exceptions are:

•	Compensation to a director or executive officer which is or will be disclosed in Ashland’s proxy statement;

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•	Compensation to an executive officer which is approved by the P&C Committee and would have been disclosed in Ashland’s proxy statement if the executive officer was a “named executive officer;”

•

A transaction in which the rates or charges involved are determined by competitive bids, or which involves common, contract carrier or public utility services at rates or charges fixed in conformity with law or governmental authority;

•	A transaction that involves services as a bank depository of funds, transfer agent, registrar, indenture trustee or similar services; and

•	A transaction in which the related person’s interest arises solely from the ownership of Ashland Common Stock and all stockholders receive the same benefit on a pro rata basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s directors and certain executive officers are required to report, within specified due dates, their initial ownership of the Company’s Common Stock and all subsequent acquisitions, dispositions or other transfers of interest in such securities, if and to the extent reportable events occur which require reporting by such due dates. The Company is required to identify in its proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. Based on that review, all of the Company’s directors and all executive officers subject to the reporting requirements satisfied such requirements in full except (1) due to administrative error, a late Form 4 was filed for Janice Teal reflecting an intra-plan transfer into an Ashland Common Stock fund; (2) due to administrative error, a Form 4 was filed one day late for Anne Schumann reflecting the sale of shares of Common Stock pursuant to her 10b5-1 plan; and (3) due to administrative error, a late Form 4 was filed for Brendan Cummins reflecting the acquisition of Restricted Stock Units.

Communication with Directors

The Board of Directors has established a process by which stockholders and other interested parties may communicate with the Board. Persons interested in communicating with the Board, or with a specific member or Committee of the Board, may do so by writing to the Lead Independent Director in care of the General Counsel of Ashland, 50 E. RiverCenter Boulevard, Covington, KY 41011. Communications directed to the Lead Independent Director will be reviewed by the General Counsel and distributed to the Lead Independent Director as well as to other individual directors, as appropriate, depending on the subject matter and facts and circumstances outlined in the correspondence. Communications that are not related to the duties and responsibilities of the Board, or are otherwise inappropriate, will not be forwarded to the Lead Independent Director, although all communications directed to the Board will be available to any director upon request.

Attendance at Annual Meeting

Ashland has a policy and practice of strongly encouraging all directors to attend the Annual Meeting. All of Ashland’s then current directors were present at the Annual Meeting held on January 28, 2016.

Executive Sessions of Directors

The non-employee directors meet in executive session at each regularly scheduled meeting of the Board, and at other times as they may determine appropriate. The Audit and P&C committees of the Board meet in executive session during every regular committee meeting. Other Board committees meet in executive session at the discretion of the committee members.

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Stockholder Recommendations for Directors

The G&N Committee considers director candidates recommended by other directors, employees and stockholders, and is authorized, at its discretion, to engage a professional search firm to identify and suggest director candidates. Written suggestions for director candidates should be sent via registered, certified or express mail to the Secretary of Ashland at 50 E. RiverCenter Boulevard, Covington, KY 41011. Such suggestions should be received no later than September 1, 2017, to be considered by the G&N Committee for inclusion as a director nominee for the 2018 Annual Meeting. Suggestions for director candidates should include all information required by Ashland’s By-laws, and any other relevant information, as to the proposed candidate. The G&N Committee selects each director nominee based on the nominee’s skills, achievements and experience. The G&N Committee will review all director candidates in accordance with its charter and Ashland’s Corporate Governance Guidelines, and it will identify qualified individuals consistent with criteria approved by the Board of Directors. The G&N Committee shall select individuals as director nominees who exhibit the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective in serving the interests of Ashland’s stockholders. Additionally, the G&N Committee shall seek director candidates who exhibit the following personal and professional qualifications: (1) significant experience in either the chemical or consumer marketing industries; (2) product or process innovation experience; (3) international business expertise; (4) diverse experience in policy-making in business, government, education and/or technology, or in areas that are relevant to Ashland’s global business and strategy; (5) an inquisitive and objective nature, practical wisdom and mature judgment; and (6) the ability to work with Ashland’s existing directors and management. Individuals recommended by stockholders in accordance with these procedures will be evaluated by the G&N Committee in the same manner as individuals who are recommended through other means.

Stockholder Nominations of Directors

In order for a stockholder to nominate a director at an annual meeting who is not otherwise nominated by the G&N Committee, Ashland’s By-laws require that the stockholder must give written notice (as specified below) to the Secretary of Ashland not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder to be timely must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. Public disclosure may include a press release or in a public filing with the SEC. The notice must contain the following information:

•	as to each stockholder proposing a nominee and any Stockholder Associated Person (as defined below),
i.	the class or series and number of shares of stock directly or indirectly held of record and beneficially by the stockholder proposing such business or Stockholder Associated Person,
ii.	the date such shares of stock were acquired,
iii.

a description of any agreement, arrangement or understanding, direct or indirect, with respect to such business between or among the stockholder proposing such business, any Stockholder Associated Person or any others (including their names) acting in concert with any of the foregoing,

iv.

a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into, directly or indirectly, as of the date of such stockholder’s notice by, or on behalf of, the stockholder

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proposing such business or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder proposing such business or any Stockholder Associated Person with respect to shares of stock of Ashland (a “Derivative”),

v.

a description in reasonable detail of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which the stockholder proposing such business or Stockholder Associated Person has a right to vote any shares of stock of Ashland,

vi.

any rights to dividends on the stock of Ashland owned beneficially by the stockholder proposing such business or Stockholder Associated Person that are separated or separable from the underlying stock of Ashland,

vii.

any proportionate interest in stock of Ashland or Derivatives held, directly or indirectly, by a general or limited partnership in which the stockholder proposing such business or Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and

viii.

any performance-related fees (other than an asset-based fee) that the stockholder proposing such business or Stockholder Associated Person is entitled to, based on any increase or decrease in the value of stock of Ashland or Derivatives thereof, if any, as of the date of such notice (sections (i) through (viii) above, the “Stockholder Information”);

•

as to each stockholder proposing such business, the name and address of (i) any other beneficial owner of stock of Ashland that are owned by such stockholder and (ii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the stockholder or such beneficial owner (each, a “Stockholder Associated Person”);

•	the name and address of each stockholder proposing such nominee, as they appear on Ashland’s books;

•	the name and address of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record of stock of Ashland entitled to vote in the election of directors and intends to appear in person or by proxy at the meeting;

•

a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder and any Stockholder Associated Person or any of their respective affiliates or associates or other parties with whom they are acting in concert, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder, Stockholder Associated Person or any person acting in concert therewith, were the “registrant” for purposes of such rule and each nominee were a director or executive of such registrant;

•

such other information regarding each nominee proposed by such stockholder and Stockholder Associated Persons as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board and a completed signed questionnaire, representation and agreement required by Section 3.02(c) of the Ashland By-laws;

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•

a representation as to whether such stockholder intends (a) to deliver a proxy statement and form of proxy to holders of at least the percentage of Ashland’s outstanding capital stock required to approve the nomination or (b) otherwise to solicit proxies from stockholders in support of such nomination;

•	a representation that the stockholder shall provide any other information reasonably requested by Ashland; and

•	the executed written consent of each nominee to serve as a director of Ashland if so elected;

The chairman of any meeting of stockholders to elect directors and Ashland’s Board may refuse to acknowledge any nomination that is not made in compliance with the procedure described above or if the stockholder fails to comply with the representations set forth in the notice.

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COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors currently has four committees: Audit Committee; Environmental, Health, Safety and Quality Committee; Governance and Nominating Committee; and Personnel and Compensation Committee. All Committees are composed entirely of independent directors. During fiscal 2016, 11 meetings of the Board were held. Each director attended at least 75% of the total meetings of the Board and the Committees on which he or she served. Overall attendance at Board and Committee meetings was 94%. Listed below are the members of each of the four standing committees as of September 30, 2016***.

Audit	Environmental, Health, Safety and Quality	Governance and Nominating	Personnel and Compensation
Brendan M. Cummins	Brendan M. Cummins	Vada O. Manager *	Vada O. Manager
William G. Dempsey**	William G. Dempsey**	Barry W. Perry	Barry W. Perry *
Stephen F. Kirk	Stephen F. Kirk	Michael J. Ward	George A. Schaefer, Jr.
Vada O. Manager	Mark C. Rohr		Janice J. Teal
Mark C. Rohr	Janice J. Teal *		Michael J. Ward
George A. Schaefer, Jr. *

*	Chair

**	William G. Dempsey joined the Ashland Board on July 20, 2016.

***

Roger W. Hale retired from the Board on July 22, 2016. Prior to his retirement, he served on the Environmental, Health, Safety and Quality and Governance and Nominating committees. Additionally, Messrs. Kirk and Manager are not seeking re-election to Ashland’s Board.

Following are descriptions of the primary responsibilities of each committee and the number of meetings held during fiscal 2016. Each committee’s charter is available on Ashland’s website ( http://investor.ashland.com/governance.cfm ).

Audit Committee	Number of Meetings In Fiscal 2016: 9

Summary of Responsibilities

•	Oversees Ashland’s financial reporting process, including earnings releases and the filing of financial reports.
•	Reviews management’s implementation and maintenance of adequate systems of internal accounting and financial controls (including internal control over financial reporting).
•	Evaluates the independence and performance of the independent auditors, who report directly to the Committee.
•	Selects independent auditors based on qualification and independence and approves audit fees and services performed by independent auditors.
•	Reviews the effectiveness of Ashland’s legal and regulatory compliance programs.
•	Discusses the overall scope and plans for audits with both internal and independent auditors.
•	Reviews and investigates any matters pertaining to the integrity of executive management and oversees compliance by management with laws, regulations and the global code of conduct.
•	Establishes and maintains procedures for handling complaints regarding accounting and auditing matters.
•	Reviews Ashland’s enterprise risk management policies and assessment processes.
•

Evaluates and recommends actions regarding significant financial issues such as capital structure, dividend policy, offerings of corporate securities, major borrowings, credit facilities, derivatives and swaps policies (including entry into swaps in reliance on the

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end-user exception), past audits of capital investments, capital projects, commercial commitments and merger, acquisition and divestiture activities.
•	Oversees funding and investment policy related to employee benefit plans.
•	Reviews performance and operation of internal audit, including the head of internal audit, and reviews adverse audit reports.
•	Reviews the Company’s information and cyber security risks and programs.

Environmental, Health, Safety and Quality Committee	Number of Meetings In Fiscal 2016: 4

Summary of Responsibilities

•

Oversees and reviews Ashland’s environmental, health and safety, quality and compliance policies, programs, practices and audits and any issues, as well as competitors’ activities and industry best practices.

•	Oversees and reviews environmental, health and safety regulatory trends, including Ashland’s overall compliance, remediation and sustainability efforts.
•

Oversees and reviews product safety and quality trends, issues and concerns which affect or could affect the Ashland’s product safety or quality practices, including the Ashland’s overall efforts related to product safety and quality.

•	Oversees, reviews and receives updates on Ashland’s policies regarding environmental, health, safety and quality compliance and business continuity risks.
•	Reports to the Board concerning implementation of environmental, health, safety and quality compliance policies and assists the Board in assuring Ashland’s compliance with those policies.

Governance and Nominating Committee	Number of Meetings In Fiscal 2016: 6

Summary of Responsibilities

•	Recommends nominees for the Board of Directors and its Committees.
•	Reviews suggested potential candidates for the Board.
•	Recommends desirable size and composition of the Board and its Committees.
•	Recommends to the Board programs and procedures relating to director compensation, evaluation, retention and resignation.
•	Reviews corporate governance guidelines, corporate charters and proposed amendments to the Certificate and By-laws of Ashland.
•	Reviews transactions pursuant to the Related Person Transaction Policy.
•	Assists the Board in ensuring the Board’s independence as it exercises its corporate governance and oversight roles.
•	Oversees the evaluation of the Board.
•	Reviews the process for succession planning for the executive management of Ashland.
•	Reviews all Committee charters.
•	Reviews and makes recommendations to address stockholder proposals.
•	Oversees the administration of the equity plans and awards, solely with respect to non-employee directors.

Personnel and Compensation Committee	Number of Meetings In Fiscal 2016: 7

Summary of Responsibilities

•	Ensures Ashland’s executive compensation programs are appropriately competitive, support organizational objectives and stockholder interests and emphasize pay for performance linkage.
•	Evaluates and approves compensation and sets performance criteria for compensation programs with respect to Ashland’s Chief Executive Officer.
•	Evaluates and approves compensation and sets performance criteria for compensation programs for all key senior executives and elected officers.

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•	Oversees the execution of senior management succession plans, including HR-related business continuity plans.
•

Approves any employment agreements, consulting arrangements, severance or retirement arrangements, change in control agreements and/or any other special or supplemental benefits covering any current or former executive officer.

•	Adopts, amends, terminates and performs other design functions for Ashland’s benefit plans.
•	Oversees the implementation and administration of Ashland’s compensation plans.
•	Monitors and evaluates Ashland’s compensation and benefits structure, providing guidance on philosophy, policy matters and excessive risk taking.
•	Oversees regulatory compliance on compensation matters, including Ashland’s policies on structuring compliance programs to preserve tax deductibility.
•	Oversees the preparation of the annual report on executive compensation.
•	Oversees the retention of compensation consultants, independent legal counsel or other advisors and determines independence of the same.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the overall executive compensation policies and practices at Ashland and specifically analyzes the total compensation for the following named executive officers:

•	William A. Wulfsohn, Chairman of the Board and Chief Executive Officer;

•	J. Kevin Willis, Senior Vice President and Chief Financial Officer;

•	Peter J. Ganz, Senior Vice President, General Counsel and Secretary;

•	Luis Fernandez-Moreno, Senior Vice President and President, Chemicals Group;

•	Anne T. Schumann, Vice President and Chief Information and Administrative Services Officer; and

•	Samuel J. Mitchell Jr., Former Senior Vice President and President, Valvoline*.

*

Effective September 23, 2016, in connection with the initial public offering of Valvoline Inc. (“Valvoline”), Mr. Mitchell ceased to be an officer of Ashland and became the Chief Executive Officer of Valvoline.

Executive Summary

Ashland’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Ashland’s strategic direction and achieve short-term and long-term performance goals necessary to create stockholder value. The program seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of the following types of compensation: base pay, short-term incentive compensation awards and long-term incentive equity compensation awards, which are composed primarily of Stock Appreciation Rights (“SARs”), Restricted Stock (“RS”) or Restricted Stock Units (“RSUs”), and Performance Unit awards (“Performance Units”).

Fiscal 2016 Review

Fiscal 2016 was a keystone year for Ashland. With the completion in late September of the initial public offering of approximately 17 percent of Valvoline Inc. (the “initial separation”), Ashland has created two companies that are positioned for success with the flexibility, strategic focus and financial resources to generate revenue and earnings growth.

Earlier in the year, Ashland Specialty Ingredients faced a number of macroeconomic challenges from foreign exchange and the weak demand from reduced oil and gas market activity in North America. Specialty Ingredients’ operating income decreased $2 million to $237 million in 2016 and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) results decreased $51 million to $476 million, primarily as a result of decreased gross profit from lower volume levels and pricing driven by results within the energy market, but it was able to sustain its adjusted EBITDA margins and return to volume growth in the fourth quarter. During 2016, Specialty Ingredients installed several new commercial leaders who have brought a new sense of purpose and discipline to drive improved results. In addition, a number of commercial excellence initiatives were introduced and research and development processes were consolidated under a newly created role of chief technology officer. Ashland Performance Materials reported an operating loss of $118 million in 2016 compared to operating income of $87 million in 2015, and adjusted EBITDA results decreased by $30 million to $116 million, as lower pricing, primarily within Intermediates/Solvents, was only partially offset by lower production costs, resulting in decreased gross profit. The Composites division proved resilient in a low-growth global environment as the

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team focused on controlling costs and drove innovative solutions across their wide range of industries, from automotive light-weighting to enabling the purification of safe drinking water across the globe. Although a decline in butanediol (BDO) prices during the year negatively affected the performance within Intermediates/Solvents, Ashland took action in the fourth quarter to stabilize pricing. Compared to 2015, Valvoline’s operating income increased to $403 million in 2016 compared to $359 million in 2015, and adjusted EBITDA results increased $30 million to $441 million, primarily due to improvements in volume, product mix, and lower raw material costs, specifically relating to the price of base oil, which resulted in increased gross profit.

Ashland’s overall financial performance resulted in a net loss of $28 million compared to net income of $309 million in fiscal 2015. Fiscal 2016 adjusted EBITDA decreased by 4% during 2016 compared to 2015 to $1,074 million compared to $1,119 million in the prior year. See the Appendix for a reconciliation of Ashland’s adjusted EBITDA to net income (loss) and segment adjusted EBITDA to operating income (loss).

Key Executive Compensation Objectives

Ashland aligns executive compensation and stockholder value by providing competitive incentives composed of time-based and performance-based incentives to achieve short-term and long-term performance goals. Indicative of this alignment is the mix of at-risk compensation (annual incentive, SARs, RS/RSUs and Performance Units, excluding any special, one-time grants) for the Chief Executive Officer and the other named executive officers. For the Chief Executive Officer, the proportion of Total Direct Compensation (as defined on page 37), for fiscal 2016 assuming target performance that is at risk equals 84%. Specifically, the Chief Executive Officer’s Total Direct Compensation is allocated as follows: (i) 65% to long-term incentives (SARs, RS/RSUs and Performance Units), (ii) 19% to short-term incentives and (iii) 16% to base salary. For the other named executive officers, the proportion of Total Direct Compensation assuming target performance that is at risk averages 69%. Specifically, average Total Direct Compensation is allocated as follows: (i) 44% to long-term incentive equity compensation, (ii) 25% to short-term incentives and (iii) 31% to base salary. Additional pay mix information is also shown on page 38.

The metrics used in the short-term and long-term performance-based incentives are as follows:

•

Annual Incentive Compensation Plan. The 2016 Annual Incentive Compensation Plan is composed of two financial components, Operating Income and Working Capital Efficiency (as defined on page 41), and a safety modifier. These performance measures are company-wide and/or specific to the business segment to which an executive is assigned. These financial performance measures are structured so that the cash compensation of other plan participants, including the named executive officers, is aligned with key company objectives.

•

Long-Term Incentive Performance Plan (“LTIPP”). The 2016-2018 LTIPP, granted as Performance Units, has two financial performance measures, Return on Investment (“ROI”) and Total Shareholder Return (“TSR”) (as described in more detail on page 45). For eligible executives, including the named executive officers, these performance measures apply at the Ashland level, not at the business segment levels. This provides a strong alignment between long-term executive compensation and stockholder value.

Ashland also has several governance practices in place to align executive compensation with stockholder interests and mitigate risks in its plans. These practices include: stock ownership guidelines, limited perquisites, tally sheets, an anti-hedging policy, an anti-pledging policy and a clawback policy.

The P&C Committee considered the stockholder vote on the non-binding resolution approving Ashland’s executive compensation program voted on at the 2016 Annual Meeting of Shareholders. Although a majority (81.72%) of votes cast approved the compensation program described in the Company’s proxy statement for the 2016 Annual Meeting of Shareholders, the

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P&C Committee carefully examined the compensation structure and philosophy and concluded it was appropriate to continue to apply the same principles in determining the amounts and types of executive compensation for fiscal 2016.

Compensation Decisions for Fiscal 2016

•

Base Pay.    Ashland utilizes merit increase guidelines based on an individual’s performance and market competitive benchmarking to formulate merit increase recommendations. The Chief Executive Officer and all of the named executive officers are subject to the same merit increase guidelines as all other employees. For fiscal 2016, other than Mr. Mitchell, these guidelines provided for increases between 2.0% and 4.5%. In addition to his merit increase of 4.5%, Mr. Mitchell received a subsequent base salary increase of 19.3% in April 2016 in connection with his increased duties and responsibilities related to his upcoming appointment as Chief Executive Officer of Valvoline.

•

Annual Incentive Compensation Plan.    The fiscal 2016 target incentive opportunities for all named executive officers, including the Chief Executive Officer, remained the same as fiscal 2015. The P&C Committee established performance targets for two financial performance measures and the safety modifier at the beginning of the fiscal year. Based on Ashland’s performance in fiscal 2016, the P&C Committee approved incentive compensation payouts at 79.4% (inclusive of a 10% safety modifier) of the target incentive opportunity for Messrs. Wulfsohn, Willis, and Ganz and Ms. Schumann. For Mr. Fernandez-Moreno, the incentive compensation payout was 50.5% (inclusive of a 10% safety modifier) of the target incentive opportunity. For Mr. Mitchell, the incentive compensation payout was 120.0% (inclusive of a 10% safety modifier) of the target incentive opportunity.

•

Long-Term Incentive Performance Plan.    The Performance Units paid under the LTIPP for the performance period of fiscal 2014 through fiscal 2016 was approved by the P&C Committee in November 2016. This LTIPP paid out at a weighted score of 118.5% of Performance Units granted.

•

Long-Term Incentive Equity Program.    For fiscal 2016, the long-term incentive equity grant was composed of SARs, RSUs and Performance Unit awards. The number of SARs granted is determined using a Black-Scholes methodology. The number of RSUs and Performance Unit awards granted is determined by using the average closing stock price for the 20 business days ending on September 30 of the prior fiscal year. For the Chief Executive Officer and other named executive officers, total long-term incentive equity grant date target values have an allocation of 25% to SARs, 25% to RSUs and 50% to Performance Units.

•

Executive Performance Incentive and Retention Program. In fiscal 2016, in connection with the adoption of the new change in control agreements and in consideration of the decision to separate Ashland and its Valvoline business into two independent, publicly traded companies, the P&C Committee approved special grants of performance-based restricted shares to certain executives, including the named executive officers, pursuant to an Executive Performance Incentive and Retention Program under the Amended and Restated 2015 Ashland Global Holdings Inc. Incentive Plan (the “2015 Incentive Plan”). The philosophy behind these grants was to provide additional incentive to employees, including the named executive officers to remain with Ashland in the critical period up to the final separation of Ashland and Valvoline into two independent, publicly traded companies (the “final separation”), and by Ashland or Valvoline following the final separation, and to provide increased alignment between executives and stockholders by providing equity-based compensation that vests based on both relative TSR and the participant’s continued service. These grants also require the completion of the final separation in order to vest

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and therefore motivate participants to successfully position both Ashland and Valvoline as two independent publicly traded companies.

Principles and Objectives of Ashland’s Executive Compensation Program

Ashland’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Ashland’s strategic direction and achieve short-term and long-term performance goals necessary to create stockholder value. The program is designed to reward the individual executive’s contribution and the performance of Ashland. The core principles of Ashland’s approach to executive compensation design and evaluation are as follows:

•

Programs should create alignment between the interests of the executives and the stockholders by providing compensation opportunities for executives that are linked to building long-term stockholder value through the achievement of the financial and strategic objectives of Ashland.

•	Programs should provide competitive, market-driven compensation to attract and retain executive talent for the long-term.

•

Compensation should generally be targeted at the median of the market when compared to the compensation of individuals in similar-sized organizations in the chemical industry as well as in the general industry.

•	The concept of opportunity is important. Individuals should have the opportunity to do well when Ashland does well and total compensation should vary in relation to the Company’s performance.

•

There should be a balance between fixed and variable compensation, with variable compensation constituting a larger portion of an executive’s total compensation the more senior the executive. The targeted pay mix for an executive should also be aligned with market competitive practices.

•	Programs should promote ownership of Ashland stock to further align the interests of management and stockholders.

•	Incentive compensation should not promote unreasonable or excessive risk taking that could threaten the short or long-term value of Ashland.

The P&C Committee is responsible for the approval and administration of compensation programs for executive officers and certain other employees of Ashland. The P&C Committee frequently reviews Ashland’s compensation practices, and its decisions take into consideration, among other things, Ashland’s compensation philosophy, its financial and operating performance, individual performance, practices and compensation levels of peer companies and the voting guidelines of certain proxy advisory firms and stockholders. See “Oversight of Ashland’s Executive Compensation Program” on page 20 for a more detailed discussion of the P&C Committee’s role in the executive compensation process.

Management also plays an important role in the process of setting compensation for executives, other than the Chief Executive Officer. The Chief Executive Officer (and in certain instances the other members of the Executive Committee), in consultation with the P&C Committee’s independent executive compensation consultant and the Chief Human Resources and Communications Officer, develops compensation recommendations for the P&C Committee’s consideration including:

•	Business performance targets and objectives that are tied to Ashland’s annual and long-term incentive equity plans;

•	Plan design changes based on competitive analysis of executive pay practices;

•	Individual performance evaluations;

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•	Recommendation of base salary and target bonus opportunities;

•	The mix of RSUs, SARs and Performance Units granted;

•	Recommendation of adjustments to the reported financial results for purposes of determining annual and long-term incentive equity payments; and

•	Recommendation of special performance-based retention programs for executives, as needed.

The Chief Executive Officer takes various factors into consideration when making individual compensation recommendations including: the relative importance of the executive’s position within the organization; the individual tenure and experience of the executive; and the executive’s individual performance and contributions to Ashland’s financial and operating results.

In fiscal 2016, in connection with the adoption of the new change in control agreements and the announcement of the anticipated separation of the Valvoline business from Ashland’s specialty ingredients businesses, the P&C Committee approved special performance-based restricted share grants. The philosophy behind these grants was to provide an additional incentive to employees, including the named executive officers to remain employed by Ashland in the critical period up to the final separation, and by Ashland or Valvoline following the final separation, and to provide increased alignment between executives and stockholders by providing equity-based compensation that vests based on both relative TSR and the participant’s continued service. These grants also require the completion of the final separation in order to vest and therefore motivate participants to successfully position both Ashland and Valvoline as independent publicly-traded companies.

Independent Executive Compensation Consultant’s Role

The P&C Committee directly engages Deloitte Consulting LLP (“Deloitte” or the “compensation consultant”) to serve as the outside advisor on executive compensation matters and to review Ashland’s executive compensation program. The assessment consists of reviews of:

•	The competitiveness of compensation provided to Ashland’s key executives;

•	Ashland’s benchmark group for pay and performance comparisons;

•	Ashland’s executive stock ownership guidelines;

•	Ashland’s executive change in control agreements for key executives;

•	Ashland’s incentive compensation programs for risk;

•	The degree of difficulty of the performance targets under the incentive compensation plan; and

•	The alignment of pay for performance by analyzing the targets to actual compensation.

Deloitte’s engagement includes the following ongoing work on behalf of the P&C Committee: review of competitive pay practices for outside board members; as needed, reviews of other components of Ashland’s compensation programs including: benefits, perquisites, deferred compensation plans, severance policies and change in control provisions; updates regarding trends in executive and outside board compensation practices; and updates regarding changes in regulatory and legislative developments. On January 27, 2016, the P&C Committee approved the engagement of Deloitte to serve as an outside advisor on the design of compensation programs for Ashland and Valvoline in connection with the separation of Ashland into two independent, publicly traded companies, which increased the fees paid to Deloitte in fiscal 2016. Deloitte’s aggregate fees for executive and director compensation services in fiscal 2016 were $876,000.

In addition to the compensation services provided by Deloitte to the P&C Committee, Deloitte affiliates provided certain services to Ashland at the request of management consisting of (i) tax services and other tax-related services, including those related to the separation; (ii) auditing

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services; and (iii) assistance with preparation of the executive compensation tables for the registration statement of the initial public offering of Valvoline Inc. Ashland paid $10.6 million to Deloitte in fiscal 2016 for these other services. The P&C Committee believes that, given the nature and scope of these projects, these additional services did not raise a conflict of interest and did not impair Deloitte’s ability to provide independent advice to the P&C Committee concerning executive compensation matters. In making this determination, the P&C Committee considered, among other things, the following factors: (i) the types of non-compensation services provided by Deloitte, (ii) the amount of fees for such non-compensation services, noting in particular that such fees are negligible when considered in the context of Deloitte’s total revenues for the period, (iii) Deloitte’s policies and procedures concerning conflicts of interest, (iv) Deloitte representatives who advise the P&C Committee did not provide any of the non-compensation related services to Ashland, (v) there are no other business or personal relationships between Ashland management or members of the P&C Committee, on the one hand, and any Deloitte representatives who provide compensation services to Ashland, on the other hand, and (vi) neither Deloitte nor any of the Deloitte representatives who provide compensation services to Ashland own any common stock or other securities of Ashland.

Factors Considered in Determining Executive Compensation

Competitive Benchmarking

The P&C Committee annually reviews competitive compensation information in order to evaluate if executive pay levels are market competitive and consistent with the Company’s stated compensation philosophy. Competitive compensation information is composed of both industry-specific and general industry company data because Ashland competes for executive talent among a broad array of companies, both within and outside of the chemical industry. The competitive data is size-adjusted based on revenues and a statistical regression analysis that is consistent with the corporate or business segment responsibilities for each executive. The general industry and industry-specific data are weighted equally in developing the competitive market data for each position. The competitive pay data has been gathered from the Towers Watson 2015 CDB General Industry Executive Compensation Survey. The industry specific companies that participated in the survey, which had revenues ranging from $1.0 billion to $10.0 billion in calendar year 2015, are set forth below:

•	Agrium Inc.
•	Air Products and Chemicals, Inc.
•	Americas Styrenics LLC
•	Axiall Corporation
•	Cabot Corporation
•	CF Industries Holdings, Inc.
•	Chemtura Corporation
•	Dow Corning Corporation
•	Eastman Chemical Company
•	Ecolab Inc.
•	EMD Millipore
•	Hexion Inc.
•	International Flavors & Fragrances Inc.
•	The Mosaic Company
•	PolyOne Corporation
•	Potash Corporation of Saskatchewan Inc.
•	Praxair, Inc.
•	Univar Inc.

Individual Performance Evaluation: Chief Executive Officer

The P&C Committee evaluates Mr. Wulfsohn’s performance based on Ashland’s financial performance and the accomplishment of Ashland’s short-term and long-term strategic objectives. Mr. Wulfsohn reviews the status of performance against objectives with the Board periodically through the fiscal year, with a formal final annual review of his performance against objectives. Mr. Wulfsohn’s individual performance against objectives is used for compensation purposes by the P&C Committee primarily in consideration of a merit adjusted, base salary increase.

Individual performance goals for Mr. Wulfsohn in fiscal 2016 included the following:

•	Drive safe, compliant, responsible operations;

•	Achieve operating plan targets;

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•	Position the Company for value creation and growth; and

•	Develop and enhance the capabilities of the organization.

Individual Performance Evaluations: Named Executive Officers other than the Chief Executive Officer

At the beginning of the fiscal year, named executive officers (J. Kevin Willis, Peter J. Ganz, Luis Fernandez-Moreno, Anne T. Schumann and Samuel J. Mitchell) jointly set their annual, individual performance objectives with Mr. Wulfsohn. Each named executive officer’s performance against his or her objectives was reviewed, periodically, throughout the year. At the end of the fiscal year, Mr. Wulfsohn conducted a formal final annual review with each named executive officer, and rated his or her performance using a scale that ranged between “Greatly Exceeds Expectations” and “Does Not Meet Expectations.” In January 2016, Mr. Wulfsohn submitted to the P&C Committee a performance assessment and compensation recommendation for each named executive officer. The performance evaluations were based on factors such as achievement of Company and individual objectives as well as contributions to the financial and EH&S performance of Ashland. Individual performance of the named executive officers (other than his own) is used by Mr. Wulfsohn and the P&C Committee in consideration of individual merit-based salary increases.

Individual performance goals for the other named executive officers include the achievement of sales, operating income and working capital efficiency objectives compared to targeted goals. They may include specific goals related to: cost optimization, planned expansion into designated markets and geographical areas, organizational effectiveness, operational excellence, process improvement and EH&S.

Tally Sheets

In January 2016, the P&C Committee reviewed the compensation tally sheet for Mr. Wulfsohn. The P&C Committee primarily used the tally sheet information as an overview of total compensation including base salary, annual short-term incentives and long-term incentive equity awards, the value of benefits and perquisites paid, the value of equity holdings at the end of the fiscal year, an inventory of outstanding RS/RSUs, SARs and Performance Units, and an analysis of the realized value of equity awards earned, vested or exercised in the past two fiscal years. In addition, the P&C Committee reviewed a summary of severance benefits that would be paid under various scenarios to determine the appropriateness of such benefits. The scenarios included in the review are: termination without cause or for good reason after a change in control; termination by Ashland without cause in the absence of a change in control; voluntary termination; and termination as a result of death or disability. The tally sheet analysis provides the P&C Committee with a comprehensive overview of the executive compensation components and serves as background information for future compensation decisions. Based on the review of Mr. Wulfsohn’s tally sheet, the P&C Committee concluded that Ashland’s executive compensation program was working as intended and that no significant changes were needed.

Elements of Ashland’s Executive Compensation Program

The executive compensation program in fiscal 2016 includes the following elements:

Annual Cash Compensation

•	Base Salary

•	Annual Incentive Compensation

Long-Term Incentive Equity Compensation

•	Performance Units

•	Stock Appreciation Rights

•	Restricted Stock/Restricted Stock Units

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Executive Performance Incentive and Retention Program

Retirement Benefits

Health and Welfare Benefits

Executive Perquisites

Severance Pay Plan

Change in Control Agreements

Pay Mix

For fiscal 2016, Total Direct Compensation* was generally targeted at the 50th percentile of similarly sized companies in the specialty chemical and general industries. For instance, base salary represented 16% of Mr. Wulfsohn’s target Total Direct Compensation and 31% on average of other named executive officers’ target Total Direct Compensation. On average, 69% of annual Total Direct Compensation for Ashland’s other named executive officers varies each year based primarily upon Ashland’s financial performance because this portion of compensation is at risk. The following charts show the fiscal 2016 Total Direct Compensation* mix (based on targeted compensation).

Mr. Wulfsohn’s

Total Direct Compensation Mix**

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Other Named Executive Officers

Total Direct Compensation Mix**

*

Total Direct Compensation represents the sum of base salary + target short-term incentive compensation + target long-term incentive equity compensation. The base salary is the only fixed compensation component. At-risk compensation is equal to the sum of target annual incentive + target long-term incentive equity.

**

Excludes special off-cycle grants, such as the performance-based restricted share grants under the Executive Performance Incentive and Retention Program which, as described in further detail below, were granted in anticipation of the final separation.

Annual Cash Compensation

Annual cash compensation consists of market competitive base salary and short-term incentive compensation.

Base Salary

Base salaries are the foundation for the compensation programs provided to named executive officers, as short-term incentive payments, long-term incentive equity grants and other benefits are linked to base salary. Base salary is designed to compensate executives for services rendered during the fiscal year and for their sustained performance. Base salaries are targeted at the 50th percentile of salaries paid to individuals having similar jobs in similarly sized companies in the specialty chemical and general industries. The executive compensation review conducted by the compensation consultant in January 2016 showed that the average base salary of the named executive officers, as a group, was within the competitive range.

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The merit increase process provides for greater increases to the highest-performing employees, up to the base salary range maximum. For fiscal 2016, the merit guidelines provided for merit increases between 0% and 6%.

Mr. Wulfsohn used the merit guidelines as the basis for the base salary merit increase recommendations for Messrs. Willis, Ganz, Fernandez-Moreno and Mitchell and Ms. Schumann and other corporate officers. Mr. Wulfsohn has the discretion to propose merit increase recommendations that differ from the merit guidelines based upon such factors as internal equity and individual performance. The P&C Committee reviewed the market data provided by the compensation consultant and the individual performance evaluations and merit increase recommendations submitted by Mr. Wulfsohn and approved the base salary increases for Messrs. Willis, Ganz, Fernandez-Moreno and Mitchell and Ms. Schumann, and other corporate officers. In addition, Mr. Wulfsohn and the P&C Committee considered Mr. Mitchell’s upcoming appointment as the Chief Executive Officer of Valvoline in connection with the initial public offering of Valvoline, and approved an additional increase to Mr. Mitchell’s base salary.

The same merit guidelines were used by the P&C Committee when evaluating the merit increase for Mr. Wulfsohn. After reviewing the competitive market data and Mr. Wulfsohn’s individual performance relative to pre-established objectives, the P&C Committee, in executive session without management present, recommended a base salary increase for Mr. Wulfsohn of 2.6%.

Base salary increases for Messrs. Wulfsohn, Willis, Ganz, Fernandez-Moreno, and Mitchell and Ms. Schumann, effective April 2016, were as follows:

Named Executive Officer	Base Salary Increases (%)
Mr. Wulfsohn	2.6%
Mr. Willis	3.0%
Mr. Ganz	3.0%
Mr. Fernandez-Moreno	2.7%
Ms. Schumann	2.0%
Mr. Mitchell*	23.8%

* Mr. Mitchell received a base salary increase of 23.8%, of which 4.5% was attributed to his merit increase and the balance was credited to his increased duties and responsibilities related to his upcoming appointment as Chief Executive Officer of Valvoline.

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Annual Incentive Compensation

The annual cash incentive compensation plan is designed to compensate executives for the achievement of annual or other short-term performance goals. The named executive officers and other executives participated in the fiscal 2016 incentive compensation plan (“Annual Incentive Plan”). The Annual Incentive Plan provides an opportunity for each participant to earn a targeted percentage of base salary based on achievement of company-wide or business segment performance targets. The table below reflects the targeted annual incentive opportunity for fiscal 2016:

Named Executive Officer	Annual Incentive Target as a Percentage of Base Salary	Target Annual Incentive
Mr. Wulfsohn	120%	$1,392,000
Mr. Willis	90%	$509,850
Mr. Ganz	75%	$395,063
Mr. Fernandez-Moreno	75%	$404,400
Ms. Schumann	75%	$285,975
Mr. Mitchell	90%	$485,280

In November 2015, the P&C Committee reviewed and approved measures and target performance levels for the 2016 Annual Incentive Plan. The approved performance measures were Operating Income and Working Capital Efficiency. The Operating Income measurement is an indication of the profitability of Ashland and each business segment. Operating Income may be adjusted by the Committee for unplanned or one-time items, such as gains or losses on the disposition of assets, impairment or restructuring charges or gain on divestitures of major businesses/divisions. The Working Capital Efficiency measurement focused on three key cash flow drivers (accounts receivable, inventory and accounts payable) and was measured as a percentage of sales. This measurement was chosen because Working Capital Efficiency, like Operating Income, was viewed as an important measure of Ashland’s ability to optimize cash flow and value.

The P&C Committee believes the use of both of these measures helps balance management decision-making on both profit growth and working capital management. The P&C Committee also believes that these objectives represent measures that are important to Ashland’s stockholders. The weighting and business segment focus of the measures for each named executive officer for fiscal 2016 were as follows:

Messrs. Wulfsohn, Willis, and Ganz and Ms. Schumann	90% weight on Ashland’s Operating Income* Performance
10% weight on Ashland’s Working Capital Efficiency** Performance

Mr. Fernandez-Moreno	20% weight on Ashland’s Operating Income Performance
35% weight on Ashland Specialty Ingredients’ Operating Income Performance
35% weight on Ashland Performance Materials’ Operating Income Performance
5% weight on Ashland Specialty Ingredients’ Working Capital Efficiency Performance
5% weight on Ashland Performance Materials’ Working Capital Efficiency Performance

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Mr. Mitchell	20% weight on Ashland’s Operating Income Performance
70% weight on Valvoline’s Operating Income Performance
10% weight on Valvoline’s Working Capital Efficiency Performance

*	Operating Income is generally net operating income under generally accepted accounting principles adjusted for certain key items described below and other discretionary management items.

**	Working Capital Efficiency is defined as (accounts receivable + inventory – accounts payable) / sales measured on a thirteen-month average basis.

For each of the measures previously listed, the P&C Committee established a minimum (hurdle), target and maximum performance level. For fiscal 2016, the target annual incentive opportunity for each of the named executive officers was positioned at approximately the 50th percentile in order to drive financial performance and align compensation with market competitive practices. To assess the rigors of the goals under the 2016 Annual Incentive Plan, the P&C Committee compared Ashland’s 2016 performance targets to actual fiscal 2015 results, to the fiscal 2016 operating plan and to EBITDA goals. Based on this review, the P&C Committee confirmed that Ashland’s targeted level of performance required high levels of performance in order to achieve target-level incentive award payouts.

Consistent with past practice and based on a core set of principles and adjustment criteria established at the beginning of the performance period, the P&C Committee adjusted the results on which fiscal 2016 operating income incentives were determined to account for key items and management adjustments such as the effect of foreign exchange, pension actuarial gain or loss, legacy environmental gain or loss, integration expenses and the acquisition of Oil Can Henry’s. These adjustments are consistent with established guidelines. The adjustments were structured so that award payments represent the underlying performance of the business and are not artificially inflated or deflated due to such items. Adjustments are reviewed thoroughly as soon as practical after they are identified. Working Capital Efficiency was adjusted for the effect of foreign currency fluctuations.

On an adjusted basis, Operating Income performance for fiscal 2016 relative to target was as follows:

Operating Income Performance and Incentive Compensation Scores

FY2016—Adjusted

($, Thousands)

Business Unit	Hurdle (20% Payout)	Target (100% Payout)	Maximum (155.5% Payout) *	Actual Adjusted Operating Income	Operating Income Component - Percent of Target Award Earned
Specialty Ingredients	$230,767	$307,689	$332,304	$236,361	26.8%
Performance Materials	$59,778	$79,704	$103,615	$62,409	30.6%
Valvoline	$329,346	$387,466	$426,213	$404,248	124.0%
Ashland	$645,069	$803,194	$896,628	$735,942	66.0%

*

The maximum payout for Operating Income is 155.5% because the maximum payout for Working Capital Efficiency is 100% (see below). If Ashland or a business segment achieved maximum performance for both measures, the maximum payout would be 150%.

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For fiscal 2016, the Working Capital Efficiency measure was limited to a 100% payout. The 100% payout level is both the target performance level and maximum payout of the component. Working Capital Efficiency performance for fiscal 2016 relative to target was as follows:

Working Capital Efficiency (“WCE”) Performance and Incentive Compensation Scores

FY2016—Adjusted

Business Unit	Hurdle (20% Payout)	Target and Maximum (100% Payout)	Actual WCE	WCE Component Percent of Target Award Earned
Specialty Ingredients	29.33%	28.20%	28.71%	63.83%
Performance Materials	12.26%	11.79%	11.90%	81.34%
Valvoline	14.49%	13.93%	12.18%	100.00%
Ashland	20.30%	19.52%	19.08%	100.00%

To reflect the importance of safety matters within Ashland, a safety modifier may be added or deducted up to 10 percentage points based on a combination of the Business Unit’s Total Recordable Rate (“TRR”) and safety activity based performance by the executive. The safety modifier may not increase the incentive paid above 150% of target. The safety modifier adjusted the incentive compensation earned as follows:

Named Executive Officer	Positive 10 Percentage Points added if TRR was less than	No adjustment if TRR is between	Negative 10 Percentage Points if TRR was more than	TRR Achieved	Safety Modifier Percentage Points Earned
Mr. Wulfsohn	1.01	1.02 - 1.28	1.29	0.67	10 pts.
Mr. Willis	1.01	1.02 - 1.28	1.29	0.67	10 pts.
Mr. Ganz	1.01	1.02 - 1.28	1.29	0.67	10 pts.
Mr. Fernandez-Moreno*
Ashland Specialty Ingredients	0.57	0.58 - 0.86	0.87	0.42	10 pts.
Ashland Performance Materials	0.99	1.00 - 1.28	1.29	0.68	10 pts.
Ms. Schumann	1.01	1.02 - 1.28	1.29	0.67	10 pts.
Mr. Mitchell	1.66	1.67 - 2.05	2.06	1.11	10 pts.

*	Mr. Fernandez-Moreno’s safety modifier is based on the performance of Ashland Specialty Ingredients and Ashland Performance Materials, and is capped at 10 percentage points.

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Based on these results, the annual incentives earned for fiscal 2016 performance under the 2016 Annual Incentive Plan were as follows (including the safety modifier for all named executive officers):

Named Executive Officer	Annual Incentive Target as a Percentage of Base Salary	Target Annual Incentive	Percent of Target Annual Incentive Earned	Actual Annual Incentive Paid
Mr. Wulfsohn	120%	$1,392,000	79.4%	$1,105,248
Mr. Willis	90%	$509,850	79.4%	$404,821
Mr. Ganz	75%	$395,063	79.4%	$313,680
Mr. Fernandez-Moreno	75%	$404,400	50.5%	$204,405
Ms. Schumann	75%	$285,975	79.4%	$227,065
Mr. Mitchell	90%	$485,280	120.0%	$582,336

The actual payout levels for the annual incentive compensation plan vary from year to year and have averaged 76% at the Ashland level for the last five years as shown in the chart below. The P&C Committee believes the variability in actual payouts demonstrates the degree of rigor built into the annual performance targets.

Incentive Compensation (Fiscal Year)	Weighted Score as a % of Target (100% Payout) at Ashland Level*
2016	79.4%
2015	98.9%
2014	105.4%
2013	7.2%
2012	91.2%

*	Weighted Score as a % of target includes the safety modifier discussed above, if earned.

Long-Term Incentive Equity Compensation Program

Ashland’s long-term incentive equity compensation program is designed to reward key employees for achieving and exceeding long-term goals and driving shareholder return. It is also designed to foster stock ownership among executives. The performance measures used in Ashland’s long-term incentive equity compensation program are different than those used in the annual cash incentive program. This is an intentional design element. The P&C Committee believes that stockholders’ interests are best served by balancing the focus of executives’ decisions between short-term and longer-term measures. Long-term incentive equity compensation is composed primarily of three elements: SARs, RSUs and Performance Units. Additional RS/RSUs can also be granted on a selective basis, for example, in connection with recruitment, retention and promotions.

An overall long-term incentive equity target opportunity is established based on competitive data, current base salaries and pay band or position. For fiscal 2016, the long-term incentive equity targets for each of the named executive officers were generally positioned at the 50th percentile of competitive practice. For each of the named executive officers, the target long-term incentive equity opportunity is expressed as a percentage of base salary. Mr. Wulfsohn’s total long-term incentive target relative to that of the other named executive officers is a reflection of the competitive market data for similarly situated CEOs as compared to other named executive officers.

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The total long-term incentive equity target guidelines for Ashland’s named executive officers for fiscal 2016 are as follows:

Named Executive Officer	Total Long-Term Incentive Target as a % of Base Salary
Mr. Wulfsohn	400%
Mr. Willis	225%
Mr. Ganz	150%
Mr. Fernandez-Moreno	150%
Ms. Schumann	90%
Mr. Mitchell	135%

The total long-term incentive equity target is allocated between SARs (25%), RSUs (25%) and Performance Units (50%). Targets are typically established by the P&C Committee at its November meeting. Ashland’s policy of establishing the grant date well in advance provides assurance that grant timing is not being manipulated for employee gain.

Performance Units - LTIPP

The LTIPP for the named executive officers and certain key employees is a long-term incentive plan tied to Ashland’s overall financial and TSR performance. It is designed to reward executives for achieving long-term performance that meets or exceeds absolute and/or relative financial and TSR performance targets.

Performance Units awarded under the LTIPP are made annually, with each grant subject to a three-year performance cycle. The number of units granted is based on a targeted percentage of the employee’s base salary and valued by the average of the closing prices of Ashland Common Stock for the last 20 business days of the prior fiscal year. Grants under the LTIPP are not adjusted for, nor entitled to receive, cash dividends during the performance period.

2016-2018 LTIPP Performance Unit Awards

The following calculation showing how Mr. Wulfsohn’s target fiscal 2016–2018 LTIPP Performance Unit grant was determined is illustrative of the overall grant determination process:

Mr. Wulfsohn’s base salary as of November 18, 2015	$1,130,000
LTIPP target as a percent of base salary:	200%

Target fiscal 2016–2018 LTIPP value:	$2,260,000
Target fiscal 2016–2018 grant: $2,260,000/$104.72* = 21,600 Performance Units (rounded up to the next increment of 50)

*

Average of closing prices of Ashland Common Stock for the 20 business days ended September 30, 2015. The 20 business day average is used to reduce stock volatility and better represents the Company’s stock price.

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Actual grants under the fiscal 2016–2018 LTIPP for Ashland’s named executive officers were as follows:

Named Executive Officer	LTIPP Target as a % of Base Salary	Number of Performance Units Granted
Mr. Wulfsohn	200.0%	21,600
Mr. Willis	112.5%	6,050
Mr. Ganz	75.0%	3,700
Mr. Fernandez-Moreno	75.0%	3,800
Ms. Schumann	45.0%	1,650
Mr. Mitchell	67.5%	3,250

In November 2015, the P&C Committee reviewed and approved measures and target performance levels for the fiscal 2016–2018 LTIPP. The performance period for this LTIPP began on October 1, 2015 and ends on the earlier of September 30, 2018 and the date of the final separation. For all participants, including the named executive officers, the performance measures, which are described in more detail below, are Ashland’s ROI and a combined relative TSR measure over the performance period. Each of the performance measures in the LTIPP is weighted equally and evaluated separately. In choosing these measures, the P&C Committee considered the performance measures used in the other components of Ashland’s executive compensation programs. The P&C Committee believes that ROI and the combined relative TSR measure represent an appropriate balance to the shorter-term operating income and working capital efficiency measures used in the annual incentive plan. By balancing the performance measures used, the overall program design encourages management to focus on the overall performance of Ashland and on value creation for Ashland’s stockholders.

In the event the final separation occurs prior to October 1, 2018, the performance measures will apply to a pro-rated portion of the Performance Units, with such proration determined based on the period elapsed between October 1, 2015 and the closing of the final separation, but in all events will apply to at least two-thirds of the Performance Units. The Performance Units will convert following the final separation into time-based restricted stock units. As a result, the number of Performance Units that will be subject to the performance measures, and subsequently convert to time-based restricted stock units, will depend on the timing of the final separation. The Performance Units (up to one-third) that are not subject to the performance goals will convert at the final separation into time-based restricted stock units at “Target” level. The time-based restricted stock units will generally cliff vest upon the third anniversary of the grant date (i.e. November 18, 2018), so long as the participant remains employed through the vesting date.

ROI is an absolute performance measurement of the effective use of capital, and it is generally determined by dividing net income (excluding certain key items, as disclosed in Ashland’s financial statements and management exceptions) over a specified period by the average equity and debt outstanding over such period. Consistent with past practice and based on a core set of principles and adjustment criteria established at the beginning of the performance period, the P&C Committee adjusted the results on which fiscal 2016 operating income incentives were determined to account for the effect of foreign exchange, pension actuarial gain or loss, legacy environmental gain or loss, integration expenses and the acquisition of Oil Can Henry’s. These adjustments are consistent with established guidelines. The adjustments were intended to ensure that award payments represent the underlying performance of the business and are not artificially inflated or deflated due to such items. Adjustments are reviewed thoroughly as soon as practical after they are identified.

TSR is a measure of shareholder value creation. The TSR measure will be a combined weighted-average relative TSR over the period beginning on October 1, 2015 and ending on the 120th day immediately following the consummation of the final separation of (1) Ashland as of October 1,

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2015 and (2) each of Ashland and Valvoline on the 120th day immediately following the consummation of the final separation, against the TSR of the materials companies in the midcap 400 and S&P 500 indices (the “Performance Peer Group”). The weighting of the post-final separation Ashland TSR and Valvoline TSR will be based on the market cap of each of Ashland and Valvoline on the date of the final separation. TSR will be measured utilizing the applicable 20-day average stock price preceding the applicable calculation date. In the event of a change in control of Ashland or Valvoline within the 120-day period immediately following the consummation of the final separation, the relative TSR of Ashland or Valvoline, as applicable, will be calculated as soon as practicable following such change in control, based on the consideration received by the stockholders of Ashland or Valvoline, as applicable, in connection with such change in control. In the event the final separation occurs after October 1, 2018, the TSR will be measured using Ashland’s TSR over the performance period beginning on October 1, 2015 and ending on September 30, 2018.

The TSR Target (100% of the Performance Units awarded) is the 50th percentile. The TSR Threshold (25% of the Performance Units awarded) is the 35th percentile. The maximum award is 200% of the Performance Units awarded when performance is at the 90th percentile. The number of Performance Units earned will be interpolated in the event percentile performance is achieved between the values shown below. Ashland must achieve median performance relative to the Performance Peer Group for eligible executives to earn a target award for the TSR portion of the award. Prior Performance Unit grants that have not yet vested continue to use their established performance peer groups. No adjustments are made to TSR.

Each of the performance measures has a minimum performance hurdle that must be achieved to earn a payout under the stated objectives. To earn the target award for the fiscal 2016-2018 LTIPP, Ashland’s TSR performance must be at the 50th percentile (median) relative to the Performance Peer Group and Ashland’s ROI performance must score at 9.7%. If the maximum performance is achieved for both ROI and TSR, the award earned is 200% of the award opportunity at target.

The following chart illustrates these award percentages based on performance levels:

Performance Level	Percent of Target Award Earned
Hurdle	25%
Target	100%
Maximum	200%

In the event performance falls between hurdle and target or target and maximum, the Performance Units are calculated on a linear basis.

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2014-2016 LTIPP Performance Unit Award Results and Payment

The fiscal 2014-2016 LTIPP was paid in November 2016 for the performance period of October 1, 2014 to September 30, 2016. The following chart illustrates these award levels and the corresponding relative TSR and ROI performance required:

Performance Level	Percentile Performance Relative to Performance Peer Group (TSR)	Percent of Target Award Earned
Hurdle	35th percentile	25%
Target	50th percentile	100%
Maximum	90th percentile	200%

Performance Level	ROI	Percent of Target Award Earned
Hurdle	7.3%	25%
Target	9.7%	100%
Maximum	11.6%	200%

For this performance period, relative TSR performance was at the 60th percentile of the applicable performance peer group, which resulted in a payout of 124.5% for the TSR performance. Ashland’s ROI, as measured against an internal goal, yielded a score of 9.9% resulting in a payout of 112.5%. This results in a total weighted average of 118.50%. The chart below provides the actual 2014-2016 LTIPP payout amounts:

Named Executive Officer	Number of LTIPP Units Granted	LTIPP Award as a % of Target	Number of Shares Paid
Mr. Wulfsohn*	N/A	N/A	N/A
Mr. Willis	7,200	118.50%	8,532
Mr. Ganz	4,000	118.50%	4,740
Mr. Fernandez-Moreno	3,400	118.50%	4,029
Ms. Schumann	1,800	118.50%	2,133
Mr. Mitchell	3,300	118.50%	3,911

*	Mr. Wulfsohn was not eligible for the 2014-2016 LTIPP as he was not an Ashland employee at the time of award.

The LTIPP is a performance-based plan. Actual payout levels have averaged 114.8% of target the last five years, which the P&C Committee believes reflect the rigor of the goals set during these performance periods and the Company’s strong relative TSR (which was 124.5%, 145.2%, 177.6%, 157.1%, and 123.5% for the 2014-2016, 2013-2015, 2012-2014, 2011-2013 and 2010-2012 LTIPP Plans, respectively). The chart below reflects the LTIPP weighted scores for each of the last five years:

LTIPP Plan Year	Date of Payment	Weighted Score as a % of Target (100% Payout)
2014-2016	November 2016	118.50%
2013-2015	November 2015	97.81%
2012-2014	December 2014	117.25%
2011-2013	November 2013	128.55%
2010-2012	November 2012	111.75%

Beginning with the fiscal 2017 – 2019 performance period, the financial metric of Earnings Per Share (“EPS”) will replace ROI. TSR will remain a financial metric in the plan, as a modifier.

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Stock Appreciation Rights

Ashland’s SARs program is a long-term incentive plan designed to link executive compensation with increased stockholder value over time. The grants of SARs typically occur annually in November.

SARs are awarded based on a target value determined as a percentage of an individual’s base salary or market competitive benchmark (whichever is higher). The actual number of SARs granted is then determined by taking the target value for each participant and dividing by the Black-Scholes value for SARs using the average of the closing prices of Ashland Common Stock for the last twenty business days of the prior fiscal year.

The following calculation showing how Mr. Wulfsohn’s target fiscal 2016 SAR grant was determined is illustrative of the overall grant determination process:

Mr. Wulfsohn’s base salary as of November 18, 2015	$1,130,000
x Target SAR value as a percent of base salary:	100%

= Target fiscal 2016 SAR value:	$1,130,000
Target SAR grant: $1,130,000/$19.74* = 57,250 SARs (rounded up to the next increment of 50)

*

Black-Scholes value using the average of closing prices of Ashland Common Stock for the 20 business days ended September 30, 2015. The 20-day average is used to reduce stock volatility and better represents the Company’s stock price.

Actual SAR grants for fiscal 2016 for Ashland’s named executive officers were as follows:

Named Executive Officer	SARs Target as a % of Base Salary	Number of SARs Granted
Mr. Wulfsohn	100.00%	57,250
Mr. Willis	56.25%	16,050
Mr. Ganz	37.50%	9.750
Mr. Fernandez-Moreno	37.50%	10,000
Ms. Schumann	22.50%	4,300
Mr. Mitchell	33.75%	8,550

All SARs are granted with an exercise price equal to the closing price of Ashland Common Stock on the NYSE on the date of grant and are not re-valued if the stock price declines below the exercise price. SARs expire on the tenth anniversary plus one month from the date of grant. SARs vest over a three-year period as follows: 50% vest on the first anniversary of the grant date; an additional 25% vest on the second anniversary of the grant date; and the final 25% vest on the third anniversary of the grant date.

Restricted Stock/Restricted Stock Units

Ashland’s RS/RSU program is a long-term incentive plan designed to link executive compensation with increased stockholder value over time. The grant of RS/RSUs typically occurs annually in November. Beginning in fiscal 2016, Ashland began issuing RSUs instead of RS for administrative convenience.

The number of units awarded is based on a targeted percentage of the employee’s base salary. The actual number of RS/RSUs granted is then determined by taking the target value for each participant and dividing by the average of the closing prices of Ashland Common Stock for the last 20 business days of the prior fiscal year. RS/RSU awards accrue dividends in the form of additional RS/RSUs subject to the same vesting requirements as the underlying grant.

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The following calculation showing how Mr. Wulfsohn’s target fiscal 2016 RSU grant was determined is illustrative of the overall grant determination process:

Mr. Wulfsohn’s base salary as of November 18, 2015	$1,130,000
x Target RSU value as a percent of base salary:	100%

= Target fiscal 2016 RSU value:	$1,130,000
Target RS grant: $1,130,000/$104.72* = 10,800 RSUs (rounded up to the next increment of 50)

* Average of closing prices of Ashland Common Stock for the 20 business days ended September 30, 2015. The 20 business day average is used to reduce stock volatility and better represents the Company’s stock price.

Actual RSU annual grants for fiscal 2016 for Ashland’s named executive officers were as follows:

Named Executive Officer	RSUs Target as a % of Base Salary	Number of RSUs Granted
Mr. Wulfsohn	100.00%	10,800
Mr. Willis	56.25%	3,050
Mr. Ganz	37.50%	1,850
Mr Fernandez-Moreno	37.50%	1,900
Ms. Schumann	22.50%	850
Mr. Mitchell	33.75%	1,650

RSUs vests over a three-year period as follows: 33.3% vest on the first anniversary of the grant date; an additional 33.3% vest on the second anniversary of the grant date; and the final 33.4% vest on the third anniversary of the grant date.

Executive Performance Incentive and Retention Program

In connection with the adoption of the new change in control agreements and in consideration of the previously announced intent to separate Ashland into two independent, publicly traded companies, on October 5, 2015, the P&C Committee approved the Executive Performance Incentive and Retention Program for the named executive officers.

The philosophy behind this program was to provide an additional incentive to the named executive officers to remain employed by Ashland in the critical period up to the final separation and by Ashland or Valvoline following the final separation, and to provide increased alignment between executives and stockholders by providing equity-based compensation that vests based on both relative TSR and the participant’s continued service. The program also requires the successful final separation of Valvoline from Ashland. These grants also require the completion of the final separation in order to vest and therefore motivate participants to successfully position both Ashland and Valvoline as independent publicly-traded companies.

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On November 18, 2015, the P&C Committee approved grants of performance-based restricted shares, with a target grant date value equal to two times each named executive officer’s base salary and target incentive opportunity, as well as the following terms, under the 2015 Incentive Plan for the named executive officers:

Name	Number of Shares of Performance-Based Restricted Stock at Target	Grant Amount: Number of Shares of Performance-Based Restricted Stock at Maximum
Mr. Wulfsohn	47,482	94,964
Mr. Willis	19,959	39,918
Mr. Ganz	17,094	34,188
Mr. Fernandez-Moreno	17,548	35,096
Ms. Schumann	12,494	24,988
Mr. Mitchell	15,808	31,616

In connection with the final separation, a pro-rated portion of the performance-based restricted shares (“PBRS”) (such proration to be determined based on the period elapsed between October 1, 2015 and the closing of the final separation, but in any event no less than two-thirds of the shares) can convert into a number of time-vested restricted shares (“TVRS”) of either Ashland or Valvoline (depending on which entity employs the executive officer immediately following the final separation) based on the combined weighted-average TSR of Ashland and Valvoline, relative to the TSR of a group of peer companies, over the period beginning October 1, 2015 and ending on the 120th day following the closing of the final separation. If the transaction occurs after November 18, 2018, 100% of the grant will be subject to the TSR performance metric.

The PBRS were granted at the “Maximum” performance level, and some or all of the shares will be forfeited or earned below the maximum level to the extent that TSR performance is below maximum or if the transaction occurs prior to November 18, 2018. “Maximum” performance is defined as 90th percentile or greater TSR performance relative to the peer group and will result in 100% of PBRS subject to the performance goal converting into TVRS. “Target” performance is defined as 50th percentile TSR performance relative to the peer group and will result in 50% of the PBRS subject to the performance goal converting into TVRS. “Threshold” performance is defined as 35th percentile TSR performance relative to the peer group and will result in 12.5% of the PBRS subject to the performance goal converting into TVRS. TSR performance below the 35th percentile will result in 0% of the PBRS that are subject to the performance goal converting into TVRS. Any PBRS subject to the TSR performance goal that are not converted into TVRS will be forfeited.

As described above, the number of shares that are subject to the TSR performance goal will depend on the timing of the final separation. The shares that are not subject to the TSR performance goal will convert into TVRS at “Target” level. In no event will more than one-sixth of the maximum shares awarded convert into TVRS without being subject to the TSR performance goal.

The TVRS will generally cliff vest upon the third anniversary of the grant date, so long as the participant remains employed through the vesting date. The TVRS held by Mr. Wulfsohn will generally cliff vest on the fourth anniversary of the grant date, so long as he remains employed through the vesting date. If the Board decides in its discretion that the Company should not go forward with the final separation, all awards under this Executive Performance Incentive and Retention Program will be forfeited. The award agreements contain change in control and other termination provisions as discussed on page 62 and the awards are excluded from coverage under the 2015 change in control agreements.

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Stock Ownership Guidelines

Equity compensation encourages executives to have a long-term stockholder’s perspective in managing Ashland. Consistent with this philosophy, the P&C Committee has established stock ownership guidelines for Ashland’s executive officers and designated key employees. Employees are subject to the stock ownership requirements if they are eligible to participate in Ashland’s LTIPP. Under these guidelines, each employee has five years from the date he or she becomes subject to a particular guideline to reach the minimum levels of Ashland Common Stock ownership identified by the P&C Committee.

The current ownership guidelines are the lesser of the following two methods for determining ownership:

Named Executive Officer	Dollar Value of Ashland Common Stock	or	Number of Shares of Ashland Common Stock
Mr. Wulfsohn	5 x base salary		125,000
Mr. Willis	3 x base salary		30,000
Messrs. Ganz, Fernandez-Moreno and Mitchell	3 x base salary		25,000
Ms. Schumann	2 x base salary		11,000
Range for other LTIPP participants	1-3 x base salary		3,500-13,000

Ashland Common Stock ownership includes the following: shares held in Ashland’s 401(k) plan and LESOP; equivalent shares held in the non-qualified deferred compensation plan; unvested RS/RSUs that will vest within five years of the ownership guidelines date; and shares held by employees outside of Ashland plans.

The P&C Committee reviews progress toward achieving the ownership guidelines for the covered employees on an annual basis. All of the named executive officers met their stock ownership requirements. If an LTIPP participant has not reached his or her ownership requirement under the guidelines, the P&C Committee has discretion to reduce or to not make future award grants until ownership guidelines are reached.

Risk Assessment

The Company’s compensation program is designed to motivate and reward employees and executive officers for their performance during the fiscal year and over the long-term and for taking appropriate business risks. The P&C Committee asked its compensation consultant to conduct a risk assessment of the Company’s incentive compensation plans in May 2016. Based on its review of the consultant’s risk assessment, a review of the Company’s internal controls and the risk mitigating components of the Company’s compensation programs, the P&C Committee determined that the Company’s compensation programs do not encourage executives or other employees to take inappropriate risks that are reasonably likely to have a material adverse effect on the Company.

Executive Compensation Recovery “Clawback” Policy

Ashland has an Executive Compensation Recovery Policy (“Clawback Policy”) effective for plan years beginning on or after October 1, 2009, for executive officers. This policy further strengthens the risk mitigation program by defining the economic consequences that misconduct has on the executive officer’s incentive-related compensation. In the event of a financial restatement due to fraudulent activity or intentional misconduct as determined by the Board of Directors, the culpable executive officer is required to reimburse Ashland for incentive-related compensation paid to him or her. In addition, the Board of Directors has the discretion to determine whether any of the named executive officers will be required to repay incentive-related

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compensation, whether or not such named executive officer was involved in the fraudulent activity or misconduct. Ashland has a period of three years after the payment or award is made to seek reimbursement.

Anti-Hedging Policy

Ashland’s insider trading policy prohibits any director or officer from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of equity securities of Ashland: (i) granted to such person by Ashland as part of the person’s compensation or (ii) held, directly or indirectly, by such person.

Anti-Pledging Policy

Ashland prohibits all its directors and officers from directly or indirectly pledging equity securities of Ashland. Under the policy, the term “pledging” includes the intentional creation of any form of pledge, security interest, deposit, lien or other hypothecation, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any equity securities, whether with or without notice, consent, default or otherwise. The equity securities attributable to a director or officer for these purposes shall include equity securities attributable to the director or officer under applicable securities laws.

Retirement Benefits

The combination of tax-qualified and non-qualified retirement plans is designed to assist the named executive officers in building savings for retirement over the term of their employment.

The Company’s pension and 401(k) plans are tax-qualified vehicles to provide retirement benefits to the named executive officers and their families. The benefits in these plans are available to most U.S.-based employees. The benefits are funded through trusts and are separate from the assets of Ashland and by law are protected from Ashland’s creditors. In fiscal 2016, Ashland made the decision to freeze benefit accruals under the pension plan and transferred its primary U.S. pension plan to Valvoline LLC in connection with the initial separation.

The benefits that may be provided under the tax-qualified plans are limited by the Internal Revenue Code of 1986, as amended (the “Code”). These plans, standing alone, do not provide sufficient retirement income to the named executive officers when compared to their pay as an active employee. To make up for this gap in potential replacement income in retirement, Ashland offers the named executive officers non-qualified retirement plans that complement each other and the tax-qualified plans. A detailed description of the non-qualified plans, and a description of recent amendments to such plans, for the applicable named executive officers is included in the Pension Benefits section of this proxy statement.

The 401(k) plan contributions are also limited by law, which means their potential Ashland matching contributions are also limited. Therefore, Ashland has an unfunded, non-qualified defined contribution plan that provides a contribution equivalent to the company match and supplemental company contributions on annual incentive compensation paid and eligible earnings in excess of limits established under Code Section 401(a)(17) not permitted in the 401(k) plan.

The Ashland match that could not be made to the 401(k) plan is paid to the named executive officers (as well as any affected employee) as additional compensation.

Ashland also has employee deferral plans that allow the named executive officers to annually make a separate deferral election so that the named executive officers can save amounts from their own pay in addition to amounts they are allowed to save in the savings plans.

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Health and Welfare Benefits

The health of all employees is important to Ashland as is the need to provide for financial security to the families of employees who may become ill, disabled or die during active employment. To these ends, Ashland provides a wide variety of health and welfare benefit plans to a majority of its active U.S. workforce. These same plans are offered to the named executive officers for the same reasons as they are offered to the majority of the rest of the active workforce. These plans include medical, dental, vision, life, accidental death and dismemberment, business travel and accident coverage and long-term care insurance. These benefits are targeted at median competitive levels.

Executive Perquisites

Ashland provides the named executive officers and other selected executives with financial planning services (including tax preparation). All of the named executive officers participated in the financial planning program. In addition, Ashland provided Mr. Wulfsohn with housing expenses, and a related tax gross-up of such expenses, in connection with his interim living arrangement in Covington, Kentucky. On November 16, 2016, and effective in fiscal 2017, the P&C Committee approved reimbursement of up to $5,000 a year for services performed relating to an executive physical for Ashland’s executive committee.

The P&C Committee reviews the perquisites provided to executive officers as part of their overall review of executive compensation. The P&C Committee has determined the perquisites to be within the appropriate range of compensation practices.

Severance Pay Plan

The named executive officers are covered by the Severance Pay Plan that provides benefits in the event of a covered termination in the absence of a change in control. A covered termination is the direct result of the permanent closing of a facility, job discontinuance or other termination action of Ashland’s initiative as determined by Ashland. The plan excludes certain terminations such as, but not limited to, termination for cause and voluntary resignation.

A detailed description of this plan is included in the “Potential Payments upon Termination or Change in Control” section of this proxy statement.

Change in Control Agreements

Each named executive officer has a change in control agreement that sets forth the economic consequences and entitlements for termination without cause or for good reason after a change in control. The primary purpose of these protections is to align executive and stockholder interests by enabling the executives to assess possible corporate transactions without regard to the effect such transactions could have on their employment.

A detailed description of these agreements is included in the “Potential Payments upon Termination or Change in Control” section of this proxy statement.

On October 5, 2015, the P&C Committee approved new executive change in control agreements for the named executive officers and other identified executive officers. The new change in control agreements clarify that the previously announced plan to separate Ashland into two independent, publicly traded companies will not constitute a change in control for purposes of the agreements. In addition, the new change in control agreements narrow the circumstances in which the executive will have “good reason” to resign and become entitled to receive severance following a change in control. Also, two of the prior change in control agreements entitled executives to a tax “gross-up” for excise taxes payable on certain payments made to the individual in connection with a change in control of Ashland. The new change in control agreements exclude all excise tax “gross-up” provisions and instead provide for a “best-after-tax”

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provision that will result in a reduction in payments to the executive to avoid the imposition of the golden parachute excise tax, if such reduction produces a higher after-tax result than the receipt of the entire severance amount. Except for the modifications described above, the new change in control agreements are substantially the same as the prior change in control agreements. As of November 30, 2015, all named executive officers and executive officers with prior change in control agreements have entered into the 2015 change in control agreement.

The Executive Performance Incentive and Retention Program award agreement sets forth the economic consequences and entitlements for termination without cause or for good reason after a change in control and therefore these awards are not governed by the change in control agreements entered into by all named executive officers and executive offers in November 2015.

Double-Trigger Award Agreements

In fiscal 2015, the Committee approved an amendment to the 2015 Incentive Plan, which provides for the Committee to have the option to grant awards under the 2015 Incentive Plan with double-trigger change in control provisions set forth in an award agreement. The default under the 2015 Incentive Plan is a single-trigger change in control provision. In connection with this amendment, the Committee approved forms of the award agreements containing the double-trigger change in control provision (the “Double-Trigger Award Agreements”). All awards granted to named executive officers under the 2015 Incentive Plan since this amendment have used the Double-Trigger Award Agreements.

Deductibility of Compensation

Ashland attempts to maximize the tax deductibility of the compensation paid to its executives. However, tax rules may limit the tax deductibility of certain types of non-performance based compensation paid to the named executive officers. As a result of these rules, it is expected that approximately $3.2 million of named executive officer compensation paid in fiscal 2016 will be nondeductible.

Ashland considers the tax deductibility of compensation awarded to the named executive officers, and weighs the benefits of awarding compensation that may be nondeductible against contingencies required by the tax laws. The P&C Committee believes that in certain circumstances the benefits of awarding nondeductible compensation exceed the benefits of awarding deductible compensation that is subject to contingencies derived from the tax laws.

In addition, Ashland considers various other tax rules governing named executive officer compensation including (but not limited to) tax rules relating to fringe benefits, qualified and non-qualified deferred compensation and compensation triggered by a change in control.

Effect of Valvoline Initial Separation on Executive Compensation

In connection with the initial separation of Ashland and Valvoline and pursuant to an Employee Matters Agreement entered into between Ashland Global Holdings Inc. and Valvoline Inc., Valvoline will reimburse Ashland the fair market value of equity compensation paid to Mr. Mitchell, including LTIPP shares issued in Ashland Common Stock for the fiscal 2014-2016 LTIPP, vestings of RS/RSUs and shares of Ashland Common Stock issued in settlement of exercised SARs. Valvoline will also pay for Mr. Mitchell’s annual incentive compensation payment.

Effect of Final Separation on Equity

Outstanding long-term incentive equity compensation awards held by Ashland and Valvoline employees at the time of the final separation generally will be converted entirely into equivalent awards with respect to Ashland’s common stock or Valvoline’s common stock, respectively, at the time of the spin-off, with adjustments to preserve the approximate aggregate value of the award.

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For Ashland and Valvoline employees, outstanding fiscal 2015-2017 LTIPP Performance Units held by their respective employees at the time of the final separation will be converted into time-based restricted stock units, based on performance achieved as of the final separation. Outstanding fiscal 2016-2018 LTIPP Performance Units and PBRS granted pursuant to the Executive Performance Incentive and Retention Program, in each case, that are held by their respective employees at the time of final separation will be converted into time-based restricted stock units and TVRS, respectively, based on performance achieved through the end of the applicable performance period, in accordance with the terms of the award and as described in more detail above. In addition, in November 2016, Ashland awarded employees of Ashland and Valvoline Performance Units under Ashland’s fiscal 2017-2019 LTIPP, with such award to be paid in cash upon vesting in November 2019. Performance Units awarded under the fiscal 2017-2019 LTIPP will remain denominated as Performance Units following final separation.

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Personnel and Compensation Committee Report on Executive Compensation

The P&C Committee has reviewed the Compensation Discussion and Analysis appearing on pages 30 through 55 of this proxy statement and discussed it with management. Based on its review and discussions with management, the P&C Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ashland’s Annual Report on Form 10-K for fiscal 2016 and Ashland’s proxy statement for its 2017 Annual Meeting of Stockholders. This report is provided by the following independent directors who comprise the P&C Committee:

PERSONNEL AND COMPENSATION COMMITTEE
Barry W. Perry, Chair
Vada O. Manager
George A. Schaefer, Jr.
Janice J. Teal
Michael J. Ward

The P&C Committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Ashland specifically incorporates the P&C Committee report by reference.

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Summary Compensation Table

The following table is a summary of compensation information for the last three fiscal years, the most recent of which ended September 30, 2016, for Ashland’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers in fiscal 2016. Mr. Mitchell, a former Senior Vice President of Ashland who became the Chief Executive Officer of Valvoline on September 23, 2016, is also included in the tables below, as required by SEC rules.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards (1) ($) (e)	Option Awards (2) ($) (f)	Non-Equity Incentive Compen- sation (3) ($) (g)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (4) ($) (h)	All Other Compen- sation (5) ($) (i)	Total ($) (j)
W. A. Wulfsohn	2016	1,188,462	-	9,023,648	1,502,240	1,105,248	-	219,939	13,039,537
Chairman of the Board and Chief Executive Officer	2015	791,000	-	9,775,279	1,413,580	1,340,949	-	42,560	13,363,368

J. K. Willis	2016	579,404	-	3,293,050	421,152	404,821	1,808,337	30,497	6,537,261
Senior Vice President and Chief Financial Officer	2015	509,615	-	1,893,473	402,039	489,506	877,637	36,765	4,209,035
	2014	421,154	-	964,877	471,960	450,586	926,363	34,201	3,269,141

P. J. Ganz	2016	538,744	-	2,572,054	255,840	313,680	-	91,416	3,771,734
Senior Vice President, General Counsel and Secretary	2015	499,527	-	1,436,370	230,175	379,293	-	96,252	2,641,617
	2014	481,672	-	531,060	258,704	386,832	-	41,656	1,699,924

L. Fernandez-Moreno	2016	552,292	-	2,640,653	262,400	204,405	-	60,086	3,719,836
Senior Vice President and President, Chemicals Group	2015	491,786	-	3,129,225	201,020	287,484	-	77,840	4,187,355
	2014	456,457	-	2,842,320	227,240	306,120	-	40,537	3,872,674

A. T. Schumann	2016	391,927	-	1,707,719	112,832	227,065	260,189	30,429	2,730,160
Vice President and Chief Information and Administrative Services Officer

S. J. Mitchell (6)	2016	504,154	-	2,352,864	224,352	582,336	786,486	55,116	4,505,309
Former Senior Vice President And President, Valvoline	2015	427,652	-	1,444,723	181,071	485,816	578,176	53,845	3,171,283
	2014	411,078	-	442,609	216,752	384,551	449,291	47,109	1,951,390

(1)

The values in column (e) for fiscal 2016 represent the aggregate grant date fair value of fiscal 2016-2018 LTIPP and RS/RSU awards computed in accordance with FASB ASC Topic 718 and performance-based restricted shares granted under the Executive Performance Incentive and Retention Program. The assumptions made when calculating the amounts for column (e) with respect to LTIPP and RS/RSU awards are found in Note Q to the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 (the “2016 Form 10-K”) and the grant date fair values can be found in the footnotes to the Grants of Plan-Based Awards table. For LTIPP awards, the grant date fair value is based on target levels, the probable outcome of performance conditions. The grant date fair values of fiscal 2016-2018 LTIPP awards assuming the maximum level of performance are as follows: Mr. Wulfsohn, $4,753,296; Mr. Willis, $1,331,363; Mr. Ganz, $814,222; Mr. Fernandez-Moreno, $836,228; Ms. Schumann, $363,099; and Mr. Mitchell, $715,195. The assumptions made when calculating the amounts reported for the

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Executive Performance Incentive and Retention Program are included in footnote 5 to the Grants of Plan-Based Awards table. The grant date fair values for the performance-based restricted shares granted under the Executive Performance Incentive and Retention Program assuming the maximum level of performance are as follows: Mr. Wulfsohn, $10,877,177; Mr. Willis, $4,572,208; Mr. Ganz, $3,915,894; Mr. Fernandez-Moreno, $4,019,896; Ms. Schumann, $2,862,126; and Mr. Mitchell, $3,621,297.

(2)

The values in column (f) for fiscal 2016 represent the aggregate grant date fair value of SAR awards computed in accordance with FASB ASC Topic 718. The assumptions made when calculating the amounts for column (f) are found in Note Q to the Notes to Consolidated Financial Statements included in the 2016 Form 10-K and the grant date fair values can be found in the footnotes to the Grants of Plan-Based Awards table.

(3)	The values in column (g) for fiscal 2016 represent the amounts earned with respect to annual incentive awards under the 2016 Annual Incentive Plan.

(4)

Ashland’s non-qualified deferred compensation arrangements do not provide above-market or preferential earnings; therefore, for 2016 the amounts in column (h) represent only the one-year change between September 30, 2015 and September 30, 2016 in the present value of accrued benefits under Ashland’s qualified and non-qualified defined benefit plans. These plans are more fully discussed in the narrative to the Pension Benefits table in this proxy statement.

The present values at September 30, 2015 and September 30, 2016 were calculated based on the earliest age that a participant could receive an unreduced benefit (see the discussion under the Pension Benefits table in this proxy statement regarding the earliest retirement age under the various plans).

(5)	Amounts reported in column (i) for fiscal 2016 are composed of the following items:

	W.A. Wulfsohn	J.K. Willis	P.J. Ganz	L. Fernandez- Moreno	A.T. Schumann	S.J. Mitchell
Ashland 401(k) Plan Contributions (a)	12,667	17,499	21,465	21,465	11,309	40,964
Supplemental Ashland 401(k) Plan Match (b)	-	-	-	-	5,875	-
Life Insurance Premiums (c)	1,397	1,045	1,397	1,397	1,756	1,545
Ashland Contribution to Non-Qualified Defined Contribution Plan (d)	148,488	-	50,200	29,724	-	-
Tax Reimbursement for Housing Expenses and Personal Travel	20,722	-	-	-	-	-
Other (e)	36,665	11,953	18,354	7,500	11,489	12,608

Total	219,939	30,497	91,416	60,086	30,429	55,116

(a)	The amounts in this row represent the contributions by Ashland to the accounts of each of the named executive officers in the Ashland 401(k) Plan.

(b)

The amounts in this row represent cash payments by Ashland to Ms. Schumann that would have been made as matching contributions to the Ashland 401(k) Plan, but for the limitations placed on such contributions under the Code.

(c)	The amounts in this row represent the value of life insurance premiums paid on behalf of the named executive officers.

(d)	The amounts in this row represent the contributions by Ashland to the account of the named executive officers pursuant to the Non-Qualified Supplemental Defined Contribution Plan.

(e)

The amounts in this row represent the amount of aggregate incremental cost to Ashland with respect to any tax and financial planning services. For Mr. Wulfsohn, this row also includes interim housing expenses and personal travel. None of these items exceeded the greater of $25,000 or 10% of total perquisites as a category for any named executive officer.

(6)	Amounts reported for Mr. Mitchell for fiscal 2016 represent compensation in respect of services performed for Valvoline, which will also be included in Valvoline’s Summary Compensation Table.

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Grants of Plan-Based Awards

The following table sets forth certain information regarding the annual incentive awards, SARs, RS/RSUs, Performance Units and other special grants awarded during fiscal 2016 to each of the named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock And Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#) (3)	Options (#) (4)	Awards ($/Sh)	Awards ($) (5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
W. A. Wulfsohn		278,400	1,392,000	2,088,000
	11/18/15				5,400	21,600	43,200				2,376,648
	11/18/15							10,800			1,208,412
	11/18/15				-	47,482	94,964				5,438,588
	11/18/15								57,250	$111.89	1,502,240

J. K. Willis		101,970	509,850	764,775
	11/18/15				1,513	6,050	12,100				665,682
	11/18/15							3,050			341,265
	11/18/15				-	19,959	39,918				2,286,104
	11/18/15								16,050	$111.89	421,152

P. J. Ganz		79,013	395,063	592,594
	11/18/15				925	3,700	7,400				407,111
	11/18/15							1,850			206,997
	11/18/15				-	17,094	34,188				1,957,947
	11/18/15								9,750	$111.89	255,840

L. Fernandez-Moreno		80,880	404,400	606,600
	11/18/15				950	3,800	7,600				418,114
	11/18/15							1,900			212,591
	11/18/15				-	17,548	35,096				2,009,948
	11/18/15								10,000	$111.89	262,400

A. T. Schumann		57,195	285,975	428,963
	11/18/15				413	1,650	3,300				181,550
	11/18/15							850			95,107
	11/18/15				-	12,494	24,988				1,431,063
	11/18/15								4,300	$111.89	112,832

S. J. Mitchell		97,056	485,280	727,920
	11/18/15				813	3,250	6,500				357,598
	11/18/15							1,650			184,619
	11/18/15				-	15,808	31,616				1,810,648
	11/18/15								8,550	$111.89	224,352

(1)

The dollar amounts in these columns represent the potential annual incentive payouts under the 2016 Annual Incentive Plan for fiscal 2016. The actual dollar amounts earned will be paid in December 2016 and are included in column (g) in the fiscal 2016 row of the Summary Compensation Table.

(2)

The amounts in these columns represent potential payments under LTIPP awards for the fiscal 2016-2018 performance period under the 2015 Incentive Plan. In addition, these columns also include performance-based restricted shares granted as part of the Executive Performance and Incentive Program under the 2015 Incentive Plan. The terms of these shares granted under the Executive Performance and Incentive Program are described in more detail below in the Performance-Based Restricted Shares section.

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(3)	Restricted Stock Unit grants made on November 18, 2015, were made pursuant to the 2015 Incentive Plan and vest one-third in each of the next three years.

(4)

The amounts in column (j) represent the number of SARs granted to named executive officers under the 2015 Incentive Plan in fiscal 2016. All SARs were granted at an exercise price of $111.89 per share, the closing price of Ashland Common Stock as reported on the NYSE on November 18, 2015.

(5)

The dollar amounts in column (l) are calculated in accordance with FASB ASC Topic 718 and assume (i) payment of Performance Unit awards at target using a Monte-Carlo simulation valuation for the TSR portion ($108.11 per unit for the ROI portion and $111.95 per unit for the TSR portion, for a weighted average price of $110.03 per unit); (ii) valuation of all SARs using the Black-Scholes valuation model ($26.24 per SAR granted on November 18, 2015); and (iii) the grant date fair value for RSU awards using the closing price of Ashland Common Stock of $111.89 on November 18, 2015. For further information on the Black-Scholes model and related stock price assumptions utilized during fiscal 2016, see Note Q to the Notes to Consolidated Financial Statements in the 2016 Form 10-K.

The dollar amounts in column (l) for the Executive Performance Incentive and Retention Program awards are calculated assuming target performance using a Monte Carlo simulation valuation model (a weighted price of $114.54 per unit, consisting of two-thirds at $115.86 per unit for the TSR portion and one-third at $111.89 per unit for the non TSR portion) using the following key assumptions: (i) Risk-free interest rate of .49% – 1.68% and (ii) volatility of 21.1%.

Annual Incentive Compensation

Incentive compensation for executives is primarily awarded annually, contingent upon meeting applicable targets. After the beginning of each fiscal year, performance hurdle, target and maximum objectives are established for the upcoming year. Awards for the Chief Executive Officer and certain other executive officers are based upon overall Ashland performance as well as the performance of Ashland’s business segments. Awards for other executives and employees are based upon the performance of Ashland’s divisions. Awards for division employees are based primarily on division performance.

The performance hurdle, target and maximum objectives for fiscal 2016 included measures of Operating Income and Working Capital Efficiency, as well as a “safety modifier.” The Compensation Discussion and Analysis section in this proxy statement discusses the fiscal 2016 performance goals as well as other aspects of this program.

Long-Term Incentive Performance Plan - Performance Units

Performance Unit awards, granted under the LTIPP, are available to certain key employees. These awards are long-term incentives tied to Ashland’s return on investment (ROI) and total shareholder return (TSR) over the performance period. Awards are granted annually, with each award covering a three-year performance period.

After the beginning of the performance period, performance hurdle, target and maximum objectives are established for the performance period. The initial number of Performance Units awarded is based on the employee’s salary or midpoint of salary band depending on salary band. For accelerated vesting events, see the SARs/Stock Options, Incentive Compensation, Restricted Stock/Restricted Stock Units and Performance Units subsection of the Potential Payments upon Termination or Change in Control section in this proxy statement. The Compensation Discussion and Analysis section in this proxy statement discusses fiscal 2016-2018 LTIPP awards.

Stock Appreciation Rights

Ashland’s employee SARs grants are designed to link executive compensation with increased stockholder value over time. In determining the amount of SARs to be granted annually to key employees, a target number of shares for each employee band level is established. All SARs are granted with an exercise price equal to the fair market value of Ashland Common Stock on the

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date of grant. Vesting of SARs occurs over a period of three years, as more fully described in footnote (1) of the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement. For accelerated vesting events, see the SARs/Stock Options, Incentive Compensation, Restricted Stock/Restricted Stock Units and Performance Units subsection of the Potential Payments upon Termination or Change in Control section in this proxy statement. SARs are not re-valued if the stock price declines below the grant price. The Compensation Discussion and Analysis section in this proxy statement discusses the material aspects of this program.

Restricted Stock/Restricted Stock Units

Ashland’s RS/RSU grants are designed to link executive compensation with increased stockholder value over time. In determining the amount of RS/RSU awards to be granted annually to key employees, a target number of shares for each employee band level is established. All RS/RSU awards are granted with a price equal to the fair market value of Ashland’s Common Stock on the date of grant. Vesting of the annual grant of RS/RSU awards occurs over a period of three years, as more fully described in footnote (2) of the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement.

The P&C Committee may award restricted shares of Ashland Common Stock and/or RSUs to named executive officers. RS/RSU awards are intended to reward superior performance and encourage continued employment with Ashland. For vesting periods applicable to RS/RSU awards granted to named executive officers, see footnote (2) of the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement.

RS/RSUs may not be sold, assigned, transferred or otherwise encumbered during the restricted period. Dividends are paid on the RS/RSUs with additional RS/RSUs subject to the same vesting requirements. For accelerated vesting events, see the SARs/Stock Options, Incentive Compensation, RS/RSUs and Performance Units subsection of the Potential Payments upon Termination or Change in Control section in this proxy statement. The terms of the RSUs are generally the same as RS, except RSUs will not have voting rights and will not be counted as outstanding shares.

Performance-Based Restricted Shares

In connection with the adoption of the new change in control agreements and in consideration of the previously announced intent to separate Ashland into two independent, publicly traded companies, on October 5, 2015, the P&C Committee approved the Executive Performance Incentive and Retention Program for the named executive officers.

The philosophy behind this program was to provide an additional incentive to the named executive officers to remain employed by Ashland in the critical period up to the final separation and by Ashland or Valvoline following the final separation, and to provide increased alignment between executives and stockholders by providing equity-based compensation that vests based on both relative TSR and the participant’s continued service. These grants also require the completion of the final separation in order to vest and therefore motivate participants to successfully position both Ashland and Valvoline as two independent publicly traded companies.

On November 18, 2015, the P&C Committee approved the terms and grants of performance-based restricted shares under the 2015 Incentive Plan.

In connection with the final separation, a pro-rated portion of the performance-based restricted shares (such proration to be determined based on the period elapsed between October 1, 2015 and the closing of the final separation, but in any event no less than two-thirds of the shares) can convert into a number of TVRS of either new Ashland or Valvoline (depending on which entity employs the executive officer immediately following the final separation) based on the combined weighted-average TSR of new Ashland and Valvoline, relative to the TSR of a group

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of peer companies, over the period beginning October 1, 2015 and ending on the 120th day following the closing of the final separation. If the final separation occurs after November 18, 2018, 100% of the grant will be subject to the TSR performance metric.

The performance-based restricted shares were granted at the “Maximum” performance level, and some or all of the shares will be forfeited or earned below the maximum level to the extent TSR performance is below maximum or if the final separation occurs prior to November 18, 2018. “Maximum” performance is defined as 90th percentile or greater TSR performance relative to the peer group and will result in 100% of PBRS subject to the performance goal converting into TVRS. “Target” performance is defined as 50th percentile TSR performance relative to the peer group and will result in 50% of the PBRS subject to the performance goal converting into TVRS. “Threshold” performance is defined as 35th percentile TSR performance relative to the peer group and will result in 12.5% of the PBRS subject to the performance goal converting into TVRS. TSR performance below the 35th percentile will result in 0% of the PBRS that are subject to the performance goal converting into TVRS. Any PBRS subject to the TSR performance goal that are not converted into TVRS will be forfeited.

As described above, the number of shares that are subject to the TSR performance goal will depend on the timing of the final separation. The shares that are not subject to the TSR performance goal will convert into TVRS at “Target” level. In no event will more than one-sixth of the shares awarded convert into TVRS without being subject to the TSR performance goal.

The TVRS will generally cliff vest upon the third anniversary of the grant date, so long as the participant remains employed through the vesting date. The TVRS held by Mr. Wulfsohn will generally cliff vest on the fourth anniversary of the grant date, so long as he remains employed through the vesting date. If the Board decides in its discretion that the Company should not go forward with the final separation, all awards under this Executive Performance Incentive and Retention Program will be forfeited.

If a participant is terminated without “cause” or due to the participant’s death or disability prior to the final separation and outside the context of a change in control, a pro rata portion of the award will vest subject to the achievement of the TSR performance goal. If a participant is terminated without “cause” or due to the participant’s death or disability after the final separation and outside the context of a change in control, then the award will vest in full. If following a change in control (whether prior to or following the final separation) a participant is terminated without “cause” or due to the participant’s death or disability, or the participant terminates employment for “good reason” (as described below), then the award will vest in full. The awards are excluded from coverage under the 2015 change in control agreements.

For purposes of the Executive Performance Incentive and Retention Program, “good reason” means (1) a 15% or greater reduction in the participant’s base salary as in effect as of immediately prior to a change in control, (2) the relocation of the participant’s principal work location to a location outside a 50-mile radius from the participant’s principal work location as of a change in control and (3), solely in the case of Mr. Wulfsohn, the assignment during the final year of the vesting period of primary duties and responsibilities that are of a type substantially different from the type of duties and responsibilities performed by Mr. Wulfsohn as of immediately prior to a change in control.

Dividends are paid on the Executive Performance Incentive and Retention Program Awards with additional restricted shares subject to the same vesting requirements as the underlying restricted shares to which they relate (including performance vesting, if any).

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding SARs, Performance Units and RS/RSUs held by each of the named executive officers as of September 30, 2016.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (1) (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (1) (#) (c)		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($) (j)
W. A. Wulfsohn	-	57,250	(4)	-	111.89	12/18/2025
	23,000	23,000	(5)	-	117.38	2/28/2025
							43,792	5,077,703
									90,732	10,520,317

J. K. Willis	-	16,050	(4)	-	111.89	12/18/2025
	6,550	6,550	(6)	-	112.91	12/12/2024
	10,125	3,375	(7)	-	89.69	12/13/2023
	2,623	-		-	87.86	6/3/2023
	2,900	-		-	70.37	12/14/2022
	1,225	-		-	55.56	1/2/2022
							22,702	2,632,275
									32,169	3,729,938

P. J. Ganz	-	9,750	(4)	-	111.89	12/18/2025
	3,750	3,750	(6)	-	112.91	12/12/2024
	5,550	1,850	(7)	-	89.69	12/13/2023
	15,500	-		-	70.37	12/14/2022
	3,300	-		-	55.56	1/2/2022
							16,182	1,876,254
									24,424	2,831,905

L. Fernandez- Moreno	-	10,000	(4)	-	111.89	12/18/2025
	3,275	3,275	(6)	-	112.91	12/12/2024
	4,875	1,625	(7)	-	89.69	12/13/2023
	2,875	-		-	69.15	12/26/2022
							46,761	5,421,972
									24,533	2,844,543

A. T. Schumann	-	4,300	(4)	-	111.89	12/18/2025
	1,650	1,650	(6)	-	112.91	12/12/2024
	2,550	850	(7)	-	89.69	12/13/2023
	6,300	-		-	70.37	12/14/2022
							8,986	1,041,950
									15,825	1,834,909

S. J. Mitchell	-	8,550	(4)	-	111.89	12/18/2025
	2,950	2,950	(6)	-	112.91	12/12/2024
	4,650	1,550	(7)	-	89.69	12/13/2023
	11,500	-		-	70.37	12/14/2022
	9,700	-		-	55.56	1/2/2022
	9,300	-		-	51.86	12/17/2020
	12,300	-		-	65.78	12/15/2016
							15,274	1,770,986
									21,924	2,542,030

(1)

The numbers in columns (b) and (c) relate to SARs which vest over a three-year period measured from the date of grant. Fifty percent vest on the first anniversary of grant, 25% vest on the second anniversary of grant and 25% on the third anniversary of grant.

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(2)	The numbers in column (g) and the dollar values in column (h) represent the number of shares earned for the fiscal 2014-2016 LTIPP performance period and/or unvested RS/RSUs.

The number of shares of Ashland Common Stock earned for the fiscal 2014-2016 LTIPP awards was determined by the P&C Committee in November 2016 and became vested when paid in November 2016. For Messrs. Willis, Ganz, Fernandez-Moreno and Mitchell, the amount reported in columns (g) and (h) includes 8,532, 4,740, 4,029 and 3,911 shares of Ashland Common Stock, respectively. For Ms. Schumann, the amount reported in columns (g) and (h) includes 2,133 shares of Ashland Common Stock.

The following paragraphs list the unvested RS/RSUs as of September 30, 2016 for each named executive officer. Unless otherwise noted, the RS/RSUs vest 33.3% on the first anniversary of grant, 33.3% on the second anniversary of grant and 33.4% on the third anniversary of grant. Any additional RS/RSUs earned from dividends will vest when the underlying RS/RSUs vest.

For Mr. Wulfsohn, the amounts reported in columns (g) and (h) represent (i) 25,000 RS remaining from a grant of 50,000 RS on January 2, 2015 under the Inducement Award that will vest on January 2, 2017; and 932 RS earned from dividends; (ii) 7,070 RS remaining from a grant of 10,600 RS on January 29, 2015; and 167 RS earned from dividends; and (iii) 10,800 RSUs granted November 18, 2015; and 155 RSUs earned from dividends.

For Mr. Willis, the amounts reported in columns (g) and (h) also represent (i) 1,233 RS remaining from a grant of 3,700 RS granted on November 13, 2013; and 90 RS earned from dividends; (ii) 2,067 RS remaining from a grant of 3,100 RS granted on November 12, 2014; and 56 RS earned from dividends; (iii) 7,500 RS granted on November 17, 2014 that vested 5,000 shares on November 17, 2016 and will vest 2,500 shares on November 17, 2017; and 177 RS earned from dividends; and (iv) 3,050 RSUs granted November 18, 2015; and 43 RSUs earned on dividends.

For Mr. Ganz, the amounts reported in columns (g) and (h) also represent (i) 667 RS remaining from a grant of 2,000 RS granted November 13, 2013; and 27 RS earned from dividends; (ii) 1,167 RS remaining from a grant of 1,750 RS granted November 12, 2014; and 27 RS earned from dividends; (iii) 7,500 RS granted on November 17, 2014 that vested 5,000 shares on November 17, 2016 and will vest 2,500 shares on November 17, 2017; and 177 RS earned from dividends; and (iv) 1,850 RSUs granted November 18, 2015; and 26 RSUs earned on dividends.

For Mr. Fernandez-Moreno, the amounts reported in columns (g) and (h) also represent (i) 600 RS remaining from a grant of 1,800 RS on November 13, 2013; and 26 RS earned from dividends; (ii) 5,000 RS remaining from a grant of 15,000 RS on November 13, 2013 that will vest on November 13, 2017; and 208 RS earned from dividends; (iii) 10,000 RS granted on May 14, 2014, that will vest 100% on May 14, 2017, and 331 RS earned from dividends; (iv) 1,000 RS remaining from a grant of 1,500 RS granted November 12, 2014; and 22 RS earned from dividends; (v) 15,000 RS granted on November 17, 2014 that vested 10,000 shares on November 17, 2016 and 5,000 shares on November 17, 2017; and 357 RS earned from dividends; (vi) 8,000 RS granted on July 15, 2015, that will vest 100% on July 15, 2018, and 142 RS earned from dividends and (vii) 1,900 RSUs granted November 18, 2015; and 27 RSUs earned from dividends.

For Ms. Schumann, the amounts reported in columns (g) and (h) also represent (i) 300 RS remaining from a grant of 900 RS granted on November 13, 2013; and 14 RS earned from dividends; (ii) 533 RS remaining from a grant of 800 RS granted on November 12, 2014; and 13 RS earned from dividends; (iii) 5,000 RS granted on September 17, 2014 that will vest 100% on September 17, 2017; and 131 RS earned from dividends; and (iv) 850 RSUs granted November 18, 2015; and 12 RSUs earned from dividends.

For Mr. Mitchell, the amounts reported in columns (g) and (h) also represent (i) 567 RS remaining from a grant of 1,700 RS granted November 13, 2013; and 24 shares earned from dividends; (ii) 934 RS remaining from a grant of 1,400 RS granted on November 12, 2015; (iii) 8,000 RS granted on July 15, 2015 that will vest 100% on July 15, 2018; and 142 RS earned from dividends; and (iv) 1,650 RSUs granted November 18, 2015; and 23 RSUs earned from dividends.

(3)	The numbers in column (i) represent the estimated units granted through September 30, 2016, under the LTIPP for the fiscal 2015-2017 and the fiscal 2016-2018 performance periods and the number of

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performance-based restricted shares under the Executive Performance Incentive and Retention Program. The estimated number is computed assuming that the target performance goals are achieved. The dollar amounts in column (j) correspond to the units identified in column (i). For LTIPP units, the dollar value is computed by converting the units to shares of Ashland Common Stock on a one-for-one basis. The number of LTIPP shares and performance-based restricted shares is then multiplied by the closing price of Ashland Common Stock of $115.95 as reported on the NYSE on September 30, 2016. Payment, if any, under the LTIPP will generally be made in Ashland Common Stock for the fiscal 2015-2017 and the fiscal 2016-2018 performance periods other than for LTIPP awards that convert into Valvoline equity awards upon closing of the final separation, as described in the Compensation Discussion and Analysis section of this proxy.

(4)	These numbers relate to SARs granted on November 18, 2015, that vest over the three-year period referenced in footnote (1) above.

(5)	These numbers relate to SARs granted on January 29, 2015, that vest over the three-year period referenced in footnote (1) above.

(6)	These numbers relate to SARs granted on November 12, 2014, that vest over the three-year period referenced in footnote (1) above.

(7)	These numbers relate to SARs granted on November 13, 2013, that vest over the three-year period referenced in footnote (1) above.

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Option Exercises and Stock Vested

The following table sets forth certain information regarding the value realized by each named executive officer during fiscal 2016 upon the exercise of SARs and the vesting of Performance Units and RS/RSUs.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)(3)	Value Realized on Vesting (2)(3)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
W. A. Wulfsohn	0	0	28,909	2,926,874

J. K. Willis	0	0	5,835	645,718

P. J. Ganz	0	0	5,864	652,047

L. Fernandez-Moreno	0	0	9,662	1,063,725

A. T. Schumann	1,375	92,001	2,427	269,726

S. J. Mitchell	0	0	4,468	496,580

(1)	The amounts in column (b) include the gross number of shares acquired on exercise of SARs. The amounts in column (c) represent the value realized on exercise.

(2)

For Messrs. Willis, Ganz, Fernandez-Moreno and Mitchell, and Ms. Schumann, the amounts in column (d) include 1,761; 4,597; 3,423; 3,423 and 1,859 shares of Ashland Common Stock, respectively, received in settlement of the fiscal 2013-2015 LTIPP. The dollar amounts in column (e) represent the value of the fiscal 2013-2015 LTIPP (computed by multiplying the number of shares awarded by $111.89, the closing price of Ashland Common Stock as reported on November 18, 2015, the date the P&C Committee approved the payment). The weighted score for the 2013-2015 LTIPP was 97.8%.

(3)	The amounts in column (d) also include the following RS vestings:

(i) Mr. Wulfsohn received 25,332 shares with the value included in column (e) using the Ashland Common Stock closing price of $102.16 on January 24, 2016, and he received 3,577 shares, with the value included in column (e) using Ashland Common Stock closing price of $94.76;

(ii) Mr. Willis received 1,040 shares, with the value included in column (e) using the Ashland Common Stock closing price of $108.06 on November 12, 2015; he received 1,260 shares with the value included in column (e) using the Ashland Common Stock closing price of $109.20 on November 13, 2015, and he received 1,774 shares, with the value included in column (e) using the Ashland Common Stock closing price of $112.01 on May 3, 2016;

(iii) Mr. Ganz received 586 shares with the value included in column (e) using the Ashland Common Stock closing price of $108.06 on November 12, 2015, and he received 681 shares with the value included in column (e) using the Ashland Common Stock closing price of $109.20 on November 13, 2015;

(iv) Mr. Fernandez-Moreno received 503 shares with the value included in column (e) using the Ashland Common Stock closing price of $108.06 on November 12, 2015, and he received 5,736 shares with the value included in column (e) using the Ashland Common Stock closing price of $109.20 on November 13, 2015;

(v) Ms. Schumann received 266 shares, with the value included in column (e) using the Ashland Common Stock closing price of $108.06 on November 12, 2015, and she received 302 shares with the value included in column (e) using the Ashland Common Stock closing price of $109.20 on November 13, 2015; and

(vi) Mr. Mitchell received 468 shares, with the value included in column (e) using the Ashland Common Stock closing price of $108.06 on November 12, 2015, and he received 577 shares with the value included in column (e) using the Ashland Common Stock closing price of $109.20 on November 13, 2015.

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Pension Benefits

The following table shows the actuarial present value of the named executive officers’ (other than William A. Wulfsohn, Peter J. Ganz, and Luis Fernandez-Moreno) accumulated benefits under each of Ashland’s qualified and non-qualified pension plans, calculated as of September 30, 2016. Messrs. Wulfsohn, Ganz, and Fernandez-Moreno are not eligible to participate in the Pension Plan, the Excess Plans or the SERP (as defined in footnote 1). Mr. Wulfsohn joined Ashland on January 1, 2015, Mr. Ganz joined Ashland in July 2011, and Mr. Fernandez-Moreno joined Ashland in November 2012, and these plans were closed to new employees on January 1, 2011. On September 30, 2016, these plans were frozen to future benefit accruals and on September 1, 2016, the sponsorship of these plans was transferred to Valvoline LLC. Please see the narrative to the Pension Benefits table below for further information.

Name (a)	Plan Name (1) (b)	Number of Years Credited Service (2) (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
J. K. Willis	Ashland Hercules Pension Plan	27 years 9 months	1,176,253
	Valvoline Excess Benefit Pension Plan	27 years 9 months	475,630
	Valvoline Supplemental Early Retirement Plan for Certain Employees	20 years	3,686,959

A. T. Schumann	Ashland Hercules Pension Plan	16 years	711,673
	Hercules Excess Plan	16 years	349,453

S. J. Mitchell	Ashland Hercules Pension Plan	18 years 5 months	225,849
	Valvoline Excess Benefit Pension Plan	18 years 5 months	83,448
	Valvoline Supplemental Early Retirement Plan for Certain Employees	19 years 5 months	4,181,581

(1)

The Ashland Hercules Pension Plan (the “Pension Plan”) is a tax-qualified plan under Section 401(a) of the Code. The Valvoline Excess Benefit Pension Plan (the “Valvoline Excess Plan”) and the Hercules Inc. Employee Pension Restoration Plan (the “Hercules Excess Plan” and together with the Valvoline Excess Plan, the “Excess Plans”) are non-qualified plans that are coordinated with the tax-qualified plan. The Valvoline Supplemental Early Retirement Plan for Certain Employees (the “SERP”) is a non-qualified plan. The material terms of each of these plans are described in the narrative below.

(2)

The maximum number of years of credited service under the SERP is 20 years. The number of years of service for the SERP is measured from the date of hire. The number of years of service under the Pension Plan and the Excess Plans is measured from the date the named executive officer began participating in the Pension Plan.

Assumptions

The present values of the accumulated benefits were calculated as of September 30, 2016, based on the earliest age a participant could receive an unreduced benefit. For Mr. Willis and Ms. Schumann, age 62 is the earliest age that an unreduced benefit is available under the qualified Pension Plan and the applicable non-qualified Valvoline Excess Plan because their benefits are calculated under the traditional annuity pension formula. For Mr. Mitchell, age 55 is the

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earliest age he may receive unreduced benefits under the qualified Pension Plan and the non-qualified Valvoline Excess Plan because his qualified Pension Plan benefits are calculated under the cash balance pension formula. Therefore, the present value of his accumulated benefit was calculated as of January 1, 2015. The programs were closed to new employees on January 1, 2011.

Mr. Willis has a benefit in the qualified LESOP. The LESOP was completely allocated on March 31, 1996, and no additional benefits are accruing. The LESOP and the qualified Pension Plan are in a floor-offset arrangement. The value of the shares allocated to a participant’s LESOP offset account reduces the value of the participant’s Pension Plan benefit. A participant may elect to transfer his or her LESOP offset account to the Pension Plan at the time of his or her termination in order to receive an unreduced Pension Plan benefit. The calculations in the Pension Benefits table assume that the named executive officers with a LESOP benefit elect to transfer their LESOP offset accounts to the Pension Plan. On September 30, 2016, the LESOP was amended as described below.

The SERP provides an umbrella (or gross) benefit that is subject to certain reductions. The amount in the Pension Benefits table for the SERP benefit for applicable named executive officers is the net benefit under the SERP, after applicable reductions. The reductions referred to in this paragraph are described in the Supplemental Early Retirement Plan for Certain Employees (SERP) section below.

Under the SERP, the earliest age a named executive officer could receive an unreduced benefit is the earlier of age 55 or when the sum of the named executive officer’s age and service equals at least 80, provided that the officer has at least 20 years of service under the plan. Mr. Willis is the only currently employed named executive officer that has at least 20 years of service. The valuation method and all material assumptions applied in quantifying the present value of the accumulated benefit are incorporated by reference from Note N to the Notes to Consolidated Financial Statements in the 2016 Form 10-K.

Ashland Hercules Pension Plan (Pension Plan)

The Pension Plan is a tax-qualified defined benefit pension plan under Code Section 401(a). The Pension Plan provides retirement income for eligible participants. Beginning in January 2011, the Pension Plan was closed to new participants and to additional credits in the retirement growth account. On March 16, 2016, Ashland’s Board and P&C Committee decided to freeze future benefit accruals effective as of September 30, 2016. Additionally, in connection with the initial separation, sponsorship of the Pension Plan for all participants, including certain of our named executive officers, was transferred to Valvoline LLC on September 1, 2016.

The Pension Plan has two benefit formulas—a traditional formula, referred to as the annuity benefit, and a cash balance formula, referred to as the retirement growth account. The traditional formula produces an annuity benefit at retirement based on a percentage of final average compensation multiplied by years of plan service (see the description in the Traditional Benefit/Annuity Formula section below). The cash balance formula produces a hypothetical account balance based on the sum of contribution credits and interest on those contribution credits (see the description in the Retirement Growth Account Benefit/Cash Balance Formula section below). In general, participants who were actively employed on June 30, 2003, with at least 10 years of service remained in the annuity benefit formula. All other participants moved to the retirement growth account formula. The formula under which a participant’s benefit is computed is a matter of plan design and not participant election.

If a participant has a benefit payable from the LESOP, then the participant’s LESOP offset account reduces the amount payable to the participant, regardless of the formula under which the participant’s benefit is paid. At termination from employment, the participant may elect to transfer the LESOP offset account to the Pension Plan and receive an unreduced Pension Plan benefit. Sponsorship of the LESOP was transferred to Valvoline as of September 1, 2016. The LESOP

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was amended to freeze the benefit value as of September 30, 2016 and set the share price for pension coordination at the closing stock price on the last business day preceding the pension freeze date.

The Pension Plan was frozen effective September 30, 2016. Previously, years of service in addition to what is actually accrued under the Pension Plan cannot be granted. However, in the case of an acquisition, prior service with the acquired business has often counted for purposes of vesting and eligibility, but not for purposes of benefit accrual under the annuity benefit formula. These same rules apply equally to the Excess Plans.

Traditional Benefit/Annuity Formula

Under this formula, for certain highly compensated employees, compensation only includes base compensation, up to the maximum allowed under Code Section 401(a)(17). For all other participants, compensation includes base compensation and bonus amounts. This applies to both the annuity formula and the cash balance formula. The final average compensation formula is the average for a 48 consecutive month period producing the highest average for the last 120 months of credited service. For participants who were employees of Hercules prior to the acquisition, the final average compensation is the average for the 60 consecutive month period producing the highest average for the last 120 months of credited service.

The annual annuity benefit formula is:

(1.08% x final average compensation up to $10,700) + (1.5% x final average compensation exceeding $10,700)

x

(years of credited service, which means years as a participant in the plan up to a maximum of 35 years)

For participants who were employees of Hercules prior to the acquisition, the annual annuity benefit formula is:

(1.2% x final average compensation up to $53,400) + (1.6% x final average compensation exceeding $53,400)

x

(years of credited service)

The normal form of benefit payment under the annuity benefit is a single life annuity. However, as required by federal law, the normal form of benefit for a married participant is a joint and survivor annuity, unless the spouse consents to a different benefit distribution. A participant may also elect a non-spousal joint and survivor annuity or a 10-year term certain annuity. All payment forms are actuarially equivalent.

The normal retirement age is 65, but an unreduced benefit is paid for retirement at age 62. A participant may retire early once the participant is either at least age 55 or when the sum of the participant’s age and service equals at least 80.

Retirement Growth Account Benefit/Cash Balance Formula

Under this formula, contribution credits are accumulated in a notional account. Interest credits are allocated to each participant’s account monthly. The interest rate ranges from a minimum of 4.0% to a maximum of 7.0% and is set at the beginning of each plan year. The interest rate for fiscal 2016 was 4.0%.

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The accrued benefit under this formula is the balance in the retirement growth account. The benefit is payable in the same forms that apply to the annuity benefit formula or may be paid as a single lump sum.

The normal retirement age under the retirement growth account formula is also age 65. The earliest that a participant can receive an unreduced benefit is at age 55 with at least five years of service.

Non-Qualified Excess Defined Benefit Pension Plans (Excess Plans) and Non-Qualified Supplemental Defined Contribution Plan (NQSDC Plan)

The Excess Plans are unfunded, non-qualified plans providing a benefit payable, based on the applicable named executive officer’s pension plan eligibility, equal to the difference between the benefit under the Pension Plan in the absence of the Code limits (the gross benefit) and the actual benefit that would be payable under the Pension Plan.

The Excess Plans cover employees (i) who are eligible for the Pension Plan and whose benefit under the Pension Plan is limited because of either Code Section 401(a)(17) or Section 415(b) and (ii) who are not terminated for cause as defined in the Excess Plans. For purposes of computing the Excess Plans’ benefits, a participant’s compensation is defined the same as it is for the Pension Plan. However, the limits on the compensation under the Pension Plan that are imposed by the Code do not apply under the Excess Plans.

The benefit under the Excess Plans is payable in a lump sum and may be transferred to the Employees’ Deferral Plan. A benefit payable to a named executive officer and certain other highly compensated participants cannot be paid for six months following separation from service. Messrs. Willis and Mitchell and Ms. Schumann participate in an Excess Plan. On March 16, 2016, Ashland’s Board and P&C Committee decided to freeze future benefit accruals effective September 30, 2016. In addition, in connection with the initial separation, sponsorship of the Excess Plans was transferred to Valvoline on September 1, 2016.

The NQSDC Plan is an unfunded, non-qualified plan that provides a contribution equivalent to the company match and supplemental company contributions on annual incentive compensation paid and eligible earnings in excess of limits established under Code Section 401(a)(17) not permitted in the qualified 401(k) plan. The account balance may be invested in the mutual funds available in the Employees’ Deferral Plan (described on page 72). The benefit payable under the NQSDC Plan will be made in installments or as a lump sum based on distribution elections. Named executive officers and certain other highly compensated participants cannot begin to receive distributions for six months following separation from service. Messrs. Wulfsohn, Ganz and Fernandez-Moreno participate in the NQSDC Plan. The NQSDC Plan was amended on May 13, 2015 to fix the substitute contribution at four percent (4%) of participant’s incentive compensation, excess base compensation and excess base compensation deferrals for the plan year, as defined in the NQSDC Plan. In addition, the one-year service requirement was removed from the NQSDC Plan allowing immediate participation in the NQSDC Plan upon hire. On September 22, 2016, the P&C Committee took action to freeze the NQSDC to future benefits as of September 30, 2016. In connection with such freeze, the P&C Committee adopted the Ashland Global Holdings Inc. Non-Qualified Defined Contribution Plan for Certain Employees (the “2016 Non-Qualified Plan”) to continue to provide benefits for a select group of management or highly compensated Ashland employees that supplements the limitation on compensation imposed by Section 401(a)(17) of the Code (including successor provisions thereto) on qualified Ashland 401(k) Plan contributions.

Supplemental Early Retirement Plan for Certain Employees (SERP)

The SERP is an unfunded, non-qualified plan allowing designated employees to retire prior to their sixty-fifth birthday without an immediate substantial loss of income. This Plan is a supplemental

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retirement arrangement for a select group of management participating in the SERP as of December 31, 2010. Beginning January 1, 2011, the eligibility for this program was restricted to employees participating in the Ashland Hercules Traditional Pension Plan who were subsequently promoted into an executive level position, on or after January 1, 2011. Employees not eligible for the Pension Plan who would have otherwise been eligible to participate in the SERP will now participate only in the 2016 Non-Qualified Plan.

The SERP benefit formula covering the applicable named executive officers and certain other designated executive level participants provides a benefit of 25% of final average compensation multiplied by the participant’s years of service up to 20 years. For this purpose, the final average compensation formula is total compensation (base plus incentive compensation) for the 36 months out of the 84 months before retirement that produces the highest average.

The applicable named executive officers may retire on the earlier of age 55 with three years of service or when the sum of the executive’s age and service equals at least 80. The benefit produced by the above described formula is subject to proportionate reduction for each year of service credited to the participant that is less than 20 years of service. Additionally, the benefit is reduced by the sum of the following:

•	The participant’s qualified Pension Plan benefit (assuming the LESOP offset account is transferred to the Pension Plan);

•	The participant’s Excess Plan benefit; and

•	50% of any shares of Ashland Common Stock that could not be allocated to the participant’s account in the LESOP due to Code limits.

SERP benefits become vested upon attaining three years of service. Messrs. Willis and Mitchell and Ms. Schumann are vested in the SERP.

The SERP benefit is payable in a lump sum and may be transferred to the Employees’ Deferral Plan. Distributions to the applicable named executive officers and certain other highly compensated participants cannot begin until six months after separation from service.

The SERP was frozen on September 30, 2016. Prior to the SERP freezing, ordinarily, years of service in addition to what is actually accrued are not granted. However, in the case of an acquisition, prior service with the acquired business has counted for purposes of vesting but not for calculating benefits under the SERP.

The SERP was amended on July 15, 2015 to stipulate designated employees participating in the SERP as of December 30, 2010 will continue to have their benefit calculated on 36 months out of the 84 months before retirement that produces the highest average. Designated employees who began participating in the SERP on or after January 1, 2011 will have their benefit calculated on 60 months out of 120 months before retirement that produces the highest average. On November 18, 2015, the P&C Committee took action to close the SERP to those participating in the Pension Plan who receive an executive level promotion. The SERP is now closed to all new participants. On March 16, 2016, Ashland’s Board and P&C Committee decided to freeze future benefit accruals under the SERP effective September 30, 2016. In connection with the initial separation, sponsorship of the SERP for all participants, including certain of our named executive officers, was transferred to Valvoline on September 1, 2016.

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Non-Qualified Deferred Compensation

The following table sets forth certain information for each of the named executive officers regarding non-qualified deferred compensation for fiscal 2016.

Name (a)	Executive Contributions in Last FY (1) ($) (b)	Registrant Contributions in Last FY (2) ($) (c)	Aggregate Earnings/ (Investment Change) in Last FY (3) ($) (d)	Aggregate Withdrawals/ Distributions in Last FY ($) (e)	Aggregate Balance at September 30, 2015 ($) (f)
W. A. Wulfsohn	-	142,242	(248)	-	141,993

J. K. Willis	-	-	251,840	(17,402)	1,739,636

P. J. Ganz	49,344	49,182	36,002	-	397,058

L. Fernandez-Moreno	-	29,085	9,639	-	94,531

A. T. Schumann	178,307	-	94,528	-	1,952,820

S. J. Mitchell	23,455	-	818,727	-	7,206,413

(1)

The value for Mr. Ganz in column (b) relates to the deferral of a portion of his annual incentive compensation award paid in December 2015, which was included in the Summary Compensation Table for fiscal 2015. The value for Ms. Schumann included in column (b) relates to the deferral of a portion of her salary in fiscal 2016 which is included in column (c) of the Summary Compensation table in this proxy statement and the deferral of a portion of her 2013-2015 LTIPP shares included in the Option Exercises and Stock Vested table in this proxy statement. The value for Mr. Mitchell included in column (b) relates to the deferral of a portion of his salary in fiscal 2016 and is included in column (c) of the Summary Compensation Table in this proxy statement.

(2)

The value in column (c) for Messrs. Wulfsohn, Ganz and Fernandez-Moreno relates to a contribution equivalent to the company match and supplemental company contributions on annual incentive compensation and base pay in excess of limits established under Code Section 401(a)(17) and not permitted in the qualified 401(k) plan. This amount is reported in column (i) of the Summary Compensation Table (inclusive of taxes) in this proxy statement.

(3)

Aggregate earnings are composed of interest, dividends, capital gains and appreciation/depreciation of investment results. These earnings are not included in the Summary Compensation Table in this proxy statement.

Ashland Employees’ Deferral Plan

The Employees’ Deferral Plan is an unfunded, non-qualified deferred compensation plan for a select group of highly compensated employees. Participants may elect to have up to 50% of base pay and up to 100% of their incentive compensation and/or Performance Unit awards contributed to the plan. Elections to defer compensation must be made in the calendar year prior to the calendar year in which payment is received. Ms. Schumann also has a balance in the Amended and Restated Hercules Deferred Compensation Plan, which was closed to new deferrals as of December 31, 2010. Her earnings and balance in the plan are reflected in the table above.

Participants elect how to invest their account balances from among a diverse set of mutual fund offerings and a hypothetical Ashland Common Stock fund. No guaranteed interest or earnings are available and there are no above market rates of return on investments in the plan. Beginning October 1, 2000, investments in the Ashland Common Stock fund may not be changed and must be distributed as Ashland Common Stock. Beginning in January 2016, LTIPP deferrals paid in stock must be invested in Ashland Common Stock and may not be changed. In all other events,

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participants may freely elect to change their investments. Withdrawals are allowed for an unforeseeable emergency (single sum payment sufficient to meet the emergency), disability (lump sum payment), upon separation from employment (payable as lump sum or installments per election) and at a specified time (paid as single sum). In addition, for pre-2005 contributions, participants may elect to have withdrawals paid in a lump sum (subject to a penalty of up to 10%).

A description of the NQSDC Plan is included in the narrative to the Pension Benefits table in this proxy statement.

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Potential Payments upon Termination or Change in Control

The following table summarizes the estimated amounts payable to each named executive officer in the event of a termination from employment or change in control as of September 30, 2016. A narrative description follows the table. Different termination events are identified in columns (b)-(g). Column (a) enumerates the types of potential payments for each named executive officer. As applicable, each payment or benefit is estimated across the table under the appropriate column or columns.

These estimates are based on the assumption that the various triggering events occur on September 30, 2016, the last day of fiscal 2016. Other material assumptions used in calculating the estimated compensation and benefits under each triggering event are noted below. The actual amounts that would be paid to a named executive officer upon certain terminations of employment or upon a change in control can only be determined at the time an actual triggering event occurs.

Potential Payments upon Termination or Change in Control Table

Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (9) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (10) ($) (d)	Retirement (11) ($) (e)	Change in Control without Termination (12) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason (13) ($) (g)
W. A. Wulfsohn
Cash severance	2,402,538	0	0	0	0	7,738,538
Accelerated SARs (1)	0	0	0	0	0	232,435
Restricted stock/RSUs (2) (3)	2,976,750	0	0	0	3,815,880	1,270,253
Performance-Restricted Stock (4)	1,390,864	1,390,864	0	0	0	5,563,455
LTIPP (5)	2,469,735	2,469,735	0	2,469,735	3,287,183	1,669,680
Incentive compensation (6)	1,105,248	1,105,248	0	1,105,248	1,105,248	0
Welfare benefit	3,188	0	0	0	0	17,707
Outplacement	7,000	0	0	0	0	7,000
Financial planning	12,500	0	0	0	0	12,500
280G excise tax gross-up (7)	0	0	0	0	0	0
Present value of retirement benefits (8)	0	0	0	0	0	0

Total	10,367,823	4,965,847	0	3,574,983	8,208,311	16,511,569

J. K. Willis
Cash severance	943,440	0	0	0	0	2,246,390
Accelerated SARs (1)	0	0	0	0	108,540	65,163
Restricted stock/RSUs (3)	0	0	0	0	1,284,262	358,728
Performance-Restricted Stock (4)	779,513	779,513	0	0	0	2,338,538
LTIPP (5)	1,683,053	1,683,053	0	1,683,053	1,913,020	467,665
Incentive compensation (6)	404,821	404,821	0	404,821	404,821	0
Welfare benefit	3,188	0	0	0	0	17,263
Outplacement	7,000	0	0	0	0	7,000
Financial planning	7,500	0	0	0	0	7,500
280G excise tax gross-up (7)	0	0	0	0	0	0
Present value of retirement benefits (8)	0	0	0	0	0	0

Total	3,828,515	2,867,386	0	2,087,874	3,710,643	5,508,247

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Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (9) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (10) ($) (d)	Retirement (11) ($) (e)	Change in Control without Termination (12) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason (13) ($) (g)
P. J. Ganz
Cash severance	841,281	0	0	0	0	1,894,781
Accelerated SARs (1)	0	0	0	0	59,981	39,585
Restricted stock/RSUs (3)	0	0	0	0	1,109,062	217,590
Performance-Restricted Stock (4)	667,621	667,621	0	0	0	2,002,862
LTIPP (5)	959,293	959,293	0	959,293	1,092,636	286,010
Incentive compensation (6)	313,680	313,680	0	313,680	313,680	0
Welfare benefit	3,188	0	0	0	0	17,707
Outplacement	7,000	0	0	0	0	7,000
Financial planning	5,000	0	0	0	0	5,000
280G excise tax gross-up (7)	0	0	0	0	0	0
Present value of retirement benefits (8)	0	0	0	0	0	0

Total	2,797,063	1,940,594	0	1,272,973	2,575,358	4,470,534

L. Fernandez-Moreno
Cash severance	848,722	0	0	0	0	1,927,122
Accelerated SARs (1)	0	0	0	0	52,629	40,600
Restricted stock/RSUs (3)	0	0	0	0	3,773,477	1,167,535
Performance-Restricted Stock (4)	685,361	685,361	0	0	0	2,056,083
LTIPP (5)	859,673	859,673	0	859,673	975,623	293,740
Incentive compensation (6)	204,405	204,405	0	204,405	204,405	0
Welfare benefit	3,168	0	0	0	0	17,607
Outplacement	7,000	0	0	0	0	7,000
Financial planning	5,000	0	0	0	0	5,000
280G excise tax gross-up (7)	0	0	0	0	0	0
Present value of retirement benefits (8)	0	0	0	0	0	0

Total	2,613,328	1,749,439	0	1,064,078	5,006,133	5,514,687

A. T. Schumann
Cash severance	613,746	0	0	0	0	1,376,346
Accelerated SARs (1) (14)	40,431	0	0	0	27,337	17,458
Restricted stock/RSUs (3) (14)	761,305	0	0	0	694,656	99,973
Performance-Restricted Stock (4)	487,956	487,956	0	0	0	1,463,869
LTIPP (5) (14)	430,909	430,909	0	430,909	490,816	127,545
Incentive compensation (6) (14)	227,065	227,065	0	227,065	227,065	0
Welfare benefit	10,192	0	0	0	0	17,008
Outplacement	7,000	0	0	0	0	7,000
Financial planning	5,000	0	0	0	0	5,000
280G excise tax gross-up (7)	0	0	0	0	0	0
Present value of retirement benefits (8)	0	0	0	0	0	0

Total	2,583,603	1,145,930	0	657,974	1,439,875	3,114,199

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Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (9) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (10) ($) (d)	Retirement (11) ($) (e)	Change in Control without Termination (12) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason (13) ($) (g)
S. J. Mitchell
Cash severance	870,497	0	0	0	0	2,110,657
Accelerated SARs (1) (14)	75,706	0	0	0	49,671	34,713
Restricted stock/RSUs (3) (14)	308,752	0	0	0	179,375	1,138,131
Performance-Restricted Stock (4)	617,376	617,376	0	0	0	1,852,127
LTIPP (5) (14)	787,745	787,745	0	787,745	892,100	251,225
Incentive compensation (6) (14)	582,336	582,336	0	582,336	582,336	0
Welfare benefit	12,715	0	0	0	0	17,891
Outplacement	7,000	0	0	0	0	7,000
Financial planning	5,000	0	0	0	0	5,000
280G excise tax gross-up (7)	0	0	0	0	0	0
Present value of retirement benefits (8)	0	0	0	0	0	0

Total	3,267,126	1,987,457	0	1,370,081	1,703,482	5,416,744

(1)

A change in control without termination results in unvested SARs becoming immediately vested for SARs granted under the 2011 Incentive Plan. As described below, the P&C Committee approved Double-Trigger Award Agreements in July 15, 2015 that can be used under the 2015 Incentive Plan and provide benefits upon a change in control and qualifying termination. All SARs granted to named executive officers since July 15, 2015 have used the Double-Trigger Award Agreements and therefore only become immediately vested upon a change in control and qualifying termination. See the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement for the number of SARs outstanding for each named executive officer.

(2)	Under Mr. Wulfsohn’s Inducement Award, if he is terminated for reasons other than cause, any unvested shares will be paid in cash in an amount equal to the value of the shares on the date of grant.

(3)

As described below, the P&C Committee approved Double-Trigger Award Agreements that can be used under the 2015 Incentive Plan and provide benefits upon a change in control and qualifying termination. All RS/RSU grants to named executive officers after July 15, 2015 have been made using the Double-Trigger Award Agreements which only become immediately vested upon a change in control and qualifying termination.

(4)

The award agreements under the Executive Performance Incentive and Retention Program contain change in control provisions and the awards are excluded from coverage under the 2015 change in control agreements. Pursuant to the award agreements, if an executive terminates employment following a change in control, other than for good reason (as defined in the award agreements and described below), the Executive Performance Incentive and Retention Program award would be forfeited in its entirety. If the executive terminates without “cause” or due to death or disability prior to final separation, the award will vest pro rata subject to the achievement of the performance conditions. If after the final separation, the executive terminates without “cause”, due to death or disability or, solely after a change in control, for “good reason”, the converted award will vest in full.

(5)

The LTIPP amounts identified in all of the columns except for columns (f) and (g) are based on the actual results for the fiscal 2014-2016 performance period and pro-rata payments under the LTIPP for the fiscal 2015-2017 and fiscal 2016-2018 performance periods at their respective targets (to the extent the named executive officer received a grant). If one of the events represented by columns (b), (c) or (e) occurred, the pro-rata payments would be based on actual results, rather than target.

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Pursuant to the 2011 Incentive Plan and the related award agreements, in the event of a change in control without termination as of September 30, 2016, as reported in column (f), the calculation would be based on the actual results for the fiscal 2014-2016 performance period. The fiscal 2015-2017 performance period would be accelerated and payment would be made based on actual results up to the date of the change in control. For purposes of this table, column (f) is calculated based on achievement of target for the fiscal 2015-2017 performance period. Pursuant to the executive change in control agreements, if applicable, the amount identified in column (g) of this table for each named executive officer would also represent the LTIPP Performance Units that are outstanding being paid at target, reduced by the amount the executive would receive as a result of a change in control identified in column (f). Since the amounts in column (f) are calculated based on the actual results for the 2014-2016 LTIPP Performance Units (which scored above target) and the 2015-2017 LTIPP Performance Units at target, there are no additional amounts in column (g).

The amounts in columns (f) and (g) pertain to the fiscal 2016-2018 LTIPP Performance Units. Pursuant to the 2015 Incentive Plan and the Double-Trigger Award Agreements, for the fiscal 2016-2018 LTIPP Performance Units, if the change in control occurs during the first twelve (12) months of the performance period, a pro-rata portion of the Performance Units will become vested at target as of the date of the change in control (column (f)) and the remaining Performance Units will be converted at target to time-based, stock-settled RSUs and continue to vest, subject to the participant’s continued employment through the vesting date; provided that any such outstanding unvested RSUs will immediately vest upon the termination of the Participant’s employment by Ashland without “cause”, and not as a result of the Participant’s disability or death, during the one-year period beginning on the date of the change in control (column (g)). If the change in control occurs after the first twelve (12) months of the performance period, a pro-rata portion of the Performance Units will become vested as of the date of the change in control based on the performance goals through the date of the change in control and the remaining Performance Units will be converted to time-based, stock-settled RSUs, and will continue to vest, subject to the Participant’s continued employment through the vesting date; provided that any such outstanding unvested RSUs will immediately vest upon the termination of the Participant’s employment by Ashland without cause, and not as a result of the Participant’s disability or death, during the one-year period beginning on the date of the change in control.

(6)

The amounts identified in the Incentive Compensation row of columns (b), (c) and (e) represent a payment of the fiscal 2016 annual incentive compensation based on actual results for the entire performance period. Upon a change in control, the performance period relating to any incentive award will be accelerated and payment will be made based upon achievement of the performance goals up to the date of the change in control. The amounts identified in the Incentive Compensation row of column (f) reflect this payment, based on actual results for the fiscal year.

(7)

Section 280G of the Code applies if there is a change in control of Ashland, compensation is paid to a named executive officer as a result of the change in control (“parachute payments”), and the present value of the parachute payments is 300% or more of the executive’s “base amount,” which equals the average W-2 income for the five-calendar-year period immediately preceding the change in control. If Section 280G applies, then the named executive officer is subject to an excise tax, under Section 4999(a) of the Code, equal to 20% of the amount of the parachute payments in excess of the base amount (the “excess parachute payments”), in addition to income and employment taxes. Moreover, Ashland is denied a federal income tax deduction for the excess parachute payments. No named executive officer has any amounts in the 280G Excise Tax Gross-Up row for the excise and related taxes, as required under the terms of the executive change in control agreements described below, which was effective on September 30, 2016. The calculations are based on the following assumptions: (i) an excise tax rate of 20% and a combined federal, state and local income and employment tax rate of 52%, (ii) a discount rate of 0.43%, and (iii) no amounts were allocated to the non-solicitation of non-competition covenants contained in the executive change in control agreements.

(8)

The present value of each applicable named executive officer’s retirement benefits as of September 30, 2016 (absent a change in control), is in the Pension Benefits table to this proxy statement. The account balances for each named executive officer as of September 30, 2016 in the Employees’ Deferral Plan are identified in the Non-Qualified Deferred Compensation table to this proxy statement.

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In connection with the initial separation, sponsorship of the SERP and Excess Plans were transferred to Valvoline. As a result, no payments are triggered in connection with a change in control of Ashland and, instead, will be triggered in connection with a change in control of Valvoline. If a change in control of Valvoline occurs, executives participating in the SERP will receive an additional three years each of age and service being credited to the calculation of the benefit under the SERP. The present value of this incremental additional benefit for Mr. Mitchell would be $134,983 and for Mr. Willis would be $17,261. Mr. Mitchell gains a benefit from the additional age and service because he has less than the 20 years necessary for a full SERP benefit, therefore, the additional service credit brings him closer to a full SERP benefit. For Messrs. Mitchell and Willis, the change in control makes it possible that they will be eligible for immediate retirement in the event of termination without cause or for good reason, thereby eliminating any discount. The additional age and service does not apply to the calculation of the Pension Plan and Excess Plan benefits. Messrs. Wulfsohn, Ganz and Fernandez-Moreno are not eligible to participate in the Pension Plan, the Excess Plans or the SERP.

(9)

For purposes of column (c), it is assumed that the named executive officer incurred a disabling event and termination on September 30, 2016. Executives receive Ashland’s standard Long Term Disability Plan which applies to substantially all of Ashland’s employees. Subject to coordination with other income received while disabled, the Long Term Disability Plan provides a benefit equal to 60% of base compensation and is limited in 2016 to $10,000 per month. If the named executive officer died, his or her beneficiaries would receive the same accelerated vesting of the Performance Units as the named executive officer would in the event of disability. Under the Executive Performance Incentive and Retention Program, if a named executive officer is terminated due to death or disability prior to the final separation and outside the context of a change in control, a pro rata portion of the award will vest subject to the achievement of the performance goal. The named executive officers also participate in a group variable universal life plan (GVUL) that is available to certain highly compensated employees. In the event of death, the executive receives the same benefits as identified with regard to disability in addition to the face amount of the policy plus their own invested amounts. For Messrs. Wulfsohn, Willis, Ganz, Fernandez-Moreno and Mitchell, respectively, the death benefits as of September 30, 2016 would be: $500,013; $2,221,574; $500,036; $500,027 and $500,130 respectively. For Ms. Schumann, the death benefits as of September 30, 2016 would be $500,043.

(10)	Ashland does not maintain any plans or arrangements that would provide additional or enhanced benefits to the named executive officers solely as a result of a voluntary termination.

(11)	The requirements for retirement and receiving benefits under the retirement plans are described under the Pension Benefits table to this proxy statement.

(12)

Under the Employees’ Deferral Plan, in an event of a change in control, the named executive officers will receive an automatic lump sum distribution of the benefit for deferrals made before January 1, 2005. Deferrals made on or after January 1, 2005 will not be automatically distributed upon a change in control, but rather will be distributed pursuant to each employee’s election and valued at the time of the distribution. To the extent that an executive’s account is invested in hypothetical shares of Ashland Common Stock, those shares would be valued at the highest price for which Ashland Common Stock closed during the 30 days preceding the change in control.

(13)

A termination after a change in control assumes a termination at September 30, 2016 and the change in control occurring at an earlier time. Therefore, column (f) would have already been received by the named executive officer.

(14)

Because Mr. Mitchell and Ms. Schumann are retirement eligible, under the Severance Pay Plan they would be eligible for payroll continuation. As such, during the payroll continuation period, Mr. Mitchell’s and Ms. Schumann’s SARs would continue to vest and any RS/RSUs that would have vested during that time would be accelerated pursuant to authorization of the P&C Committee.

Severance Pay Plan

The named executive officers are covered by the Severance Pay Plan that provides benefits in the event of a covered termination from employment in absence of a change in control. A termination for which benefits under the plan will be considered include those directly resulting from the permanent closing of a facility, job discontinuance, or other termination at Ashland’s

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initiative for which Ashland elects to provide benefits. Certain terminations are excluded from coverage by the Severance Pay Plan (for example, refusal to sign a severance agreement and release; discharge for less than effective performance, absenteeism or misconduct; or voluntary resignation).

In order for any executive to receive benefits and compensation payable under the Severance Pay Plan, the executive must agree to a general release of liability which relates to the period of employment and the termination. In addition, the executive must agree to refrain from engaging in competitive activity against Ashland and refrain from soliciting persons working for Ashland, soliciting customers of Ashland or otherwise interfering with Ashland’s business for a stated period of time following the termination. The executive must also agree not to disclose Ashland’s confidential information.

The benefit payable under the Severance Pay Plan to the Chief Executive Officer is 104 weeks of base pay and for all other named executive officers is 78 weeks of base pay. Payments will be made as payroll continuation in bi-weekly increments if the executive is retirement eligible (or would be at the end of the payroll continuation period). If the executive is not retirement eligible or paying the benefit as payroll continuation will not make the executive retirement eligible, the benefit is paid as a lump sum. Payment of such amounts may be subject to a six-month deferral in order to comply with Section 409A of the Code. On July 20, 2016 the P& C Committee amended the Severance Pay Plan to eliminate payroll continuation effective December 31, 2016. Effective January 1, 2017, the severance benefit will be payable as a lump sum only.

Any executive who receives payroll continuation may also remain in the medical, dental, vision, group life and pension plans for the executive’s benefit continuation period. The benefit continuation period in that case is two weeks for each completed year of service, with a maximum of 52 weeks. Any executive who receives a lump sum severance benefit will be eligible to elect COBRA continuation of coverage at active employee rates for a period of three months and at full cost thereafter. On July 20, 2016 the P&C Committee approved the discontinuation of payroll continuation for those eligible for benefits under the Ashland Severance Pay Plan, effective January 1, 2017.

Executive Change in Control Agreements

The named executive officers and certain other executives have change in control agreements with Ashland. These agreements describe the payments and benefits to which an executive is entitled if terminated after a change in control of Ashland. On October 5, 2015, the P&C Committee approved new executive change in control agreements for the named executive officers and other identified executive officers, and all such officers entered into the new agreements. The new change in control agreements clarify that the initial separation and final separation will not constitute a change in control for purposes of the agreements. In addition, the new change in control agreements narrow the circumstances in which the executive will have “good reason” to resign and become entitled to receive severance following a change in control. Also, two of the prior change in control agreements entitled executives to a tax “gross-up” for excise taxes payable on certain payments made to the individual in connection with a change in control of Ashland. The new change in control agreements exclude all excise tax “gross-up” provisions and instead provide for a “best-after-tax” cutback. Except for the modifications described above, the new change in control agreements are substantially the same as the prior change in control agreements with each identified executive officer. The agreements in effect as of September 30, 2016 are described below.

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If within two years after a change in control (see the Definitions section below) an executive’s employment is terminated without cause or the executive terminates employment for good reason (see the Definitions section below), the executive is entitled to the following:

•

For the Chief Executive Officer, payment of three times the sum of his highest annual base compensation and highest target percentage annual incentive compensation in respect of the prior three fiscal years preceding the fiscal year in which the termination occurs in a lump sum paid in the seventh month following termination;

•

For the other named executive officers, payment of two times the sum of his highest annual base compensation and highest target percentage annual incentive compensation in respect of the prior three fiscal years preceding the fiscal year in which the termination occurs in a lump sum paid in the seventh month following termination;

•	Continued participation in Ashland’s medical, dental and group life plans through December 31 of the second calendar year following the calendar year in which the executive was terminated;

•

Full payment at target in cash of any Performance Unit awards granted under LTIPP existing at the executive’s termination (less any amounts already paid under the LTIPP because of the change in control);

•	Payment in cash of all prior existing incentive compensation not already paid and pro-rata payment of any incentive compensation for the fiscal year in which the executive terminates at target level;

•	Outplacement services and financial planning services for one year after termination;

•	Payment of all unused, earned and accrued vacation in a lump sum in the seventh month following termination; and

•	Immediate vesting of all outstanding RS/RSUs, SARs and stock options.

As a condition to receiving the benefits and compensation payable under the agreement, each executive has agreed for a period of 24 months following termination following a change in control other than by reason of death or disability, for cause or voluntary termination, absent prior written consent of Ashland’s General Counsel, to refrain from engaging in competitive activity against Ashland; and to refrain from soliciting persons working for Ashland, soliciting customers of Ashland or otherwise interfering with Ashland’s business relationships. Pursuant to the agreement, each executive has also agreed not to disclose confidential information. If an executive breaches the agreement, Ashland has the right to recover benefits that have been paid to the executive. Finally, an executive may recover legal fees and expenses incurred as a result of Ashland’s unsuccessful legal challenge to the agreement or the executive’s interpretation of the agreement.

Definitions

“Cause” is any of the following:

•	Willfully failing to substantially perform duties after a written demand for such performance (except in the case of disability);

•	Willfully engaging in gross misconduct demonstrably injurious to Ashland after a written request to cease such misconduct; or

•	Conviction or plea of nolo contendere for a felony involving moral turpitude.

To be terminated for cause, the Board of Directors must pass a resolution by three quarters vote finding that the termination is for cause.

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“Good reason” includes any of the following that occurs after a change in control:

•	Significant diminution of position, duties or responsibilities;

•	Reduction to base salary of at least 15%;

•	Relocation exceeding 50 miles;

•	Failure to continue incentive plans, whether cash or equity, or any other plan or arrangement to receive Ashland securities; or

•	Material breach of the executive change in control agreement or a failure to assume such agreement.

“Change in control” is a complex definition, but may be summarized to include any of the following:

•

The consolidation or merger of Ashland into an unrelated entity in which the former Ashland shareholders own less than 50% of the outstanding shares of the new entity, except for a merger under which the shareholders before the merger have substantially the same proportionate ownership of shares in the entity immediately after the merger;

•	The sale, lease, exchange or other transfer of 80% or more of Ashland’s assets;

•	A shareholder approved liquidation or dissolution;

•	The acquisition of 20% or more of the outstanding shares of Ashland by an unrelated person without approval of the Board; or

•

Changes to Ashland’s Board during two consecutive years that result in a majority of the Board changing from its membership at the start of such two consecutive year period, unless two-thirds of the remaining Directors at the start of such two consecutive year period voted to approve such changes.

As noted above, the definition of “change in control” specifically excludes the initial separation and final separation.

SARs/Stock Options, Incentive Compensation, Restricted Stock/Restricted Stock Units and Performance Units

On July 15, 2015, the Committee approved the 2015 Incentive Plan, which provides for the Committee to have the option to grant awards under the 2015 Incentive Plan with double-trigger change in control provisions set forth in an award agreement. The default under the 2015 Incentive Plan is a single-trigger change in control provision. In connection with this amendment, the Committee also approved forms of the award agreements containing the double-trigger change in control provision. All awards granted to named executive officers under the 2015 Incentive Plan since this amendment have used the Double-Trigger Award Agreements.

In November 2015, the P&C Committee approved new form of award agreements that also exclude the plan to separate Ashland into two independent, publicly traded companies from the definition of “Change in Control.” Other than these changes, the Double-Trigger Agreements are substantially similar to the prior award agreements.

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The following table summarizes what may happen to SARs, stock options, incentive compensation, RS/RSUs and Performance Units granted under LTIPP upon termination from employment; death; disability or retirement; or in the event of a change in control under the 2011 Incentive Plan and the 2015 Incentive Plan, absent Double-Trigger Award Agreements, which are described in more detail above.

	Termination from Employment*	Death, Disability or Retirement*	Change in Control
SARs/Stock Options	Termination within one year of grant results in forfeiture; otherwise lesser of 30 days or the exercise period within which to exercise the vested SARs/stock options	May exercise vested SARs/stock options during the remainder of the exercise period	Immediately vest

Incentive Compensation	In general, termination before the last business day of the month prior to payment results in forfeiture.	Pro-rata payment based on actual achievement for entire performance period	Accelerate the performance period and pay based on actual achievement through the date of the change in control

Restricted Stock/Restricted Stock Units	Termination before vesting results in forfeiture	Occurrence of event before payment results in forfeiture	Immediately vest

Performance Units	In general, termination before payment results in forfeiture.	Pro-rata payment based on actual achievement for entire performance period	Accelerate the performance period and pay based on actual achievement for the period through the date of the change in control

*	P&C Committee has discretion to accelerate vesting of these benefits.

For purposes of the above table, the term “change in control” is defined in the applicable plan and has substantially the same meaning as it does in the executive change in control agreements. In addition, the award agreements and incentive plans provide for forfeiture and clawbacks in the event the participant breaches certain non-compete, non-solicitation and confidentiality (subject to whistleblower protections) covenants.

Executive Performance Incentive and Retention Program

In the event of a change in control prior to the final separation, all then outstanding Executive Performance Incentive and Retention Program awards will convert into a number of time-vested shares of Ashland Common Stock having the same terms and conditions (other than performance vesting), determined based on actual achievement of the performance goals as if the performance period ended on the date of the change in control, as determined by the P&C Committee. Such time-vested shares of Ashland Common Stock will remain subject to service-based vesting conditions if they are assumed or replaced by the surviving or resulting entity in such change in control. Any Executive Performance Incentive and Retention Program awards that are not assumed or replaced by the surviving or resulting entity in a change in control (whether prior to or following the final separation) will immediately vest.

If an Executive Performance Incentive and Retention Program participant is terminated without “cause” or due to the participant’s death or disability prior to the final separation and outside the context of a change in control, a pro rata portion of the award will vest subject to the achievement of the performance goal. If a participant is terminated without “cause” or due to the

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participant’s death or disability after the final separation and outside the context of a change in control, then the award will vest in full. If following a change in control (whether prior to or following the final separation) a participant is terminated without “cause” or due to the participant’s death or disability, or the participant terminates employment for “good reason” (as described below), then the award will vest in full.

For purposes of the Executive Performance Incentive and Retention Program awards, “good reason” means (1) a 15% or greater reduction in the participant’s base salary as in effect as of immediately prior to a change in control, (2) the relocation of the participant’s principal work location to a location outside a 50-mile radius from the participant’s principal work location as of a change in control and (3), solely in the case of Mr. Wulfsohn, the assignment during the final year of the vesting period of primary duties and responsibilities that are of a type substantially different from the type of duties and responsibilities performed by Mr. Wulfsohn as of immediately prior to a change in control.

SERP, Excess Plans, Qualified Pension Plan and Employees’ Deferral Plan

For payments and benefits under the qualified Pension Plan, except in the event of a change in control, see the Pension Benefits table and the narrative thereunder in this proxy statement. For payments and benefits under the Employees’ Deferral Plan, except in the event of a change in control, see the Non-Qualified Deferred Compensation table and the narrative thereunder in this proxy statement.

After a Change in Control

The term “change in control” is defined in the qualified Pension Plan and Employees’ Deferral Plan and has substantially the same meaning as it does in the executive change in control agreements.

For the qualified Pension Plan, no enhanced benefit results from a change in control. Under the Employees’ Deferral Plan, a change in control results in an automatic lump sum distribution of the benefit for deferrals made before January 1, 2005. Deferrals made on and after January 1, 2005, will not be automatically distributed upon a change in control, but rather will be distributed pursuant to each employee’s election and valued at the time of the distribution.

In connection with the initial separation, sponsorship of the SERP and Excess Plans were transferred to Valvoline. As a result, no payments are triggered in connection with a change in control of Ashland and, instead, will be triggered in connection with a change in control of Valvoline.

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AUDIT COMMITTEE REPORT

The Audit Committee currently is composed of six independent directors and operates under a written charter adopted by the Board of Directors. At its November 2016 meeting, the Board determined that all current Audit Committee members - Messrs. Cummins, Dempsey, Kirk, Manager, Rohr and Schaefer - are independent as defined by SEC rules, the listing standards of the New York Stock Exchange, which apply to Ashland, and Ashland’s Standards. The Board also determined that each member of the Audit Committee is an audit committee financial expert as defined by SEC rules. A description of each committee member’s financial experience is contained in their biographies under Proposal One - Election of Directors.

The Audit Committee assists in fulfilling the oversight responsibilities of the Board relating to the integrity of the Company’s financial statements and financial reporting process, the integrity of the Company’s systems of internal accounting and financial controls, the performance of the Company’s internal audit function and independent auditors, the independent auditors’ qualifications, independence and audit of the Company’s financial statements, the Company’s risk management policies and processes, the Company’s financial affairs, and legal and regulatory compliance requirements. During fiscal 2016, the Audit Committee met nine times, including teleconferences to discuss and review Ashland’s quarterly financial performance, associated news releases and quarterly reports on Form 10-Q.

The Company’s management has primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. The independent auditors are responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

Ernst & Young LLP (“EY”), an independent registered public accounting firm, was engaged to audit Ashland’s consolidated financial statements for fiscal 2016 and to issue an opinion on whether such statements present fairly, in all material respects, Ashland’s consolidated financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles. EY was also engaged to audit and to issue an opinion on the effectiveness of Ashland’s internal control over financial reporting. EY was also engaged to audit the stand-alone financial information of the Valvoline business for 2015 and 2016. Prior to any engagement of EY by Ashland, the engagement was approved in accordance with established policies and procedures. The Audit Committee reviewed and discussed with management and EY the audited financial statements, management’s assessment of the effectiveness of Ashland’s internal control over financial reporting and EY’s evaluation of Ashland’s internal control over financial reporting. The Audit Committee further reviewed EY’s judgment as to the quality and acceptability of Ashland’s accounting principles, financial reporting process and controls and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). In addition, the Audit Committee received and reviewed EY’s independence from management and Ashland including the matters in the written disclosures required by the PCAOB.

The Audit Committee has adopted strict guidelines on the use of the independent registered public accounting firm to provide non-audit services. The Audit Committee must pre-approve any non-audit services performed by the independent registered public accounting firm. In circumstances where the engagement of independent auditors to perform work beyond the scope of and not contemplated in the original pre-approval occurs, specific pre-approval of the additional services is required by the Audit Committee Chair prior to the engagement of the independent auditors for those services and must be subsequently approved by the Audit Committee at its next meeting. In fiscal 2016, approval was sought and granted to EY to perform certain non-audit related services. The Audit Committee has considered whether the provision of

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audit-related and other non-audit services by EY is compatible with maintaining EY’s independence and has concluded that EY’s independence is not compromised by providing such services.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that Ashland’s consolidated financial statements be accepted for inclusion in its Annual Report on Form 10-K for the fiscal year ended September 30, 2016, for filing with the SEC.

AUDIT COMMITTEE

George A. Schaefer, Jr., Chair

Brendan M. Cummins

William G. Dempsey

Stephen F. Kirk

Vada O. Manager

Mark C. Rohr

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that Ashland specifically incorporates the Audit Committee Report by reference therein.

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PROPOSAL TWO – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has recommended to the Board, and the Board has approved, the appointment of EY to audit Ashland’s Consolidated Financial Statements and Internal Controls Over Financial Reporting for fiscal 2017, subject to ratification by the stockholders at the Annual Meeting.

Fees (including out-of-pocket costs) paid to EY for fiscal years 2016 and 2015 totaled $14,703,000 and $6,985,000, respectively. Fees in 2016 were significantly impacted by the initial public offering of Valvoline Inc. and related activities to separate Ashland into two public companies comprising Ashland Global Holdings Inc. and Valvoline Inc. The following table presents fees for professional services rendered by EY for fiscal years 2016 and 2015, respectively.

	2016	2015
Audit Fees (1)	$11,232,000	$6,336,000
Audit-Related Fees (2)	2,000	2,000
Tax Fees (3)	3,469,000	647,000
All Other Fees (4)	0	0

(1)

Audit fees for fiscal 2016 and 2015 include fees and expenses associated with the annual audit of Ashland’s consolidated financial statements and internal controls over financial reporting and interim reviews of Ashland’s consolidated financial statements. Audit fees also include fees associated with various audit requirements of Ashland’s foreign subsidiaries (statutory requirements) and agreed upon procedures reports that are required to be issued by Ashland’s independent registered public accounting firm. Audit fees in 2016 also included fees related to (a) carve-out audits of stand-alone financial information of the Valvoline business for 2015 and 2016, (b) the initial public offering of Valvoline Inc., (c) debt issuances and financing transactions, and (d) audit procedures related to other separation related activities.

(2)	Audit-related fees included access to EY’s on-line accounting research tool.

(3)	Tax fees include fees principally incurred for assistance with U.S. and international tax planning and compliance.

(4)	There were no other fees.

Representatives of EY will attend the Annual Meeting to respond to questions from stockholders and will be given the opportunity to make a statement.

The stockholders are being asked to ratify the Audit Committee’s appointment of EY. The appointment of EY will be deemed ratified if votes cast in its favor exceed votes cast against it. Abstentions will not be counted as votes cast either for or against the proposal. If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of Ashland and its stockholders.

If no voting specification is made on a properly returned or voted proxy card, William A. Wulfsohn or Peter J. Ganz (proxies named on the proxy card) will vote FOR the ratification of EY as Ashland’s independent registered public accountants for fiscal 2017.

The Board of Directors recommends a vote FOR the ratification of EY as Ashland’s independent registered public accountants for fiscal 2017.

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PROPOSAL THREE – NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION PAID TO ASHLAND’S NAMED EXECUTIVE OFFICERS

Under Section 14A of the Exchange Act, the stockholders of Ashland are entitled to vote, on a non-binding advisory basis, at the Annual Meeting on a resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

In January 2011, Ashland’s Board approved a resolution providing that the executive compensation vote described in this Proposal Three shall be submitted to the stockholders annually.

Accordingly, the stockholders are being asked to vote upon, and the Board has approved and unanimously recommends, the following non-binding advisory resolution:

RESOLVED, that the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on Ashland, Ashland’s Board or the P&C Committee.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, Ashland’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Ashland’s strategic direction and achieve short-term and long-term performance goals necessary to create stockholder value.

Ashland has several governance programs in place to align executive compensation with stockholder interests and mitigate risks in its plans. These programs include: stock ownership guidelines, limited perquisites, an anti-hedging policy, an anti-pledging policy, use of tally sheets and a clawback policy.

The non-binding advisory resolution regarding the compensation of the named executive officers described in this Proposal Three shall be approved if the votes cast in favor of the resolution exceed the votes cast against the resolution. Abstentions and broker non-votes will not be counted as either votes cast for or against the resolution.

If no voting specification is made on a properly returned or voted proxy card, William A. Wulfsohn or Peter J. Ganz (proxies named on the proxy card) will vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement and described in this Proposal Three.

The Board has adopted a policy providing for annual non-binding advisory votes to approve executive compensation. Unless the Board modifies this policy, the next non-binding advisory vote to approve executive compensation will be held at Ashland’s 2018 Annual Meeting.

The Board of Directors unanimously recommends a vote FOR a non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

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PROPOSAL FOUR – FREQUENCY OF NON-BINDING ADVISORY STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

Under Section 14A of the Exchange Act, the stockholders of Ashland are also entitled to vote at the Annual Meeting on whether the non-binding advisory stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Exchange Act (and as described in Proposal Three of this proxy statement) should occur every one, two or three years. The stockholder vote on the frequency of the non-binding advisory stockholder vote to approve executive compensation is an advisory vote only, and it is not binding on Ashland or its Board.

Ashland’s Board has determined that an advisory stockholder vote on executive compensation every year is the best approach for Ashland and its stockholders for a number of reasons, including that it provides a consistent and clear communication channel for stockholder opinions about our executive compensation programs.

The advisory vote regarding the frequency of the stockholder vote described in this Proposal Four shall be determined by a plurality of the votes cast. Stockholders may indicate whether they would prefer an advisory vote on executive compensation every one, two or three years. The frequency of one year, two years or three years that receives the highest number of votes cast will be deemed by us as the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions will not be counted as either votes cast for or against the proposal.

If no voting specification is made on a properly returned or voted proxy card, William A. Wulfsohn or Peter J. Ganz (proxies named on the proxy card) will vote to conduct the advisory vote on executive compensation EVERY YEAR.

The Board of Directors unanimously recommends a vote for conducting future advisory votes on executive compensation EVERY YEAR.

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MISCELLANEOUS

Proxy Solicitation Costs

Ashland is soliciting the proxies to which this proxy statement relates. All costs of soliciting proxies, including the cost of preparing and mailing the Notice and the proxy statement and any accompanying material, will be borne by Ashland. Expenses associated with this solicitation may also include charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares. Solicitations may be made by mail, telephone, facsimile, electronic means and personal interview, and by officers and employees of Ashland, who will not be additionally compensated for such activity. Ashland has arranged for the services of Georgeson Shareholder Communications Inc. (“Georgeson”) to assist in the solicitation of proxies. Georgeson’s fees will be paid by Ashland and are estimated to be $15,000, excluding out-of-pocket expenses.

Stockholder Proposals for the 2018 Annual Meeting

Stockholders interested in presenting a proposal for consideration at the 2018 Annual Meeting may do so by following the procedures prescribed in SEC Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and Ashland’s By-laws. To be eligible for inclusion in the proxy statement for the 2018 Annual Meeting, stockholder proposals must be received by Ashland’s Secretary no later than August 9, 2017.

Ashland’s By-laws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must give written notice (as specified below) to the Secretary of Ashland not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder to be timely must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made (the “By-law Notice Deadline”). The first public disclosure of that date may be a press release or in a public filing with the SEC. Such notice must set forth as to each matter the stockholder proposes to bring before the annual meeting:

•	the name and address of each stockholder proposing such business, as they appear on Ashland’s books;

•	as to each stockholder proposing such business, the name and address of any Stockholder Associated Person;

•	as to each stockholder proposing such business and any Stockholder Associated Person, the Stockholder Information;

•

a representation that each such stockholder is a holder of record of stock of Ashland entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such business;

•

a brief description of the business desired to be brought before the annual meeting, the text of the proposal (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend Ashland’s By-laws, the text of the proposed amendment) and the reasons for conducting such business at the meeting;

•	any material interest of the stockholder and any Stockholder Associated Person in such business;

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•

a representation as to whether such stockholder intends (i) to deliver a proxy statement and form of proxy to holders of at least the percentage of Ashland’s outstanding capital stock required to approve or adopt such business or (ii) otherwise to solicit proxies from the stockholders in support of such business;

•

all other information that would be required to be filed with the SEC if the stockholder or any Stockholder Associated Person were participants in a solicitation subject to Section 14 of the Exchange Act; and

•	a representation that the stockholder shall provide any other information reasonably requested by Ashland.

The By-laws further provide that no business shall be conducted at any annual meeting except in accordance with the foregoing procedures and that the chair of any such meeting may refuse to permit any business to be brought before an annual meeting that is not made in compliance with the procedures described above or if the stockholder fails to comply with the representations set forth in the notice.

For any stockholder proposal that is not submitted for inclusion in next year’s proxy statement pursuant to SEC Rule 14a-8, but is instead sought to be considered as timely and presented directly at the 2018 Annual Meeting, SEC rules permit management to vote proxies in its discretion if: (1) Ashland receives written notice of the proposal before the By-law Notice Deadline, and Ashland advises stockholders in the 2018 Annual Meeting Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) Ashland does not receive notice of the proposal prior to the By-law Notice Deadline.

Other Matters

As of the date of this proxy statement, Ashland does not know of any business to be presented for consideration at the Annual Meeting, other than the items referred to in this proxy statement. In the event that any additional matter is properly brought before the meeting for stockholder action, properly voted proxies will be voted in accordance with the judgment of the named proxies.

Please vote by telephone or over the Internet, or fill in, sign and date the proxy card and return it in the accompanying prepaid envelope. If you attend the Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

PETER J. GANZ Senior Vice President, General Counsel and Secretary

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Appendix: Use of Non-GAAP Measures and Non-GAAP Reconciliations

Use of non-GAAP measures

Ashland has included within this document the following non-GAAP measures, on both a consolidated and reportable segment basis, which are not defined within U.S. GAAP and do not purport to be alternatives to net income or operating income.

•	EBITDA - net income (loss), plus income tax expense (benefit), net interest and other financing expenses, and depreciation and amortization.

•

Adjusted EBITDA - EBITDA adjusted for noncontrolling interests, discontinued operations, net gain (loss) on acquisitions and divestitures, other income and (expense) and key items (including the remeasurement gains and losses related to pension and other postretirement plans).

Management believes the use of EBITDA and Adjusted EBITDA measures on a consolidated and reportable segment basis assists investors in understanding the ongoing operating performance by presenting comparable financial results between periods. Ashland believes that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes and certain other charges that are highly variable from year to year, EBITDA and Adjusted EBITDA provide Ashland’s investors with performance measures that reflect the impact to operations from trends in changes in sales, margin and operating expenses, providing a perspective not immediately apparent from net income and operating income. The adjustments Ashland makes to derive the non-GAAP measures of EBITDA and Adjusted EBITDA exclude items which may cause short-term fluctuations in net income and operating income and which Ashland does not consider to be the fundamental attributes or primary drivers of its business. EBITDA and Adjusted EBITDA provide disclosure on the same basis as that used by Ashland’s management to evaluate financial performance on a consolidated and reportable segment basis and provide consistency in our financial reporting, facilitate internal and external comparisons of Ashland’s historical operating performance and its business units and provide continuity to investors for comparability purposes.

These non-GAAP measures should be considered supplemental in nature and should not be construed as more significant than comparable measures defined by U.S. GAAP. Limitations associated with the use of these non-GAAP measures include that these measures do not present all of the amounts associated with our results as determined in accordance with U.S. GAAP. The non-GAAP measures provided are used by Ashland management and may not be determined in a manner consistent with the methodologies used by other companies. EBITDA and Adjusted EBITDA provide a supplemental presentation of Ashland’s operating performance on a consolidated and reportable segment basis. Adjusted EBITDA generally includes adjustments for items that impact comparability between periods.

In accordance with U.S. GAAP, Ashland recognizes actuarial gains and losses for defined benefit pension and other postretirement benefit plans annually in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for a remeasurement during a fiscal year. Actuarial gains and losses occur when actual experience differs from the estimates used to allocate the change in value of pension and other postretirement benefit plans to expense throughout the year or when assumptions change, as they may each year. Significant factors that can contribute to the recognition of actuarial gains and losses include changes in discount rates used to remeasure pension and other postretirement obligations on an annual basis or upon a qualifying remeasurement, differences between actual and expected returns on plan assets and other changes in actuarial assumptions, for example, the life expectancy of plan participants.

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Management believes Adjusted EBITDA, which includes the expected return on pension plan assets yet excludes both the actual return on pension plan assets and the impact of actuarial gains and losses, provides investors with a meaningful supplemental presentation of Ashland’s operating performance. Management believes these actuarial gains and losses are primarily financing activities that are more reflective of changes in current conditions in global financial markets (and in particular interest rates) that are not directly related to the underlying business. For further information on the actuarial assumptions and plan assets referenced above, see the MD&A - Critical Accounting Policies - Employee benefit obligations and Note N of the Notes to Consolidated Financial Statements of Ashland’s 2016 Annual Report.

Business Unit EBITDA and Adjusted EBITDA

The EBITDA and Adjusted EBITDA amounts presented for each business unit are provided as a means to enhance the understanding of financial measurements that Ashland has internally determined to be relevant measures of comparison for each segment. Each of these non-GAAP measures is defined as follows: EBITDA (operating income plus depreciation and amortization), Adjusted EBITDA (EBITDA adjusted for key items, which may include pro forma effects for significant acquisitions or divestitures, as applicable), and Adjusted EBITDA margin (Adjusted EBITDA, which may include pro forma adjustments, divided by sales or sales adjusted for pro forma results). Ashland does not allocate items to each reportable segment below operating income, such as interest expense and income taxes. As a result, business unit EBITDA and Adjusted EBITDA are reconciled directly to operating income since it is the most directly comparable Statements of Consolidated Comprehensive Income caption.

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  Non-GAAP Reconciliations

Ashland Global Holdings Inc.
(In millions)	2016	2015
Net income (loss)	$(28)	$309
Income tax expense (benefit)	133	(22)
Net interest and other financing expense	182	174
Depreciation and amortization	331	335

EBITDA	618	796
Net income attributable to noncontrolling interest	(1)	-
Loss (income) from discontinued operations (net of taxes)	31	(118)
Losses on pension and other postretirement plan remeasurement	124	255
Impairments	181	25
Separation, restructuring and other costs, net	89	21
Net loss on divestitures	12	118
Legal reserve	15	-
Environmental reserve adjustments	15	12
Benefit/stock incentive adjustment	(11)	7
Accelerated depreciation	6	6
Customer claim adjustment	(5)	13
Tax indemnification adjustment	-	(16)

Adjusted EBITDA	$1,074	$1,119

  Specialty Ingredients

(In millions)	2016	2015
Operating income	$237	$239
Depreciation and amortization	239	238

EBITDA	476	477
Severance and other costs	(1)	17
Accelerated depreciation and asset impairment	4	6
Customer claim	(5)	13
Environmental reserve adjustment	2	3
Impairment of IPR&D assets	-	11

Adjusted EBITDA	$476	$527

  Performance Materials

(In millions)	2016	2015
Operating income (loss)	$(118)	$87
Depreciation and amortization	53	59

EBITDA	(65)	146
Impairment	181	-

Adjusted EBITDA	$116	$146

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  Valvoline

(In millions)	2016	2015
Operating income	$403	$359
Depreciation and amortization	38	38

EBITDA	441	397
Impairment of equity investment	-	14

Adjusted EBITDA	$441	$411

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V O T E B Y T E L E P H O N E

C/O CORPORATE ELECTION SERVICES P.O. BOX 1150 PITTSBURGH PA 15230	Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

V O T E B Y I N T E R N E T

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

V O T E B Y M A I L

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail

Call Toll-Free using a	Access the Website and	Return your proxy

touch-tone telephone:	cast your vote:	in the postage-paid

1-888-693-8683	www.cesvote.com	envelope provided

Telephone and Internet access is available 24 hours a day, 7 days a week.

In order to be counted in the final tabulation, your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on January 24, 2017 if you are a participant in the Ashland Employee Savings Plan, Ashland Union Employee Savings Plan, Leveraged Employee Stock Ownership Plan or the International Specialty Products Inc. 401(k) Plan, or by 6:00 a.m. on January 26, 2017 if you are a registered stockholder.

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ê    Proxy card must be signed and dated below.  Please fold and detach card at perforation before mailing.    ê

ASHLAND GLOBAL HOLDINGS INC.	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on January 26, 2017.

The undersigned hereby appoints William A. Wulfsohn and Peter J. Ganz, and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Ashland Global Holdings Inc. Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on January 26, 2017, and at any adjournment thereof.

Date:

(Sign Here)

INSTRUCTIONS: Please sign exactly as your name appears on this proxy. When signing as a fiduciary or on behalf of a corporation, bank, trust company, or other similar entity, your title or capacity should be shown.

Please sign, date, and return your proxy promptly in the enclosed envelope.

Proxy card must be signed and dated on the reverse side.

ê    Please fold and detach card at perforation before mailing.    ê

ASHLAND GLOBAL HOLDINGS INC.	PROXY

If you do not provide voting instructions, your proxy will be voted FOR proposals 1, 2, and 3, and 1 YEAR for proposal 4. The Board of Directors recommends a vote FOR proposals 1, 2, and 3, and 1 YEAR for proposal 4.

1.	Election of nine Directors to serve for a one-year term expiring in 2018, as set forth in the Proxy Statement.

Nominees:		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.	Brendan M. Cummins	☐	☐	☐	6.	George A. Schaefer, Jr.	☐	☐	☐

2.	William G. Dempsey	☐	☐	☐	7.	Janice J. Teal	☐	☐	☐

3.	Jay V. Ihlenfeld	☐	☐	☐	8.	Michael J. Ward	☐	☐	☐

4.	Barry W. Perry	☐	☐	☐	9.	William A. Wulfsohn	☐	☐	☐

5.	Mark C. Rohr	☐	☐	☐

2.	Ratification of the appointment of Ernst & Young LLP as independent registered public accountants for fiscal 2017.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	A non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	The stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended, should occur every:

☐ 1 YEAR	☐ 2 YEARS	☐ 3 YEARS	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side)